Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253759

PROSPECTUS

ChargePoint Holdings, Inc.

Up to 246,020,583 Shares of

Common Stock

6,521,568 Warrants to Purchase

Common Stock

This prospectus relates to the issuance by us of up to an aggregate of up to 10,470,562 shares of our common stock, $0.0001 par value per share (“Common Stock”) that are issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”), up to 6,521,568 shares of our Common Stock issuable upon exercise of private placement warrants issued to NGP Switchback, LLC (the “Private Warrants”) at an exercise price of $11.50 per share, and warrants to purchase up to 8,266,681 shares of our Common Stock at a weighted average exercise price of $6.92 per share (the “Other Warrants”) and, together with the Public Warrants and the Private Warrants, the “Warrants”). This prospectus also relates to the resale from time to time, upon the expiration of lock-up agreements, by (i) the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”) of up to 220,761,772 shares of our Common Stock and (ii) the selling holders of Private Warrants (the “Selling Warrantholders,” together with the Selling Stockholders, the “Selling Securityholders”).

The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Common Stock and Private Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices or as distributions in kind to their members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

We will pay certain offering fees and expenses and fees in connection with the registration of the Common Stock and Private Warrants and will not receive proceeds from the sale of the shares of Common Stock or Private Warrants by the Selling Securityholders. We will receive the proceeds from any exercise of any Warrants for cash.

Our Common Stock and Public Warrants are listed on the NYSE under the symbols “CHPT” and “CHPT WS,” respectively. On June 4, 2021, the closing price of our Common Stock was $28.11 and the closing price for our Public Warrants was $16.50.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On February 26, 2021 (the “Closing Date”), Switchback Energy Acquisition Corporation, our predecessor company (“Switchback”), consummated the previously announced merger pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020 (the “Business Combination Agreement”), by and among Switchback, Lightning Merger Sub Inc., a wholly owned subsidiary of Switchback incorporated in the State of Delaware (“Merger Sub”) and ChargePoint, Inc., a Delaware corporation (“Legacy ChargePoint”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy ChargePoint was effected through the merger of Merger Sub with and into Legacy ChargePoint, with Legacy ChargePoint surviving as the surviving company and as a wholly-owned subsidiary of the Company (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Switchback Energy Acquisition Corporation changed its name to ChargePoint Holdings, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “ChargePoint,” “we,” “us,” “our” and similar terms refer to ChargePoint Holdings, Inc. (f/k/a Switchback Energy Acquisition Corporation) and its consolidated subsidiaries (including Legacy ChargePoint). References to “Switchback” refer to our predecessor company prior to the consummation of the Business Combination.

FREQUENTLY USED

TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Company” and

“ChargePoint” refer to ChargePoint Holdings, Inc., a Delaware corporation:

•	“Board” or “Board of Directors” means the board of directors of ChargePoint.

•	“Business Combination” means the transactions described in the Business Combination Agreement.

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“Business Combination Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of September 23, 2020, by and among Switchback, Merger Sub and Legacy ChargePoint.

•	“ChargePoint” means ChargePoint Holdings, Inc., a Delaware corporation.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“DGCL” means the General Corporation Law of the State of Delaware.

•	“ESPP” means the ChargePoint Holdings, Inc. 2021 Employee Stock Purchase Plan.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Founder Shares” means 6,868,235 shares of Common Stock that currently are owned by the Initial Stockholders, The Founder Shares were shares of Class B Common Stock, par value $0.0001 per share, of Switchback that automatically converted into shares of Common Stock upon the closing of the Business Combination.

•	“Initial Stockholders” means the Sponsor together with Joseph Armes, Zane Arrott and Ray Kubis.

•	“Investment Company Act” means the Investment Company Act of 1940, as amended.

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“IPO” means Switchback’s initial public offering, consummated on July 30, 2019, of 31,411,763 units (including 1,411,763 units that were subsequently issued to the underwriters in connection with their partial exercise of their overallotment option) at $10.00 per unit.

•

“leader,” “leading,” “industry leadership,” “industry leading,” and other similar statements included in this prospectus regarding ChargePoint and its services are based on beliefs regarding its market position in its sector. ChargePoint bases its beliefs regarding these matters, including its estimates of its market share in its sector, on its collective institutional knowledge and expertise regarding its industries, markets and technology, which are based on, among other things, publicly available information, reports of government agencies, RFPs and the results of contract bids and awards, and industry research firms, as well as ChargePoint’s internal research, calculations and assumptions based on its analysis of such information and data. ChargePoint believes these assertions to be reasonable and accurate as of the date of this prospectus.

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

•	“Legacy ChargePoint” means ChargePoint, Inc., a Delaware corporation.

•	“Legacy ChargePoint Warrants” means warrants issued by Legacy ChargePoint that were assumed in the Business Combination.

•	“Merger Sub” means Lightning Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Switchback.

•	“NYSE” means the New York Stock Exchange.

•	“public shares” means shares of Common Stock included in the public units.

•

“public stockholders” means holders of public shares, including the Initial Stockholders to the extent the Initial Stockholders hold public shares; provided, that the Initial Stockholders are considered a “public stockholder” only with respect to any public shares held by them.

•	“public units” means the units sold in the IPO, consisting of one share of Common Stock and one-third of one Public Warrant.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Second A&R Bylaws” means our second amended and restated bylaws, dated February 26, 2021.

•	“Second A&R Charter” means our second amended and restated certificate of incorporation, dated February 26, 2021.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“SOX” means the Sarbanes-Oxley Act of 2002.

•	“Sponsor” means NGP Switchback, LLC, a Delaware limited liability company.

•	“Switchback” means Switchback Energy Acquisition Corporation, a Delaware corporation, prior to the completion of the Business Combination.

•	“Transfer Agent” means Continental Stock Transfer & Trust Company.

•	“U.S. GAAP” means U.S. generally accepted accounting principles.

•	“Warrants” means the Public Warrants, Private Warrants and Other Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act in this Prospectus. All statements, other than statements of present or historical fact included in this Prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, future operating results, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of, fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of the Company. These forward- looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause the actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward- looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, except as otherwise required by applicable law, the Company specifically disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Prospectus. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date hereof. Accordingly, undue reliance should not be placed upon the forward-looking statements. The Company cautions you that these forward-looking statements are subject to numerous risk and uncertainties, most of which are all difficult to predict and many of which are beyond the control of the Company.

The following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	ChargePoint’s success in retaining or recruiting, or changes in, its officers, key employees or directors;

•	changes in applicable laws or regulations;

•	the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of ChargePoint;

•	ChargePoint’s ability to expand its business in Europe;

•	the EV market may not continue to grow as expected;

•	ChargePoint may not attract a sufficient number of fleet owners as customers;

•	incentives from governments or utilities may be reduced, which could reduce demand for EVs;

•	the impact of competing technologies that could reduce the demand for EVs;

•	technological changes;

•	data security breaches or other network outages;

•	ChargePoint’s ability to remediate its material weaknesses in internal control over financial reporting;

•	the possibility that ChargePoint may be adversely affected by other economic, business or competitive factors; and

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any further changes to our financial statements that may be required due to SEC comments to the Form 10-K/A or further guidance regarding the accounting treatment of the Warrants, and the restatement’s quantitative effects.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other risk factors included herein. Forward-looking statements reflect current views about ChargePoint’s plans, strategies and prospects, which are based on information available as of the date of this prospectus. Except to the extent required by applicable law, ChargePoint undertakes no obligation (and expressly disclaims any such obligation) to update or revise the forward-looking statements whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and other similar terms refer to ChargePoint.

ChargePoint

ChargePoint is a leading EV charging network provider committed to enabling the electrification of mobility for all people and goods. Years before EVs were widely available, ChargePoint envisioned a new way of fueling, conveniently located where drivers live, work and play. By pioneering networked EV charging, ChargePoint has helped make electrified mobility a reality, with consumers and fleets rapidly adopting EVs. With 13 years of focused development, over 4,000 existing commercial customers and over $1.1 billion of capital raised from a diversified set of high-profile investors from automotive, energy, manufacturing and venture funding, ChargePoint is driving the shift to electric mobility by providing charging solutions in North America and Europe for all segments, including commercial (e.g., retail, workplace, parking, recreation, education and highway fast charge), fleet (e.g., delivery, logistics, motorpool, transit and shared mobility) and residential (e.g., homes, apartments and condos).

The mailing address of ChargePoint’s principal executive office is 240 East Hacienda Avenue, Campbell, CA 95008, and its telephone number is (408)-841-4500.

For more information about ChargePoint, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint,” “Risk Factors” and the financial statements of ChargePoint included herein.

The Business Combination

On February 26, 2021 (the “Closing Date”), ChargePoint consummated the previously announced business combination (the “Closing”) pursuant to the Business Combination Agreement. At the Closing, Merger Sub merged with and into Legacy ChargePoint, with Legacy ChargePoint surviving the merger as a wholly owned subsidiary of ChargePoint (the “Merger”). As a result of the Business Combination, Legacy ChargePoint became a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Business Combination Agreement, each stockholder of Legacy ChargePoint received 0.9966 shares of Common Stock and the contingent right to receive certain Earnout Shares (as defined below), for each share of Legacy ChargePoint common stock, par value $0.0001 per share, owned by such Legacy ChargePoint stockholder that was outstanding immediately prior to the Closing (other than any shares of Legacy ChargePoint restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225 million. Additionally, at the Closing, after giving effect to the forfeiture contemplated by the Founders Stock Letter (as defined below), each outstanding Founder Share was converted into a share of Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, the Sponsor exercised its right to convert a portion of the working capital loans made by the Sponsor to the Company into an additional 1,000,000 Private Warrants at a price of $1.50 per warrant in satisfaction of $1.5 million principal amount of such loans.

In addition, pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (1) warrants to purchase shares of capital stock of Legacy ChargePoint were converted into warrants to purchase an aggregate of 38,761,031 shares of Common Stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of Legacy ChargePoint were converted into options to purchase an aggregate of 30,135,695 shares of Common Stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of Legacy ChargePoint that were outstanding pursuant to the “early exercise” of ChargePoint options were converted into an aggregate of 345,689 restricted shares of ChargePoint.

During the time period between the Closing Date and the five-year anniversary of the Closing Date, eligible former equityholders of Legacy ChargePoint may receive up to 27,000,000 additional shares of Common Stock (the “Earnout Shares”) in the aggregate in three equal tranches if certain earnout conditions (as further described in the Business Combination Agreement) are fully satisfied. The first two triggering events for up to 18,000,000 of the Earnout Shares occurred on March 12, 2021 and, after the withholding of some of these Earnout Shares for tax withholding, 17,539,667 Earnout Shares were issued on March 19, 2021. The Earnout Shares are not subject to a lock-up agreement and may be sold publicly following receipt.

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 10 before making a decision to invest in our Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

•	ChargePoint is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

•

ChargePoint has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

•	ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

•	Failure to effectively expand ChargePoint’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

•	ChargePoint faces risks related to health pandemics, including the recent coronavirus (“COVID-19”) pandemic, which could have a material adverse effect on its business and results of operations.

•	ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business.

•

ChargePoint’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as ChargePoint expands the scope of such services with other parties.

•	While ChargePoint to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

•

If ChargePoint is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

•	ChargePoint is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

•	Some members of ChargePoint’s management have limited experience in operating a public company.

•	ChargePoint may need to raise additional funds and these funds may not be available when needed.

•	ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators.

•

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ChargePoint’s business.

•

ChargePoint’s headquarters and other facilities are located in an active earthquake zone; an earthquake or other types of natural disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California, could disrupt and harm its operations and those of ChargePoint’s customers.

•	ChargePoint’s stock price will be volatile.

•	ChargePoint has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.

•	Concentration of ownership among ChargePoint’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•	ChargePoint’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

•

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations.

•	ChargePoint’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•

ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations.

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ChargePoint’s Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of its Common Stock.

THE OFFERING

Issuer	ChargePoint Holdings, Inc.

Issuance of Common Stock

Shares of Common Stock Offered by Us	25,258,811 shares of common stock issuable upon exercise of the Warrants

Shares of Common Stock Outstanding Prior to Exercise of the Warrants	277,768,357 shares

Shares of Common Stock Outstanding Assuming Exercise of the Warrants	303,027,168 shares

Exercise Price of Public Warrants and Private Warrants	$11.50 per share, subject to adjustment as described herein

Weighted Average Exercise Price of Other Warrants	$6.92 per share, subject to adjustment as described herein

Use of Proceeds	We will receive proceeds equal to the aggregate exercise price from any exercises of the Warrants, assuming the exercise of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Private Warrants

Common Stock Offered by the Selling Stockholders	Up to 220,761,772 shares.

Private Warrants to be sold by the Selling Warrantholders	6,521,568 warrants

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock or Private Warrants by the Selling Securityholders.

Market for Our Shares of Common Stock and Warrants	Our Common Stock and Public Warrants are listed on the NYSE under the symbol “CHPT” and “CHPT WS,” respectively.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Summary of Principal Risks Associated with ChargePoint’s Business

•	ChargePoint is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

•

ChargePoint has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

•	ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

•	ChargePoint faces risks related to health pandemics, including the recent coronavirus pandemic, which could have a material adverse effect on its business and results of operations.

•	ChargePoint faces risks related to health pandemics, including the recent coronavirus pandemic, which could have a material adverse effect on its business and results of operations.

•	ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business.

•

ChargePoint’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as ChargePoint expands the scope of such services with other parties.

•	While ChargePoint to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

•

If ChargePoint is unable to attract and retain key employees and hire qualified management, technical engineering and sale personnel, its ability to compete and successfully grow its business would be harmed.

•	ChargePoint is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

•	Some members of ChargePoint’s management have limited experience in operating a public company.

•	ChargePoint may need to raise additional funds and these funds may not be available when needed.

•	ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators.

•

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ChargePoint’s business.

•

ChargePoint’s headquarters and other facilities are located in an active earthquake zone; an earthquake or other types of natural disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California, could disrupt and harm its operations and those of ChargePoint’s customers.

•	ChargePoint’s stock price will be volatile, and you may not be able to sell shares at or above the price at the Closing.

•	ChargePoint has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.

•	Concentration of ownership among ChargePoint’s existing executive officers, directors and their affiliate may prevent new investors from influencing significant corporate decisions.

•	ChargePoint’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

•

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations.

•	ChargePoint’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•

ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations.

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ChargePoint’s Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of its Common Stock.

Risks Related to ChargePoint’s Business

ChargePoint is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

ChargePoint incurred a net loss of $197.0 million for the year ended January 31, 2021 and as of January 31, 2021, ChargePoint had an accumulated deficit of approximately $679.4 million. ChargePoint believes it will continue to incur operating and net losses each quarter for the near term. Even if it achieves profitability, there can be no assurance that it will be able to maintain profitability in the future. ChargePoint’s potential profitability is particularly dependent upon the continued adoption of EVs by consumers and fleet operators, the widespread adoption of electric trucks and other vehicles and other electric transportation modalities, which may not occur.

ChargePoint has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

ChargePoint has experienced rapid growth in recent periods. For example, the number of employees has grown from 743 as of January 31, 2020 to 834 as of January 31, 2021, including 77 employees in Europe as of January 31, 2020 to 101 as of January 31, 2021. The growth and expansion of its business has placed and continues to place a significant strain on management, operations, financial infrastructure and corporate culture. In the event of further growth, ChargePoint’s information technology systems and ChargePoint’s internal control over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate funds. ChargePoint may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, ChargePoint will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect its business performance and operating results.

ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new and competition is still developing. ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. Some European customers require solutions not yet available and ChargePoint’s recent entrance into Europe requires establishing itself against existing competitors. In addition, there are multiple competitors in Europe with limited funding, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider.

In addition, there are other means for charging EVs, which could affect the level of demand for onsite charging capabilities at businesses. For example, Tesla Inc. continues to build out its supercharger network across the United States for its vehicles, which could reduce overall demand for EV charging at other sites. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many EV charging manufacturers, including ChargePoint, are offering home charging equipment, which could reduce demand for on premise charging capabilities of potential customers and reduce the demand for onsite charging capabilities if EV owners find charging at home to be sufficient.

Further, ChargePoint’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than ChargePoint to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put ChargePoint at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of ChargePoint’s current or future target markets, which could create price pressure. In light of these factors, even if ChargePoint’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If ChargePoint fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

Failure to effectively expand ChargePoint’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

ChargePoint’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. Sales and marketing expenses represent a significant percentage of its total revenue, and its operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

ChargePoint is substantially dependent on its direct sales force to obtain new customers. ChargePoint plans to continue to expand its direct sales force both domestically and internationally but it may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect its ability to expand its sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and ChargePoint may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for direct sales personnel with strong sales skills and technical knowledge. ChargePoint’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. ChargePoint’s business will be harmed if continuing investment in its sales and marketing capabilities does not generate a significant increase in revenue.

ChargePoint faces risks related to health pandemics, including the recent coronavirus (“COVID-19”) pandemic, which could have a material adverse effect on its business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world. Any sustained downturn in demand for EVs would harm ChargePoint’s business.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures may adversely impact ChargePoint’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact demand for EV charging stations, particularly at workplaces. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

ChargePoint has modified its business practices by recommending that all non-essential personnel work from home and cancelling or reducing physical participation in sales activities, meetings, events and conferences. ChargePoint has also implemented additional safety protocols for essential workers, has implemented cost cutting measures in order to reduce its operating costs, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of ChargePoint’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for charging stations and services will decline.

The extent to which the COVID-19 pandemic impacts ChargePoint’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, ChargePoint may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for ChargePoint’s products and services.

ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business.

ChargePoint relies on a limited number of suppliers to manufacture its charging stations, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases ChargePoint’s risks, since it does not currently have proven reliable alternatives or replacement manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, ChargePoint’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location.

If ChargePoint experiences a significant increase in demand for its charging stations, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires ChargePoint to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on ChargePoint’s business, financial condition and operating results.

In addition, as a result of the Business Combination, ChargePoint became subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) to diligence, disclose, and report whether or not its products contain minerals originating from the Democratic Republic of the Congo and adjoining countries, or conflict minerals. ChargePoint will incur additional costs to comply with these disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. These requirements could adversely affect the sourcing, availability, and pricing of minerals used in the components used in its products. It is also possible that ChargePoint’s reputation may be adversely affected if it determines that certain of its products contain minerals not determined to be conflict-free or if it is unable to alter its products, processes or sources of supply to avoid use of such materials. ChargePoint may also encounter end-customers who require that all of the components of the products be certified as conflict free. If ChargePoint is not able to meet this requirement, such end-customers may choose to purchase products from a different company.

ChargePoint’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as ChargePoint expands the scope of such services with other parties.

ChargePoint does not typically install charging stations at customer sites. These installations are typically performed by ChargePoint partners or electrical contractors with an existing relationship with the customer and/ or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact ChargePoint’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact ChargePoint’s business and profitability.

Furthermore, ChargePoint may in the future elect to install charging stations at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require ChargePoint to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to ChargePoint or cause customers to become dissatisfied with the solutions ChargePoint offers.

While ChargePoint to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

ChargePoint may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into ChargePoint’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If ChargePoint completes future acquisitions, it may not ultimately strengthen its competitive position or achieve its goals and business strategy; ChargePoint may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions ChargePoint completes could be viewed negatively by its customers, investors, and securities analysts; and ChargePoint may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, ChargePoint may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties, which may differ from or be more significant than the risks ChargePoint’s business faces. If ChargePoint is unsuccessful at integrating future acquisitions in a timely manner, or the technologies and operations associated with such acquisitions, the revenue and operating results of the combined company could be adversely affected. Any integration process may require significant time and resources, which may disrupt ChargePoint’s ongoing business and divert management’s attention, and ChargePoint may not be able to manage the integration process successfully or in a timely manner. ChargePoint may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions. ChargePoint may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect its financial condition or the market price of its Common Stock. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to ChargePoint’s stockholders. The occurrence of any of these risks could harm ChargePoint’s business, operating results, and financial condition.

If ChargePoint is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

ChargePoint’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business. ChargePoint’s future performance also depends on the continued services and continuing contributions of its senior management to execute on its business plan and to identify and pursue new opportunities and product innovations. The loss of services of senior management, or the ineffective management of any leadership transitions, especially within ChargePoint’s sales organization, could significantly delay or prevent the achievement of its development and strategic objectives, which could adversely affect its business, financial condition, and operating results.

Competition for employees can be intense, particularly in Silicon Valley where ChargePoint is headquartered, and the ability to attract, hire and retain them depends on ChargePoint’s ability to provide competitive compensation. ChargePoint may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its global business strategy.

ChargePoint is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

ChargePoint’s primary operations are in the United States and it maintains contractual relationships with parts and manufacturing suppliers in Asia, Mexico and other locations. Also, ChargePoint is continuing to invest to increase its presence in Europe and to expand a primarily software development team in India. Managing this expansion requires additional resources and controls, and could subject ChargePoint to risks associated with international operations, including:

•	conformity with applicable business customs, including translation into foreign languages and associated expenses;

•	lack of availability of government incentives and subsidies;

•	challenges in arranging, and availability of, financing for customers;

•	potential changes to its established business model;

•	cost of alternative power sources, which could vary meaningfully outside the United States;

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difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

•	installation challenges;

•	differing driving habits and transportation modalities in other markets;

•	different levels of demand among commercial, fleet and residential customers;

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compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the European Union (the “EU”) General Data Protection Regulation (“GDPR”), national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•	compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Anti-Bribery Act;

•	conforming products to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•	difficulty in establishing, staffing and managing foreign operations;

•	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•	restrictions on repatriation of earnings;

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compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•	regional economic and political conditions.

As a result of these risks, ChargePoint’s current expansion efforts and any potential future international expansion efforts may not be successful.

Some members of ChargePoint’s management have limited experience in operating a public company.

Some of ChargePoint’s executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our company. ChargePoint may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

ChargePoint may need to raise additional funds and these funds may not be available when needed.

ChargePoint may need to raise additional capital in the future to further scale its business and expand to additional markets. ChargePoint may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. ChargePoint cannot be certain that additional funds will be available on favorable terms when required, or at all. If ChargePoint cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If ChargePoint raises funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict ChargePoint’s business, or other unfavorable terms. In addition, to the extent ChargePoint raises funds through the sale of additional equity securities, ChargePoint stockholders would experience additional dilution.

ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators.

ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators. The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis and on the timelines ChargePoint anticipates. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators, as they are often larger organizations, with more formal procurement processes than smaller commercial site hosts. Fleet operators may also require significant additional services and support, and if ChargePoint is unable to provide such services and support, it may adversely affect its ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect ChargePoint’s business and results of operations.

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ChargePoint’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in ChargePoint’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on ChargePoint’s systems in the future. Any attempts by cyber attackers to disrupt ChargePoint’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and ChargePoint may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm ChargePoint’s reputation, brand and ability to attract customers.

ChargePoint has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If ChargePoint’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

ChargePoint has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

ChargePoint’s headquarters and other facilities are located in an active earthquake zone; an earthquake or other types of natural disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California, could disrupt and harm its operations and those of ChargePoint’s customers.

ChargePoint conducts a majority of its operations in the San Francisco Bay area in an active earthquake zone. The occurrence of a natural disaster such as an earthquake, drought, flood, fire (such as the recent extensive wildfires in California), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in its business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm its business, financial condition and results of operations. The insurance ChargePoint maintains against fires, earthquakes and other natural disasters may not be adequate to cover losses in any particular case.

In addition, rolling public safety power shut offs in California or other states can affect user acceptance of EVs, as charging may be unavailable at the desired times, or at all during these events. These shut offs could also affect the ability of fleet operators to charge their EVs, which, for example, could adversely affect transportation schedules or any service level agreements to which either ChargePoint or the fleet operator may be a party. If these events persist, the demand for EVs could decline, which would result in reduced demand for charging solutions.

Risks Related to the EV Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ChargePoint’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the current litigation between the state of California and the National Highway Traffic Safety Administration (“NHTSA”) could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, and could be followed by many other states. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect ChargePoint’s business, operating results, financial condition and prospects.

ChargePoint’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

ChargePoint’s future growth is highly dependent upon the adoption of EVs by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, ChargePoint’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•	perceptions about EV features, quality, safety, performance and cost;

•	perceptions about the limited range over which EVs may be driven on a single battery charge;

•	competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•	volatility in the cost of oil and gasoline;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV battery’s ability to hold a charge over time;

•	availability of service for EVs;

•	consumers’ perception about the convenience and cost of charging EVs;

•	increases in fuel efficiency;

•	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•	relaxation of government mandates or quotas regarding the sale of EVs; and

•	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and ChargePoint’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect ChargePoint’s business, financial condition and operating results.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. In particular, ChargePoint’s marketing efforts have heavily relied upon federal tax credits available to purchasers of its EV charging stations that effectively provide purchasers with a significantly discounted purchase price. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect ChargePoint’s financial results.

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, ChargePoint has heavily relied upon the availability of federal tax credits to purchasers under Section 30C of the Code to market its EV charging stations, which can effectively provide such purchasers with up to a 30% discount off the purchase price of ChargePoint’s EV charging stations. The credits under Section 30C of the Code are set to expire on December 31, 2021 and thus would not be available to ChargePoint’s customers unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives, including the credit under Section 30C of the Code, could materially reduce the demand for EVs and ChargePoint’s solutions and, as a result, may adversely impact ChargePoint’s business and expansion potential.

ChargePoint also derives other revenue from regulatory credits. If government support of these credits declines, ChargePoint’s ability to generate this other revenue in the future would be adversely affected. Recently, ChargePoint has derived a slight majority of its other revenue from regulatory credits, and ChargePoint expects revenue from this source will decline as a percentage of other and total revenue over time. Further, the availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, ChargePoint’s revenue from these credits would be adversely impacted.

The EV charging market is characterized by rapid technological change, which requires ChargePoint to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and ChargePoint’s financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology and/or ChargePoint’s products. ChargePoint’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV technologies change, ChargePoint may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. Even if ChargePoint is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

ChargePoint cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage ChargePoint’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase ChargePoint’s competitors’ products or services.

If ChargePoint is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

This prospectus includes estimates of the addressable market for ChargePoint’s solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts in this prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this prospectus, ChargePoint’s business could fail to grow at similar rates.

Risks Related to ChargePoint’s Technology, Intellectual Property and Infrastructure

ChargePoint expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to ChargePoint.

ChargePoint’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. ChargePoint plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. ChargePoint’s research and development expenses were $75.0 million, $69.5 million and $50.5 million during the fiscal years ended January 31, 2021, 2020 and 2019, respectively, and are likely to grow in the future. Further, ChargePoint’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

ChargePoint may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge ChargePoint to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that ChargePoint will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, ChargePoint may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase ChargePoint’s operating expenses. In addition, if ChargePoint is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that ChargePoint’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to ChargePoint’s products and services, ChargePoint may be required to indemnify such customers and business partners. If ChargePoint were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

ChargePoint’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

ChargePoint’s success depends, at least in part, on ChargePoint’s ability to protect its core technology and intellectual property. To accomplish this, ChargePoint relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of ChargePoint’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures ChargePoint takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications ChargePoint submits may not result in the issuance of patents;

•	the scope of issued patents may not be broad enough to protect proprietary rights;

•	any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•	current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

•	know-how and other proprietary information ChargePoint purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•	proprietary designs and technology embodied in ChargePoint’s products may be discoverable by third- parties through means that do not constitute violations of applicable laws.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, ChargePoint’s intellectual property rights may not be as strong or as easily enforced outside of the United States.

Certain patents in the EV space may come to be considered “standards essential.” If this is the case with respect to any of ChargePoint’s patents, it may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of ChargePoint technology and intellectual property, and those derivative works may become directly competitive with ChargePoint’s offerings. Finally, ChargePoint may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by ChargePoint’s vendors in connection with design and manufacture of ChargePoint’s products, thereby jeopardizing ChargePoint’s ability to obtain a competitive advantage over its competitors.

The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV station management, coupled with utilities and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may choose to utilize their own proprietary systems, which could lock out competition for EV charging stations, or to use their size and market position to influence the market, which could limit ChargePoint’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with ChargePoint’s infrastructure, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and, as a result, may have a material adverse effect on its revenues or results of operations.

ChargePoint’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

ChargePoint may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that ChargePoint carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, ChargePoint’s customers could be subjected to claims as a result of such incidents and may bring legal claims against ChargePoint to attempt to hold it liable. Any of these events could adversely affect ChargePoint’s brand, relationships with customers, operating results or financial condition.

Across ChargePoint’s product line, ChargePoint develops equipment solutions based on preferred second source or common off-the-shelf vendors. However, due to its designs, ChargePoint does rely on some single source vendors, the unavailability or failure of which can pose risks to supply chain or product shipping situations.

Furthermore, ChargePoint’s software platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. ChargePoint’s software has contained defects and errors and may in the future contain undetected defects or errors. ChargePoint is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if ChargePoint’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect ChargePoint’s business and results of its operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although ChargePoint has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on ChargePoint’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, ChargePoint relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third-parties may assert a copyright claim against ChargePoint regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force ChargePoint to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage ChargePoint has due to the secrecy of its source code.

Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of ChargePoint’s subscription services, harm its business and subject it to liability.

ChargePoint currently serves customers from third-party data center facilities operated by Amazon Web Services (“AWS”) located in the United States, Europe and Canada. In addition to AWS, some ChargePoint services are housed in third-party data centers operated by Rackspace in the United States. Any outage or failure of such data centers could negatively affect ChargePoint’s product connectivity and performance. ChargePoint’s primary environments are behind the Content Delivery Network operated by Cloudflare, and any interruptions of Cloudflare’s services could negatively affect ChargePoint’s product connectivity and performance. Furthermore,

ChargePoint depends on connectivity from its charging stations to its data centers through cellular service providers, such as Verizon Wireless. Any incident affecting a data center facility’s or a cellular service provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of ChargePoint’s services.

Any damage to, or failure of, ChargePoint’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in ChargePoint’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. ChargePoint’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

Customer-Related Risks

ChargePoint may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

ChargePoint relies on data collected through charging stations or its mobile application, including usage data and geolocation data. ChargePoint uses this data in connection with the research, development and analysis of its technologies. ChargePoint’s inability to obtain necessary rights to use this data or freely transfer this data out of, for example, the European Economic Area, could result in delays or otherwise negatively impact ChargePoint’s research and development efforts.

If ChargePoint fails to offer high-quality support to station owners and drivers, its business and reputation will suffer.

Once a customer has installed ChargePoint charging stations and subscribed to ChargePoint’s services, station owners and drivers will rely on ChargePoint to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and drivers can receive reliable charging for their EVs. The importance of high-quality customer support will increase as ChargePoint seeks to expand its business and pursue new customers and geographies. If ChargePoint does not quickly resolve issues and provide effective support, its ability to retain customers or sell additional products and services to existing customers could suffer and its brand and reputation could be harmed.

ChargePoint’s business will depend on customers renewing their services subscriptions. If customers do not continue to use its subscription offerings or if they fail to add more stations, its business and operating results will be adversely affected.

In addition to selling charging station hardware, ChargePoint also depends on customers continuing to subscribe to its EV charging services and extended warranty coverages. Therefore, it is important that customers renew their subscriptions when the contract term expires and add additional charging stations and services to their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging stations, prices, features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms or if they fail to add products or services, ChargePoint’s business and operating results will be adversely affected.

Changes in subscriptions or pricing models may not be reflected in near-term operating results.

ChargePoint generally recognizes subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.

Financial, Tax and Accounting-Related Risks

ChargePoint’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of its Common Stock.

ChargePoint’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause ChargePoint’s financial condition and results of operations to fluctuate on a quarterly basis:

•	the timing and volume of new sales;

•	fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations;

•	the timing of new product introductions, which can initially have lower gross margins;

•	weaker than anticipated demand for charging stations, whether due to changes in government incentives and policies or due to other conditions;

•	fluctuations in sales and marketing or research and development expenses;

•	supply chain interruptions and manufacturing or delivery delays;

•	the timing and availability of new products relative to customers’ and investors’ expectations;

•	the length of the sales and installation cycle for a particular customer;

•	the impact of COVID-19 on ChargePoint’s workforce, or those of its customers, suppliers, vendors or business partners;

•	disruptions in sales, production, service or other business activities or ChargePoint’s inability to attract and retain qualified personnel; and

•	unanticipated changes in federal, state, local or foreign government incentive programs, which can affect demand for EVs.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the Common Stock.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect ChargePoint’s business and future profitability.

ChargePoint is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide operations. Moreover, the majority of ChargePoint’s operations and customers are located in the United States, and as a result, ChargePoint is subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on ChargePoint’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to ChargePoint.

For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended, or the Code, and certain provisions of the Tax Act may adversely affect ChargePoint. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The Tax Act could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the U.S. Treasury and IRS, any of which could mitigate or increase certain adverse effects of the legislation.

In addition, the Tax Act may impact taxation in other jurisdictions, including with respect to state income taxes as state legislatures respond to the Tax Act. Additionally, other foreign governing bodies have and may enact changes to their tax laws in reaction to the Tax Act that could result in changes to ChargePoint’s global tax position and materially adversely affect its business and future profitability.

As a result of ChargePoint’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, ChargePoint’s tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or ChargePoint may be subject to future changes in tax law, the impacts of which could adversely affect ChargePoint’s after-tax profitability and financial results.

Because ChargePoint does not have a long history of operating at its present scale and it has significant expansion plans, ChargePoint’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect ChargePoint’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) ChargePoint’s operating results before taxes.

Additionally, after the Business Combination, ChargePoint’s operations will be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to its income, operations and subsidiaries related to those jurisdictions. ChargePoint’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce ChargePoint’s tax liabilities, (b) changes in the valuation of ChargePoint’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of ChargePoint’s earnings subject to tax in the various jurisdictions in which ChargePoint operates or has subsidiaries, (f) the potential expansion of ChargePoint’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to ChargePoint’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of ChargePoint’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) ChargePoint’s ability to structure ChargePoint’s operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, ChargePoint may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on ChargePoint’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with ChargePoint’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If ChargePoint does not prevail in any such disagreements, its profitability may be affected.

ChargePoint’s after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact ChargePoint’s taxation, especially as ChargePoint expands its relationships and operations internationally.

The ability of ChargePoint to utilize net operating loss and tax credit carryforwards following the Business Combination is conditioned upon ChargePoint attaining profitability and generating taxable income. ChargePoint has incurred significant net losses since inception and it is anticipated that ChargePoint will continue to incur significant losses. Additionally, ChargePoint’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

As of January 31, 2021, ChargePoint had $434.7 million of U.S. federal and $229.7 million of California net operating loss carryforwards available to reduce future taxable income, of which $281.9 million of the U.S. federal net operating loss carryforwards can be carried forward indefinitely. The U.S. federal and California state net operating loss carryforwards begin to expire in 2028. In addition, ChargePoint had net operating loss carryforwards for other states of $134.7 million, which begin to expire in 2022. The Tax Act included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. Under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which modified the Tax Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is possible that ChargePoint will not generate taxable income in time to utilize the net operating loss carryforwards. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If ChargePoint has experienced an ownership change at any time since its incorporation, ChargePoint may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination, and future changes in ChargePoint’s stock ownership, which may be outside of ChargePoint’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit ChargePoint’s use of accumulated state tax attributes. As a result, even if ChargePoint earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to ChargePoint.

ChargePoint performed an analysis to assess whether an “ownership change,” as defined by Section 382 of the Code, has occurred from its inception through January 31, 2021 and expects to complete this Section 382 analysis during the year ending January 31, 2022. Based on this analysis, ChargePoint has experienced “ownership changes,” limiting the utilization of the net operating loss carryforwards or research and development tax credit carryforwards under Section 382 of the Code by first multiplying the value of the ChargePoint’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then applying additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, the Business Combination if consummated, may constitute an ownership change under Sections 382 and 383 of the Code. ChargePoint’s net operating losses or credits may also be impaired under state law. Accordingly, ChargePoint may not be able to utilize a material portion of the net operating losses or credits. The ability of ChargePoint to utilize ChargePoint’s net operating losses or credits following the Business Combination is conditioned upon ChargePoint attaining profitability and generating U.S. federal and state taxable income. ChargePoint has incurred significant net losses since inception and will continue to incur significant losses; and therefore, ChargePoint does not know whether or when the combined carryforwards may be or may become subject to limitation by Sections 382 and 383 of the Code.

ChargePoint’s reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

ChargePoint is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its Common Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

ChargePoint is an emerging growth company as defined in the U.S. legislation Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the Common Stock less attractive because ChargePoint will continue to rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for their Common Stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. With Switchback making this election, Section 102(b)(2) of the JOBS Act allows ChargePoint to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this prospectus and those that ChargePoint will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

ChargePoint will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

ChargePoint will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities ChargePoint has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, such as the restatement of our previously issued consolidated financial statements, and related material weakness as described in the Form 10-K/A (see also “Risk Factors — We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting and the restatement of our financial statements,” and “Risk Factors — ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations,” for more detail), ChargePoint has incurred and could incur additional costs to rectify those or new issues, and the existence of these issues could adversely affect its reputation or investor perceptions. In addition, as a public company, ChargePoint maintains director and officer liability insurance, for which it must pay substantial premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations.

As a public company, ChargePoint is required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that became applicable after the Business Combination. If ChargePoint is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of ChargePoint’s consolidated financial statements, material weaknesses were identified in its internal control over financial reporting as of January 31, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of ChargePoint’s annual or interim financial statements will not be prevented or detected on a timely basis.

ChargePoint did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, ChargePoint did not maintain a sufficient complement of personnel with an appropriate degree of accounting knowledge, experience and training to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

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ChargePoint did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including accounting for complex features associated with warrants, segregation of duties and adequate controls related to the preparation and review of journal entries; and

•

ChargePoint did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, ChargePoint did not design and maintain (a) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (b) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to its financial applications and data to appropriate company personnel.

The material weaknesses related to the control environment and lack of formal accounting policies, procedures and controls resulted in material adjustments to warrant liabilities, shareholders’ equity and related accounts and disclosures and immaterial adjustments to several other account balances and disclosures in the historical consolidated financial statements.

The IT deficiencies did not result in a misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Additionally, each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

ChargePoint has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include the following:

•	Hiring additional finance and accounting personnel to bolster the accounting capabilities and capacity, and to establish and maintain internal control over financial reporting;

•	Designing and implementing controls to formalize roles and review responsibilities to align with the staff’s skills and experience and designing and implementing controls over segregation of duties;

•	Providing ongoing training for personnel on accounting, financial reporting and internal control over financial reporting;

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Engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal control over financial reporting and assist with the remediation of deficiencies, as necessary;

•	Designing and implementing controls over the preparation and review of journal entries and account reconciliations, including controls over the segregation of duties; and

•	Designing and implementing IT general controls, including controls over the provisioning and monitoring of user access rights and privileges and change management processes and procedures.

ChargePoint is remediating the material weaknesses as efficiently and effectively as possible and remediation efforts could continue beyond the fiscal year ending January 31, 2023. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs, and will place significant demands on our financial and operational resources.

In order to maintain and improve the effectiveness of its internal control over financial reporting, ChargePoint has expended, and anticipates that ChargePoint will continue to expend, significant resources, including accounting-related costs and significant management oversight. ChargePoint’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, ChargePoint’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results and could cause a decline in the price of our Common Stock.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect ChargePoint’s business.

National and local governments and agencies in the countries in which ChargePoint operates and in which customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards and other obligations may limit the use and adoption of ChargePoint’s solutions, reduce overall demand, lead to regulatory investigations, litigation and significant fines, penalties or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm its business. Moreover, if ChargePoint or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure and transfer for ChargePoint and its customers. The EU and United States agreed in 2016 to a framework for data transferred from the EU to the United States, but this framework has been challenged and recently declared invalid by the Court of Justice of the EU, thereby creating additional legal risk for ChargePoint. Additionally, the EU adopted the GDPR in 2016, and it became effective in May 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of ChargePoint’s products and services and could have an adverse impact on its business. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Although ChargePoint initiated a compliance program designed to ensure CCPA compliance after consulting with outside privacy counsel, ChargePoint may remain exposed to ongoing legal risks and compliance costs related to CCPA and the new California Privacy Rights Act (“CPRA”) that comes into force January 1, 2023.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use and transmit certain types of information, such as demographic and other personal information. In addition, the other bases on which ChargePoint and its customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated by the EU Commission Decision 2010/87/EU, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If ChargePoint or its customers are unable to transfer data between and among countries and regions in which it operates, it could decrease demand for its products and services or require it to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that ChargePoint will meet voluntary certifications or adhere to other standards established by them or third parties. If ChargePoint is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Failure to comply with anticorruption and anti-money laundering laws, including the FCPA and similar laws associated with activities outside of the United States, could subject ChargePoint to penalties and other adverse consequences.

ChargePoint is subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. It faces significant risks if it fails to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on ChargePoint’s reputation, business, operating results and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Failure to comply with laws relating to employment could subject ChargePoint to penalties and other adverse consequences.

ChargePoint is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable United States federal or state wage laws, or wage laws applicable to its employees outside of the United States. In addition, ChargePoint implemented a reduction in force and furloughed employees in 2020, and the attendant layoffs and/or furloughs could create an additional risk of claims being made on behalf of affected employees. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on ChargePoint’s reputation, business, operating results and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact ChargePoint’s financial results or results of operation.

ChargePoint and its operations, as well as those of ChargePoint’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require ChargePoint or others in ChargePoint’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on ChargePoint’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for ChargePoint’s operations or on a timeline that meets ChargePoint’s commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on ChargePoint’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with ChargePoint’s operations as well as other future projects, the extent of which cannot be predicted.

Further, ChargePoint currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ChargePoint’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, ChargePoint may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting and the restatement of our financial statements.

Following the issuance of the Staff Statement, the audit committee of our Board, after considering the recommendations of management, determined that it was appropriate to restate our previously filed financial statements for the Non-Reliance Periods. See “Risk Factors—Our Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock.” As part of this restatement, we identified a material weakness in our internal control over financial reporting.

As a result of such material weakness, such restatement, the change in accounting for the Warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Ownership of our Securities

Concentration of ownership among ChargePoint’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

ChargePoint’s directors, executive officers and their affiliates as a group beneficially own approximately 37.5% of the outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

ChargePoint has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.

ChargePoint has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of Common Stock will be the sole source of gain for the foreseeable future.

Our stock price will be volatile.

The trading price of the Common Stock and Public Warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond ChargePoint’s control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies in the industry or related markets;

•	the timing and magnitude of investments in the growth of the business;

•	actual or anticipated changes in laws and regulations;

•	additions or departures of key management or other personnel;

•	increased labor costs;

•	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•	the ability to market new and enhanced solutions on a timely basis;

•	sales of substantial amounts of the Common Stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions contained in our governing documents and applicable laws could impair a takeover attempt.

ChargePoint’s Second A&R Charter and Second A&R Bylaws afford certain rights and powers to the Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. ChargePoint is also subject to Section 203 of the DGCL and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of their Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock.

Our Second A&R Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with us or its directors, officers, employees or stockholders.

The Second A&R Charter requires, to the fullest extent permitted by law, that derivative actions brought in name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock shall be deemed to have notice of and consented to the forum provisions in the certificate of incorporation. In addition, the Second A&R Charter and Second A&R Bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. ChargePoint intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ChargePoint or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the certificate of incorporation to be inapplicable or unenforceable in an action, ChargePoint may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to the holders of Public Warrants.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give notice of such redemption to the warrant holders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the Public Warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants.

Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of February 26, 2021, the Warrants are exercisable for 25,258,811 shares of Common Stock at a weighted average exercise price of $10.00 per share and there were additional warrants outstanding exercisable for 30,494,350 shares of Common Stock at a weighted average exercise price of $6.81 per share. The shares of our Common Stock issued upon exercise of our Warrants and other outstanding warrants will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

Our Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our Common Stock.

Under U.S. GAAP, we are required to evaluate the Warrants to determine whether they should be accounted for as a warrant liability or as equity. We have concluded that the Warrants contain provisions requiring liability classification. Therefore, as described in the financial statements of Switchback included herein, we are accounting for the Warrants as a warrant liability and are recording that liability at fair value upon issuance. We will record any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Common Stock and may cause fluctuations in our results of operations based on factors that are outside of our control.

USE OF PROCEEDS

We will receive proceeds equal to the aggregate exercise price from any exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

All of the shares of Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their account. We will not receive any of the proceeds from these sales.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on the NYSE under the symbols “CHPT” and “CHPT WS,” respectively. Prior to the consummation of the Business Combination, our Common Stock and Public Warrants were listed on the NYSE under the symbols “SBE” and “SBE WS,” respectively. Prior to the consummation of the Business Combination, there was no established public trading market for Legacy ChargePoint’s common stock. As of March 19, 2021, we had 193 holders of record of our Common Stock, and two holders of record of our Public Warrants, one of which was Cede & Co. and we do not know the number of underlying beneficial holders of the Public Warrants.

Dividends

We have not paid any cash dividends on the Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of its existing outstanding indebtedness. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Certain Indebtedness

In December 2014, Legacy ChargePoint entered into a $20.0 million term loan agreement to finance working capital requirements and repay certain indebtedness of Legacy ChargePoint’s original credit facility (the “2014 Loan”). The 2014 Loan was to be repaid in forty-eight monthly installments commencing on September 1, 2016; the first fifteen payments were interest only, followed by thirty-three equal monthly payments of principal and interest. Interest was calculated at 8.75% plus LIBOR, provided that the interest rate could not be less than 9.75%. The borrowings were secured by substantially all of Legacy ChargePoint’s assets.

In July 2018, Legacy ChargePoint entered into a term loan facility with certain lenders (the “2018 Loan”) with a borrowing capacity of $45.0 million to finance working capital and repay all outstanding amounts owed under the 2014 Loan, of which $10.0 million expired unused in June 2019. Legacy ChargePoint borrowed $35.0 million, with issuance costs of $1.1 million and net proceeds of $33.9 million. The 2018 Loan is secured by substantially all of Legacy ChargePoint’s assets, contains customary affirmative and negative covenants, and requires Legacy ChargePoint to maintain minimum cash balances and attain certain customer billing targets. The 2018 Loan has a five-year maturity and interest is calculated at LIBOR plus 6.55%. The 2018 Loan agreement was amended on March 20, 2019 to extend the interest only monthly payments through June 30, 2021 to be followed by equal monthly payments of principal and interest. Legacy ChargePoint believes that the fair value of the term loan approximates the recorded amount as of January 31, 2021, as the interest rates on the long-term debt are variable and the rates are based on market interest rates after consideration of default and credit risk (using Level 2 inputs). As of January 31, 2021 and 2020, Legacy ChargePoint was in compliance with all financial and non-financial debt covenants.

Transaction costs upon entering into the 2018 Loan were recorded as debt discount and are amortized over the term of the 2018 Loan.

Total interest expense incurred during the years ended January 31, 2021, 2020, and 2019 was $3.3 million, $3.5 million, and $3.7 million, respectively. There was no accrued interest as of January 31, 2021 and 2020.

In March 2021, the Company repaid the entire outstanding loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million.

Description of Registrant’s Securities

A description of our capital stock is in the section entitled “Description of Securities.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, and presents the combination of the historical financial information of Switchback and Legacy ChargePoint adjusted to give effect to the Business Combination, including other events in connection with the Business Combination, and Earnout Events, as summarized below.

Switchback and Legacy ChargePoint have different fiscal years. Switchback’s fiscal year ends on December 31, whereas Legacy ChargePoint’s fiscal year ends on January 31. In connection with the Closing, on February 26, 2021, the Board of Directors determined to change the Company’s fiscal year end from December 31 of each year to January 31 of each year. The pro forma information is shown utilizing the year-end of ChargePoint following consummation of the Business Combination. The unaudited pro forma condensed combined balance sheet as of January 31, 2021 combines the historical audited consolidated balance sheet of Switchback as of December 31, 2020 (as restated) and the historical audited consolidated balance sheet of Legacy ChargePoint as of January 31, 2021 on a pro forma basis as if the Business Combination, including the other events in connection with the Business Combination, and Earnout Events, as summarized below, had been consummated on January 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2021 combines the historical audited consolidated statement of operations of Switchback for the year ended December 31, 2020 (as restated) and the historical audited consolidated statement of operations of Legacy ChargePoint for the year ended January 31, 2021 on a pro forma basis as if the Business Combination, including the other events in connection with the Business Combination, and Earnout Events, as summarized below, had been consummated on February 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	the historical audited consolidated financial statements of Switchback as of and for the year ended December 31, 2020 (as restated) included elsewhere in this prospectus;

•	the historical audited consolidated financial statements of Legacy ChargePoint as of and for the year ended January 31, 2021 included elsewhere in this prospectus; and

•	other information relating to Switchback and Legacy ChargePoint included elsewhere in this Prospectus.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information included elsewhere in this prospectus.

Description of the Business Combination

Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy ChargePoint, with Legacy ChargePoint surviving the Merger. Legacy ChargePoint became a wholly owned subsidiary of Switchback and Switchback was immediately renamed “ChargePoint Holdings, Inc.” Upon the consummation of the Business Combination, holders of (a) a share of Legacy ChargePoint Common Stock (after taking into account the conversion of Legacy ChargePoint Preferred Stock into Legacy ChargePoint Common Stock and excluding any shares of Legacy ChargePoint restricted stock), (b) a vested and unexercised option to purchase Legacy ChargePoint Common Stock or (c) an Other Warrant (collectively, “Eligible ChargePoint Equityholders”) received (or have the right to receive) shares of ChargePoint Common Stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 0.9966 (the “Exchange Ratio”). Immediately following the consummation of the Business Combination, 217,021,368 shares of ChargePoint Common Stock were issued and outstanding, 68,896,726 shares were reserved for the potential future issuance of ChargePoint Common Stock upon the exercise of ChargePoint stock options and upon the exercise of assumed ChargePoint warrants, and 27,000,000 shares of ChargePoint Common Stock were reserved for the potential future issuance of the Earnout Shares, based on the following transactions contemplated by the Business Combination Agreement:

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the conversion of all outstanding shares of Legacy ChargePoint’s redeemable convertible preferred stock into shares of Legacy ChargePoint Common Stock at the conversion rate effective at the time of the Business Combination as calculated pursuant to the Legacy ChargePoint Charter;

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the cancellation of each issued and outstanding share of Legacy ChargePoint Common Stock (including shares of ChargePoint Common Stock resulting from the conversion of Legacy ChargePoint’s redeemable convertible preferred stock, but excluding shares of Legacy ChargePoint Restricted Stock) and the conversion into the right to receive a number of shares of ChargePoint Common Stock based on the Exchange Ratio;

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the conversion of all outstanding Legacy ChargePoint Warrants into warrants exercisable for shares of ChargePoint Common Stock except for the number of shares exercisable therefor and the exercise price, each of which was adjusted using the Exchange Ratio;

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the conversion of all outstanding Legacy ChargePoint Options into options exercisable for shares of ChargePoint Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio;

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the conversion of all outstanding shares of Legacy ChargePoint Restricted Stock, which shares are excluded from the determination of the Exchange Ratio, into shares of ChargePoint Common Stock at the Exchange Ratio, which shares will continue to be governed by the same terms and conditions (including vesting and repurchase terms) effective immediately prior to the closing of the Business Combination; and

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during the five-year period following the Closing Date (the “Earnout Period”), ChargePoint may be required to issue to Eligible ChargePoint Equityholders up to 27,000,000 shares of ChargePoint Common Stock, comprised of three separate tranches of 9,000,000 shares of ChargePoint Common Stock each, issuable upon the occurrence of each Earnout Triggering Event (defined below). The issuance of these shares would dilute all ChargePoint Common Stock outstanding at that time. Based on the capital structure as of the close of Business Combination, each 9,000,000 shares issued in connection with each Earnout Triggering Event, would represent approximately 3.2%, 6.5% and 9.7% of shares outstanding. An “Earnout Triggering Event” means the date on which the closing volume weighted-average price (“VWAP”) per share of Common Stock quoted on the NYSE (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $15.00, $20.00 and $30.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period.

Other Events in Connection with the Business Combination

Other events that occurred in connection with the Business Combination are summarized below:

•	the issuance and sale of 22,500,000 shares of ChargePoint Common Stock at a purchase price of $10.00 per share contemporaneously with the Closing (the “PIPE Financing”);

•	the repayment and settlement of all amounts outstanding under Legacy ChargePoint’s term loan following the closing of the Business Combination;

•	the Initial Stockholders surrendered 984,706 shares of Class B common stock of Switchback to Switchback for no consideration, whereupon such shares were immediately cancelled, while an additional 900,000 shares of Common Stock held by the Initial Stockholders were subjected to potential forfeiture in accordance with the terms of the Founders Stock Letter (the “Founder Earn Back Shares”) until the closing VWAP per share of ChargePoint Common Stock achieved $12.00 for any ten trading days within any twenty consecutive trading day period during the five-year period following the closing of the Business Combination (the “Founder Earn Back Triggering Event”), which event occurred on March 12, 2021;

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at the closing of the Business Combination, the Sponsor exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 Private Warrants at a price of $1.50 per warrant in satisfaction of $1.5 million principal amount of such loans of which $1.3 million was outstanding as of December 31, 2020; and

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the modification of the stock option awards granted to Legacy ChargePoint’s Chief Executive Officer (“CEO awards”) to vest in a single installment on January 31, 2024 contingent upon the closing of the Business Combination and the Chief Executive Officer’s continuous employment through January 31, 2024.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Switchback is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Legacy ChargePoint stockholders comprising a relative majority of the voting power of ChargePoint and having the ability to nominate the members of the Board, Legacy ChargePoint’s operations prior to the acquisition comprising the only ongoing operations of ChargePoint, and Legacy ChargePoint’s senior management comprising a majority of the senior management of ChargePoint. Accordingly, for accounting purposes, the financial statements of ChargePoint will represent a continuation of the financial statements of Legacy ChargePoint with the Business Combination being treated as the equivalent of Legacy ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Legacy ChargePoint in future reports of ChargePoint.

The contingent obligations to issue Earnout Shares are expected to be accounted for as liability classified instruments upon initial recognition because the Earnout Triggering Events that determine the number of Earnout Shares required to be issued include events that are not solely indexed to the fair value of common stock of ChargePoint. The contingently forfeitable Founder Earn Back Shares are expected to be accounted for as an equity classified instrument to issue a fixed number of shares if the Founder Earn Back Triggering Event is achieved. The Founder Earn Back Triggering Event is not based on an observable market price or index other than ChargePoint’s own stock price. ChargePoint is in the process of finalizing its accounting for the Business Combination, which closed on February 26, 2021, and will be reflected in ChargePoint’s interim financial statements for the first quarter of fiscal year 2022. ChargePoint is evaluating the accounting treatment of the Earnout Shares and Founder Earn Back Shares arrangements and assessing if the impacts of the arrangements should remain as a long-term liability and in equity, respectively, or if a portion should be reclassified to equity and as a long-term liability, respectively. Pro forma adjustments have been made for the liabilities related to the Earnout Shares. If arrangements are accounted for as a liability upon finalization of the accounting for the Business Combination, then the liability would be recognized at fair value upon the closing of the Business Combination and remeasured in future reporting periods through the statement of operations until such arrangements are no longer liability classified instruments.

The accounting treatment of the Switchback warrants is being evaluated to assess if the instruments qualify as equity classified instruments or liability classified instruments upon the Closing. If the warrants are required to be accounted for as liabilities, then the warrants will be recognized at fair value upon the Closing and remeasured to fair value at each balance sheet date in future reporting periods with changes recorded in the ChargePoint’s consolidated statements of operations. We currently expect both the public and private placement warrants to remain liability classified instruments upon the Closing.

The final accounting of the Business Combination, including Earnout Shares, Founder Earn Back Shares, private and public warrants, and transactions costs, will be finalized and reported on in the first reporting period following the consummation of the Business Combination.

Earnout Events

Other events consummated by ChargePoint that are not yet reflected in the historical financial information of ChargePoint and are considered material events separate from the Business Combination are summarized below (the “Earnout Events”):

•

The net issuance of 17,539,667 shares of its Common Stock to Eligible ChargePoint Equityholders pursuant to the Earnout Shares provisions of the Business Combination Agreement as the Earnout Triggering Events associated with the $15.00 and $20.00 VWAP per share thresholds occurred on March 12, 2021. Upon settlement on March 19, 2021, ChargePoint elected to withhold 460,329 shares in connection with the tax withholdings obligation to remit cash of $12.8 million to tax authorities on behalf of the Eligible ChargePoint Equityholders. The Earnout Shares are not subject to a lock-up agreement and may be sold publicly following receipt. The Earnout Triggering Event associated with the $30.00 VWAP per share threshold has not yet occurred and therefore 9,000,000 Earnout Shares remain contingently issuable.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with U.S. GAAP necessary for an illustrative understanding of ChargePoint upon consummation of the Business Combination and the Earnout Events. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and the Earnout Events occurred on dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. After the repayment of the outstanding borrowings under Legacy ChargePoint’s term loan, any remaining Business Combination proceeds are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of ChargePoint following the completion of the Business Combination and the Earnout Events. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Switchback and Legacy ChargePoint have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information reflects Switchback stockholders’ approval of the Business Combination on February 25, 2021, and that Switchback public stockholders holding 33,009 shares elected to redeem their shares prior to the closing of the Business Combination on February 26, 2021.

The following summarizes the ChargePoint Common Stock issued and outstanding immediately after the Business Combination, including other events in connection with the Business Combination, and Earnout Events:

	Pro Forma Combined (Shares)%
Switchback Class A stockholders	31,378,754	10.6
Switchback Class B stockholders(1)	6,868,235	2.3
Former ChargePoint stockholders(2)	217,021,368	73.5
PIPE Financing	22,500,000	7.6
Earnout Shares Settlement(3)	17,539,667	6.0

Total(4)	295,308,024	100.0

(1)

Amount excludes the 984,706 Founder Shares surrendered to Switchback and includes 900,000 shares of ChargePoint Common Stock that were subject to forfeiture until the Founder Earn Back Triggering Event occurred on March 12, 2021.

(2)	Amount includes 345,689 shares of ChargePoint Common Stock subject to repurchase related to the conversion of all outstanding shares of ChargePoint Restricted Stock.
(3)

Following the closing of the Business Combination, the Eligible ChargePoint Equityholders have the right to receive up to 27,000,000 Earnout Shares in three equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Amount includes the net issuance of 17,539,667 Earnout Shares, as the Earnout Triggering Events associated with the $15.00 and $20.00 VWAP per share threshold occurred on March 12, 2021. Amount excludes the remaining 9,000,000 Earnout Shares issuable upon the occurrence of the Earnout Triggering Event associated with the $30.00 VWAP per share threshold.

(4)

Amount excludes 85,888,881 shares expected to be issued for the exercise of outstanding Warrants and Legacy ChargePoint Options, of which 12,611,993 and 371,958 have been either exercised or forfeited and cancelled, respectively as of May 24, 2021.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 31, 2021

(in thousands)

	As of December 31, 2020	As of January 31, 2021	Transaction Accounting Adjustments (Business Combination)		Transaction Accounting Adjustments (Earnout)
	Switchback (Historical) As Restated	Legacy ChargePoint (Historical)					Pro Forma Combined ChargePoint
ASSETS
Current assets:
Cash and cash equivalents	$112	$145,491	$316,991	A	$(12,816)	P	$576,615
			(36,076)	B
			(10,924)	C
			(32,468)	D
			(18,583)	E
			225,000	F
			(333)	G
			221	N
Restricted cash	—	400	—				400
Accounts receivable, net	—	35,075	—				35,075
Inventories	—	33,592	—				33,592
Prepaid expenses and other current assets	238	12,074	—				12,312

Total current assets	350	226,632	443,828		(12,816)		657,994
Investments held in Trust Account	316,991	—	(316,991)	A			—
Property and equipment, net	—	29,988	—				29,988
Operating lease right-of-use assets	—	21,817	—				21,817
Goodwill	—	1,215	—				1,215
Other assets	—	10,468	(5,688)	D			4,780

Total Assets	$317,341	$290,120	$121,149		$(12,816)		$715,794

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	39	19,784	(1,685)	D			18,138
Accrued and other current liabilities	4,133	47,162	(4,133)	E			47,162
Accrued expenses-related party	76	—	—				76
Due to related party	1,279	—	(1,279)	N			—
Franchise tax payable	200	—	—				200
Income tax payable	201	—	—				201
Deferred revenue	—	40,934	—				40,934
Debt, current	—	10,208	(10,208)	B			—

Total current liabilities	5,928	118,088	(17,305)		—		106,711
Deferred revenue, noncurrent	—	48,896	—				48,896
Debt, noncurrent	—	24,686	(24,686)	B			—
Operating lease liabilities	—	22,459	—				22,459
Deferred underwriting commissions	10,924	—	(10,924)	C			—
Redeemable convertible preferred stock warrant liability	—	75,843	(75,843)	L			—

Unaudited Pro Forma Condensed Combined Balance Sheet — (continued)

As of January 31, 2021

(in thousands)

	As of December 31, 2020	As of January 31, 2021	Transaction Accounting Adjustments (Business Combination)		Transaction Accounting Adjustments (Earnout)
	Switchback (Historical) As Restated	Legacy ChargePoint (Historical)					Pro Forma Combined ChargePoint
Public warrants derivative liability	161,456	—	—				161,456
Private warrants derivative liability	158,469	—	19,610	N			178,079
Earn-out liability	—	—	828,180	O	(828,180)	P	—
Other long-term liabilities	—	972	—				972

Total liabilities	336,777	290,944	719,032		(828,180)		518,573

Commitments and contingencies
Redeemable convertible preferred stock—subject to possible redemption	—	615,697	(615,697)	H			—
Common shares subject to possible redemption	—	—	—				—
Stockholders’ equity (deficit):
Class A Common Stock	3	—	2	F	2	P	30
			1	I
			22	J
Class B Common Stock	1	—	(1)	I			—
ChargePoint Common Stock	—	2	19	H			—
			(21)	J
Additional paid-in capital	296,380	62,736	(29,440)	D	730,942	P	801,373
			(14,450)	E
			224,998	F
			(333)	G
			615,678	H
			(1)	J
			(315,820)	K
			75,843	L
			1,130	M
			(18,110)	N
			(828,180)	O
Accumulated other comprehensive income	—	155	—				155
Accumulated deficit	(315,820)	(679,414)	(1,182)	B	84,420	P	(604,337)
			(7,031)	D
			315,820	K
			(1,130)	M

Total stockholders’ equity (deficit)	(19,436)	(616,521)	17,814		815,364		197,221

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$317,341	$290,120	$121,149		$(12,816)		$715,794

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended January 31, 2021

(in thousands, except share and per share data)

	Twelve Months Ended
	December 31, 2020	January 31, 2021
	Switchback (Historical) As Restated	Legacy ChargePoint (Historical)	Transaction Accounting Adjustments Business Combination		Transaction Accounting Adjustments (Earnout)		Pro Forma Combined ChargePoint
Revenue
Networked charging systems	$—	$91,893	$—				$91,893
Subscriptions	—	40,563	—				40,563
Other	—	14,034	—				14,034

Total revenue	—	146,490	—				146,490

Cost of revenue
Networked charging systems	—	87,083	—				87,083
Subscriptions	—	20,385	—				20,385
Other	—	6,073	—				6,073

Total cost of revenue	—	113,541	—				113,541

Gross profit	—	32,949	—				32,949

Operating expenses:
Research and development	—	75,017	423	AA			75,440
Sales and marketing	—	53,002	351	AA			53,353
General and administrative	5,749	25,922	356	AA			53,145
			14,087	BB
			7,031	CC
Franchise tax expense	200	—	—				200

Total operating expenses	5,949	153,941	22,248				182,138

Loss from operations	(5,949)	(120,992)	(22,248)				(149,189)
Interest income	—	315	—				315
Interest expense	—	(3,253)	3,253	DD			(1,182)
			(1,182)	EE
Change in fair value of redeemable convertible preferred stock warrant liability	—	(73,125)	73,125	FF			—
Change in fair value of warrant liability	(310,330)	—	—				(310,330)
Other income, net	1,160	229	(1,160)	GG			229
Change in fair value of the earnout liability	—	—	—		84,420	KK	84,420

Net loss before income taxes	(315,119)	(196,826)	51,788		84,420		(375,737)

Provision for income taxes	202	198	(202)	HH			198

Net loss	$(315,321)	$(197,024)	$51,990		$84,420		$(375,935)

Accretion of beneficial conversion feature of redeemable convertible preferred stock	—	(60,377)	60,377	II			—
Cumulative undeclared dividends on redeemable convertible preferred stock	—	(16,799)	16,799	II			—
Deemed dividend for vested option and common stock warrant holders			(162,490)	JJ			(162,490)

Net loss attributable to common stockholders	$(315,321)	$(274,200)	$(33,324)		$84,420		$(538,425)

Weighted average shares outstanding of Class A Common Stock							294,962,335
Basic and diluted net loss per share—Class A common stock							$(1.83)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Switchback is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Legacy ChargePoint stockholders comprising a relative majority of the voting power of ChargePoint and having the ability to nominate the members of the Board, Legacy ChargePoint’s operations prior to the acquisition comprising the only ongoing operations of ChargePoint, and Legacy ChargePoint’s senior management comprising a majority of the senior management of ChargePoint. Accordingly, for accounting purposes, the financial statements of ChargePoint will represent a continuation of the financial statements of Legacy ChargePoint with the Business Combination treated as the equivalent of Legacy ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Legacy ChargePoint in future reports of ChargePoint.

Switchback and ChargePoint have different fiscal years. Switchback’s fiscal year ends on December 31, whereas ChargePoint’s fiscal year ends on January 31. In connection with the Closing on February 26, 2021, the Board of Directors determined to change the Company’s fiscal year end from December 31 of each year to January 31 of each year. The pro forma information is shown utilizing the year-end of ChargePoint following consummation of the Business Combination. The unaudited pro forma condensed combined balance sheet as of January 31, 2021 combines the historical audited consolidated balance sheet of Switchback as of December 31, 2020 (as restated) and the historical audited consolidated balance sheet of ChargePoint as of January 31, 2021 on a pro forma basis as if the Business Combination, including the other events in connection with the Business Combination, and Earnout Events had been consummated on January 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2021 combines the historical audited consolidated statement of operations of Switchback for the year ended December 31, 2020 (as restated) and the historical audited consolidated statement of operations of Legacy ChargePoint for the year ended January 31, 2021 on a pro forma basis as if the Business Combination, including the other events in connection with the Business Combination, and Earnout Events had been consummated on February 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	the historical audited consolidated financial statements of Switchback as of and for the year ended December 31, 2020 (as restated) included elsewhere in this prospectus;

•	the historical audited consolidated financial statements of Legacy ChargePoint as of and for the year ended January 31, 2021 included elsewhere in this prospectus; and

•	other information relating to Switchback and Legacy ChargePoint included elsewhere in this Prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

Total one-time direct and incremental transaction costs (i.e. “Transaction costs”) incurred prior to, or concurrent with, the closing of the Business Combination were allocated between common stock issued and other equity instruments currently classified as liabilities (i.e. private placement warrants and public warrants) on a relative fair value basis. Transaction costs allocable to common stock issued are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to ChargePoint’s additional paid-in capital and are assumed to be cash settled. Transaction costs allocable to issued warrants classified as liabilities are charged to the unaudited pro forma condensed combined statement of operations and are assumed to be cash settled.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of January 31, 2021 are as follows:

(A)

Reflects the liquidation and reclassification of $317.0 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by ChargePoint following the closing of the Business Combination, assuming no redemptions. See adjustment note 2 (G) below for actual redemptions in connection with the closing of the Business Combination.

(B)

Reflects the repayment and settlement of all amounts outstanding under ChargePoint’s term loan following the closing of the Business Combination, including prepayment fees related to the early repayment and settlement of the loan of $1.2 million.

(C)	Reflects the payment of $10.9 million of deferred underwriters’ fees incurred during Switchback’s IPO due upon the closing of the Business Combination.

(D)

Represents direct and incremental transaction costs of $36.5 million incurred by Legacy ChargePoint prior to, or concurrent with, the Closing of which $29.5 million were allocable to common stock issued and recognized as a direct reduction to additional paid-in capital and the remaining $7.0 million allocable to issued warrants classified as liabilities were charged to the unaudited pro forma condensed combined statement of operations. As of January 31, 2021, ChargePoint had deferred transaction costs incurred of $5.7 million, of which $1.7 million was unpaid.

(E)

Represents direct and incremental transaction costs of $14.5 million and other organizational costs of $4.1 million incurred by Switchback prior to, or concurrent with, the closing of the Business Combination and PIPE Financing that are to be cash settled upon closing of the Business Combination in accordance with the Business Combination Agreement, excluding the $10.9 million of deferred underwriting fees related to the Switchback IPO as described in adjustment note 2 (C). As of December 31, 2020, Switchback had unpaid related costs of $4.1 million.

(F)

Reflects the proceeds of $225.0 million from the issuance and sale of 22.5 million shares of Common Stock at $10.00 per share pursuant to the Subscription Agreements entered into in the private offering of securities of Switchback to certain investors in connection with the Business Combination.

(G)

Represents the cash disbursed to redeem 33,009 shares of Switchback’s Class A Common Stock in connection with the Business Combination at an assumed redemption price of approximately $10.09 per share based on funds held in the Trust Account as of December 31, 2020.

(H)	Reflects the conversion of Legacy ChargePoint redeemable convertible preferred stock into ChargePoint Common Stock pursuant to the conversion rate effective immediately prior to the Effective Time.

(I)

Reflects the conversion of 6,868,235 shares of Switchback Class B Common Stock into shares of Common Stock, including the forfeiture of 984,706 shares of Class B Common Stock upon the closing of the Business Combination.

(J)	Represents the recapitalization of common shares between Legacy ChargePoint Common Stock and ChargePoint Common Stock.

(K)	Reflects the elimination of Switchback’s historical accumulated deficit.

(L)

Reflects the reclassification of Legacy ChargePoint redeemable convertible preferred stock warrant liability to additional paid-in capital as a result of Legacy ChargePoint redeemable convertible preferred stock warrants being exchanged for ChargePoint warrants.

(M)

Reflects the preliminary estimated fair value of the incremental compensation provided to holders of vested ChargePoint Options which, under the terms of the Business Combination Agreement, have been modified to be allowed to participate as Eligible ChargePoint Equityholders with the right to contingently receive a pro rata portion of the Earnout Shares upon achievement of the Earnout Triggering Events. There are no future service requirements related to the Earnout Triggering Events. The preliminary estimate of the incremental compensation was calculated as the difference between the preliminary estimated fair value of the modified award and the preliminary estimated fair value of the original award immediately before it was modified, both determined using an option-pricing model. The preliminary estimated fair value was determined based on information available as of the date of this unaudited pro forma condensed combined financial information. The actual fair value of the incremental compensation is subject to change as additional analyses are performed and such changes could be material once the final valuation as of the modification date is determined.

(N)

Represents additional $0.2 million in borrowings subsequent to December 31, 2020 and the conversion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 private placement warrants at an exercise price of $1.50 per warrant in satisfaction of $1.3 million principal amount of such loans as of December 31, 2020.

(O)

Reflects the preliminary estimated fair value of the Earnout Shares contingently issuable to the Eligible ChargePoint Equityholders upon initial recognition as of the closing of the Business Combination. The preliminary fair value was determined based on information available as of the date of this unaudited pro forma condensed combined financial information. The actual fair value could change materially. Refer to Note 4 for more information.

(P)

Reflects the occurrence of the Earnout Triggering Events on March 12, 2021 associated with the $15.00 and $20.00 VWAP per share thresholds and the remeasurement of the related earnout liability to the closing market price of $27.84 per share. Upon settlement on March 19, 2021, ChargePoint issued 17,539,667 Earnout Shares and elected to withhold the remaining 460,329 Earnout Shares in connection with the tax withholdings obligation to remit cash of $12.8 million to tax authorities on behalf of Eligible ChargePoint Equityholders. The classification of the remaining 9,000,000 Earnout Shares contingently issuable upon the occurrence of the Earnout Triggering Event associated with the $30.00 VWAP per share threshold was reassessed on March 12, 2021 and is expected to be accounted for as an equity classified instrument to issue a fixed number of shares that is not based on an observable market price or index other than ChargePoint’s own stock price. The fair value of the remaining 9,000,000 Earnout Shares was remeasured on March 12, 2021 using a Monte Carlo simulation valuation model immediately prior to reclassifying the instrument to equity. Refer to Note 4 for more information.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended January 31, 2021 are as follows:

(AA)

Reflects the preliminary estimated fair value of the incremental compensation to be provided to holders of vested Legacy ChargePoint Options in the form of certain accommodations made under the terms of the Business Combination Agreement to permit holders, without requiring exercise of their options, to participate as Eligible ChargePoint Equityholders for the rights to contingently receive a pro rata portion of the Earnout Shares upon achievement of the Earnout Triggering Events. There are no future service requirements related to the Earnout Triggering Events. The preliminary estimated incremental compensation is based on the difference between the estimated fair value of the arrangements immediately after the Business Combination and the fair value of the awards immediately before the Business Combination based on their original terms. The fair values were estimated based on option-pricing models using the most reliable information and assumptions currently available which include: volatility of approximately 70%, risk free rate of approximately 0.3%, expected term ranging from less than 1 year to 6 years and common stock value as of February 26, 2021 of $30.83. The actual fair value of the incremental compensation is subject to change as additional analyses are performed and such changes could be material once the final valuation as of the modification date is determined.

(BB)

Represents the stock-based compensation expense related to the stock option awards granted to Legacy ChargePoint’s Chief Executive Officer for which the performance-based vesting condition was satisfied upon the closing of the Business Combination, calculated using the accelerated attribution method. The recognized expense is derived from the estimated fair value of the award as modified in December 2020 in connection with the Business Combination. The fair value upon modification was estimated based on an option-pricing model using the following inputs and assumptions: volatility of 73%, risk free rate of approximately 0.4%, and expected term of 5.4 years and common stock value as of December 8, 2020 of $30.27. The awards will vest in a single installment on January 31, 2024 subject to the Chief Executive Officer’s continuous employment through such date.

(CC)	Reflects the transaction costs allocable to issued warrants classified as liabilities in connection with the Closing. Refer to Note 1 for more information.

(DD)	Reflects the elimination of interest expense on Legacy ChargePoint’s outstanding term loan that is to be repaid as described in adjustment note 2(B).

(EE)

Reflects the transaction costs incurred related to the early repayment and settlement of ChargePoint’s term loan following the closing of the Business Combination of $1.2 million. These costs will not affect the statement of operations beyond 12 months after the closing of the Business Combination.

(FF)

Reflects the elimination of the loss on Series A redeemable convertible preferred stock warrant liability as a result of Legacy ChargePoint redeemable convertible preferred stock warrants being exchanged for ChargePoint warrants.

(GG)	Represents the elimination of investment income related to the investments held in the Switchback Trust Account.

(HH)	Represents the income tax impact of the elimination of investment income related to the investments held in the Switchback Trust Account.

(II)

Reflects the elimination of the accretion of the beneficial conversion feature related to redeemable convertible preferred stock which is deemed to be converted into shares of ChargePoint Common Stock as of January 1, 2020 and the elimination of the cumulative undeclared redeemable convertible preferred stock dividend (Series H-1).

(JJ)

Reflects the preliminary estimated fair value of the Earnout Shares contingently issuable to holders of vested Legacy ChargePoint Options and common stock warrants accounted for as a one-time deemed distribution. The preliminary estimated fair value was determined using the most reliable information available. The actual fair value of the incremental compensation is subject to change as additional analyses are performed and such changes could be material once the final valuation as of the modification date is determined. Refer to Note 4 for more information.

(KK)

Reflects the occurrence of the Earnout Triggering Events on March 12, 2021 associated with the $15.00 and $20.00 VWAP per share thresholds and the change in fair value of the related earnout liability based on the closing market price of $27.84 per share. As the remaining 9,000,000 Earnout Shares issuable upon the occurrence of the $30.00 VWAP per share threshold are expected to qualify for equity classification, the related earnout liability was remeasured using a Monte Carlo simulation valuation model on March 12, 2021. Subsequent to the reclassification to equity, no further changes in fair value will be recognized in earnings. Refer to Note 4 for more information.

3. Net Loss per Share

Represents the net loss per share for the year ended January 31, 2021 calculated using the historical basic and diluted weighted average shares outstanding as a result of the pro forma adjustments. As the Business Combination, including events in connection with the Business Combination, and Earnout Events are reflected as if they had occurred as of February 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, including other events in connection with the Business Combination, and Earnout Events have been outstanding for the entire period presented.

The 900,000 Founder Earn Back Shares have been included for basic and diluted pro forma net loss per share as such shares are no longer contingently recallable as the Founder Earn Back Triggering Event occurred on March 12, 2021. The net issuance of 17,539,667 Earnout Shares upon the occurrence of the Earnout Triggering Events associated with the $15.00 and $20.00 VWAP per share thresholds on March 12, 2021 have been included in basic and diluted pro forma net loss per share. The remaining 9,000,000 Earnout Shares have been excluded from basic and diluted pro forma net loss per share as such shares are contingently issuable until the occurrence of the Earnout Triggering Event associated with the $30.00 VWAP per share threshold.

The unaudited pro forma condensed combined financial information has been prepared based on the following information:

Year Ended January 31, 2021
(in thousands except share and per share data)
Pro forma net loss	$(538,425)
Basic weighted average shares outstanding	294,962,335
Pro forma net loss per share – basic and diluted	$(1.83)
Weighted average shares outstanding – basic and diluted
Switchback Class A stockholders	31,378,754
Switchback Class B stockholders	6,868,235
Former ChargePoint stockholders(1)	216,675,679
PIPE Investors	22,500,000
Earnout Shares Settlement	17,539,667

Total weighted average shares outstanding – basic and diluted	294,962,335

(1)	Amount excludes 345,689 shares of ChargePoint Common Stock subject to repurchase related to the conversion of all outstanding shares of Legacy ChargePoint Restricted Stock.

The following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share for the period presented above because including them would have had an anti- dilutive effect:

Switchback public warrants to purchase shares of Common Stock	10,470,587
Switchback private placement warrants to purchase shares of Common Stock	5,521,568
Legacy ChargePoint options that converted into a right to purchase shares of ChargePoint Common Stock	30,135,695
Legacy ChargePoint common stock warrants and preferred stock warrants that converted into a right to purchase shares of ChargePoint Common Stock	38,761,031
Warrants to issue ChargePoint Common Stock issued to the Sponsor in satisfaction of the working capital loans (private placement warrants)	1,000,000

Total	85,888,881

The 9,000,000 remaining Earnout Shares are excluded from the pro forma anti-dilutive table as the shares are contingently issuable until the Earnout Triggering Event associated with the $30.00 VWAP per share threshold has occurred.

4. Earnout Shares

Upon the closing of the Business Combination, the contingent obligation to issue Earnout Shares is expected to be accounted for as liability classified instruments upon initial recognition because the Earnout Triggering Events that determine the number of Earnout Shares required to be issued include events that are not solely indexed to the Common Stock of ChargePoint. The estimated fair value of the total Earnout Shares at the closing of the Business Combination on February 26, 2021 was $828.2 million based on a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the Earnout Period using the most reliable information available. Assumptions used in the valuation are described below.

Upon the occurrence of the Earnout Triggering Events associated with the $15.00 and $20.00 VWAP per share thresholds on March 12, 2021, the estimated fair value of the earnout liability was remeasured to $743.7 million, including (i) $501.1 million related to the Earnout Shares issuable upon the occurrence of the Earnout Triggering Event associated with the $15.00 and $20.00 VWAP per share thresholds based on the ChargePoint Common Stock price as of March 12, 2021 and (ii) $242.6 million related to the estimated fair value of earnout liability related to the remaining 9,000,000 Earnout Shares issuable upon the occurrence of the Earnout Triggering Event associated with the $30.00 VWAP per share threshold based on a Monte Carlo simulation valuation model as of March 12, 2021, as described below. The change in fair value resulted in a gain of $84.4 million recognized in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

Current stock price: Upon the initial measurement at the closing of the Business Combination on February 26, 2021, the closing stock price was at $30.83 per share for ChargePoint Common Stock. Upon the remeasurement on March 12, 2021, the closing stock price was at $27.84 per share for ChargePoint Common Stock.

Expected volatility: The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five- year term of the Earnout Period.

Term: The term is the five-year term of the Earnout Period.

Expected dividend yield: The expected dividend yield is zero as ChargePoint has never declared or paid cash dividends and has no current plans to do so during the expected term.

The actual fair value of the Earnout Shares is subject to change as additional information becomes available and additional analyses are performed and such changes could be material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which ChargePoint’s management believes is relevant to an assessment and understanding of ChargePoint’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and related notes that are in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of and for the year ended January 31, 2021. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ChargePoint’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

ChargePoint designs, develops and markets networked EV charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate and transact EV charging sessions. As part of ChargePoint’s networked charging systems, subscriptions and other offerings, it provides an open platform that integrates with system hardware from ChargePoint and multiple other manufacturers, connecting systems over an intelligent network that provides real-time information about charging sessions. This network provides multiple web-based portals for charging system owners, fleet managers, drivers and utilities.

ChargePoint generates revenue primarily through the sale of networked charging systems, Cloud Services and Assure, which are typically paid for upfront. Assure is ChargePoint’s EV station maintenance and management program and also includes proactive monitoring, fast response times, parts and labor warranty, expert advice and robust reporting. The ChargePoint CPaaS program combines the customer’s use of ChargePoint’s owned and operated systems with Cloud Services, Assure and other benefits available to subscribers into one subscription. ChargePoint targets three key markets: commercial customers, fleet customers and residential customers. Commercial customers have parking places largely within their workplaces. Fleet customers are comprised of municipal buses, delivery vehicles, port/airport/warehouse and other industrial applications, ridesharing services, and, is expected to eventually include, autonomous transportation. Residential customers are generally located in multifamily residences.

Since ChargePoint’s inception in 2007, it has been engaged in developing and marketing its networked charging systems, subscriptions and other offerings, raising capital and recruiting personnel. ChargePoint has incurred net operating losses and negative cash flows from operations in every year since its inception. As of January 31, 2021, ChargePoint had an accumulated deficit of $679.4 million. ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments.

Recent Developments

Closing of Business Combination

On February 26, 2021 (the “Closing Date”), Switchback Energy Acquisition Corporation (“Switchback”), consummated the previously announced merger with Switchback, Lightning Merger Sub Inc., a wholly owned subsidiary of Switchback incorporated in the State of Delaware (“Merger Sub”) and ChargePoint, Inc., a Delaware corporation (“the Company” or “Legacy ChargePoint”) with the Company surviving as the surviving company and as a wholly-owned subsidiary of Switchback (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Switchback Energy Acquisition Corporation changed its name to ChargePoint Holdings, Inc. (“ChargePoint”).

Pursuant to the terms of the Business Combination Agreement, each stockholder of Legacy ChargePoint received 0.9966 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and the contingent right to receive certain Earnout Shares (as defined below), for each share of Legacy ChargePoint common stock, par value $0.0001 per share, owned by such Legacy ChargePoint stockholder that was outstanding immediately prior to the Closing (other than any shares of Legacy ChargePoint restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225,000,000. Additionally, at the Closing, after giving effect to the forfeiture contemplated by the Founders Stock Letter (as defined below), each outstanding share of the Company’s Class B common stock, par value $0.0001 per share (“Founder Shares”), was converted into a share of Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, NGP Switchback, LLC (the “Sponsor”) exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 private placement warrants at a price of $1.50 per warrant in satisfaction of $1,500,000 principal amount of such loans.

During the time period between the Closing and the five-year anniversary of the Closing Date, eligible former equityholders may receive up to 27,000,000 additional shares of ChargePoint’s common stock (the “Earnout Shares”) in the aggregate in three equal tranches if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00, $20.00 and $30.00 for any 10 trading days within any 20 consecutive trading day period (“Trigger Events”).

In addition, pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (1) warrants to purchase shares of capital stock of Legacy ChargePoint were converted into warrants to purchase an aggregate of 38,761,031 shares of Common Stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of Legacy ChargePoint were converted into options to purchase an aggregate of 30,135,695 shares of Common Stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of Legacy ChargePoint that were outstanding pursuant to the “early exercise” of Legacy ChargePoint options were converted into an aggregate of 345,689 restricted shares of ChargePoint (the “Restricted Shares”).

Earnout Shares

On March 19, 2021 a total of 17,539,667 shares of ChargePoint Common Stock, net of shares withheld for tax withholding, were issued to eligible former equityholders of Legacy ChargePoint pursuant to the Earnout Shares provisions of the Business Combination Agreement, as the first two Trigger Events had been met. The Trigger Events were met by virtue of the volume-weighted average closing sale price of Common Stock having been greater than or equal to $15.00 and $20.00 for ten (10) trading days out of twenty (20) consecutive trading days following the closing of the business combination. The holders of Legacy ChargePoint stock (other than restricted stock), warrants and vested options as of the closing of the business combination received their pro rata portion of the Earnout Shares. These Earnout Shares are not subject to a lock-up agreement and may be sold publicly following receipt. A third Trigger Event will be achieved and 9 million more shares will be released if the volume-weighted average closing sale price of the Common Stock is greater than or equal to $30.00 for ten (10) trading days within any twenty (20) consecutive trading day period prior to February 26, 2026.

Key Factors Affecting Operating Results

ChargePoint believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below:

Growth in EV Adoption

ChargePoint’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging infrastructure. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact ChargePoint’s ability to increase its revenue or grow its business.

Competition

ChargePoint is currently a market leader in North America in the commercial Level 2 AC chargers. ChargePoint also offers Level 1 power chargers for use at home or multifamily settings, and high-power Level 3 DC Fast chargers for urban fast charging, corridor or long-trip charging and fleet applications. ChargePoint intends to expand its market share over time in its product categories, leveraging the network effect of its products and Cloud Services software. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, ChargePoint’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles. If ChargePoint’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Europe Expansion

ChargePoint operates in North America and selected countries in Europe. Europe is expected to be a significant contributor to ChargePoint’s revenue in future years. ChargePoint plans to use a portion of the proceeds from the Business Combination to increase its sales and marketing activities, as well as to potentially pursue strategic acquisitions in Europe. ChargePoint is also positioned to grow its European business through existing partnerships with car leasing companies. However, ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Many of these competitors have limited funding, which could cause poor experiences and have a negative impact on overall EV adoption in Europe. ChargePoint’s growth in Europe requires differentiating itself as compared to the several existing competitors. If ChargePoint is unable to penetrate the market in Europe, its future revenue growth and profits may be impacted.

Fleet Expansion

ChargePoint’s future growth is highly dependent upon the fleet applications associated with its technology. Because fleet operators often make large purchases of EVs, this cyclicality and volatility may be more pronounced, and any significant decline in purchases by these customers will adversely impact ChargePoint’s future growth.

Impact of New Product Releases

As ChargePoint introduces new products, its gross margin may be impacted by launch costs, unless and until its supply chain achieves targeted cost reductions, such as the market introduction of its Level 3 DC Fast charger in fiscal year 2020. In addition, ChargePoint may accelerate its operating expenditures where it sees growth opportunities which may impact gross margin until upfront costs and inefficiencies are absorbed and normalized operations are achieved. ChargePoint also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As ChargePoint attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The U.S. federal government, certain foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, the credits under Section 30C of the Code which benefit investments in EV charging stations are set to expire on December 31, 2021 and thus would not be available to support EV charging infrastructure investments unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for EVs and for charging infrastructure, including infrastructure offered by ChargePoint.

ChargePoint also derives other revenue from fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states. ChargePoint claims these regulatory credits only if they are not claimed by purchasers of its EV charging stations; only a small percentage of its customers currently elect to claim such credits. If a material percentage of its customers were to claim these regulatory credits, ChargePoint’s revenue from this source could decline significantly, which could have an adverse effect on its revenues and overall gross margin. Recently, ChargePoint has derived a slight majority of its other revenue from these regulatory credits, and ChargePoint expects revenue from this source as a percentage of other and total revenue will decline over time. Further, the availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, ChargePoint’s ability to generate this revenue in the future would be adversely impacted.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world.

As a result of the COVID-19 pandemic, ChargePoint modified its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), implemented additional safety protocols for essential workers, implemented temporary cost cutting measures in order to reduce its operating costs, and it may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions and vaccinations, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic are likely to affect the rate of global infrastructure spending and could adversely affect demand for ChargePoint’s platforms, lengthen its sales cycles, reduce the value, renewal rate or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from new customers, cause some of its paying customers to go out of business and limit the ability of its direct sales force to travel to customers and potential customers, all of which adversely affected its business, results of operations and financial condition during the fiscal year ended January 31, 2021 and could have the same effect in future periods.

Components of Results of Operations

Revenue

Networked Charging Systems

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure, which include lower priced Level 1 home chargers typically sold to drivers, Level 2 AC chargers for commercial use and Level 3 DC Fast charging systems for urban/corridor charging and for fleet operators. A majority of ChargePoint’s networked charging systems revenue is derived from the sale of Level 2 AC chargers. ChargePoint recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue which combines the customer’s use of ChargePoint’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of ChargePoint’s owned and operated systems unless the location allows it to receive incremental economic benefit from regulatory credits earned on that EV charging system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as ChargePoint has a stand-ready obligation to deliver such services to the customer.

Other

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by ChargePoint, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by its customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as ChargePoint has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Cost of Revenue

Networked Charging Systems

ChargePoint uses contract manufacturers to manufacture the majority of its networked charging systems. ChargePoint conducts the remainder of its manufacturing in-house. ChargePoint’s cost of revenue for the sale of networked charging systems includes the contract manufacturer costs of finished goods. For ChargePoint’s limited in-house production, cost of revenue for the sale of networked charging systems also includes parts, labor, manufacturing costs, and allocated facilities and information technology expenses. Cost of revenue for the sale of networked charging systems also consists of salaries and related personnel expenses, including stock- based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. As revenue is recognized, ChargePoint accounts for estimated warranty cost as a charge to cost of revenue. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Costs incurred for shipping and handling are recorded in cost of revenue.

Subscriptions

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support ChargePoint’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated facilities and information technology expenses, salaries and related personnel expenses, including stock-based compensation and third-party support costs to manage the systems and helpdesk services for drivers and site hosts.

Other

Cost of other revenue includes depreciation and other costs for ChargePoint’s owned and operated charging site, salaries and related personnel expenses, including stock-based compensation, as well as costs of environmental and professional services.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue and gross margin is gross profit as a percentage of revenue. ChargePoint offers a range of networked charging systems products which vary widely in selling price and associated margin. Accordingly, ChargePoint’s gross profit and gross margin have varied and are expected to continue to vary from period to period due to revenue levels; geographic, vertical and product mix; new product introductions, and its efforts to optimize its operations and supply chain.

In the long term, improvements in ChargePoint’s gross profit and gross margin will depend on its ability to increase its revenue and continue to optimize its operations and supply chain. However, at least in the short term, as ChargePoint launches new networked charging systems products, grows its presence in Europe where it has not yet achieved economies of scale, and expands its solutions for its fleet customers, it expects gross margin to experience variability from period to period.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for ChargePoint’s services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. Research and development costs are expensed as incurred.

ChargePoint expects its research and development expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future as it continues to invest in research and development activities to achieve its technology and product roadmap.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related personnel expenses, including stock- based compensation, sales commissions, professional services fees, travel, marketing and promotional expenses amortization of capitalized internal-use software and allocated facilities and information technology expenses.

ChargePoint expects its sales and marketing expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future while it continues to add sales and marketing personnel, expand its sales channels and expand in Europe.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, bad debt expenses, amortization of capitalized internal-use software and general corporate expenses, including allocated facilities and information technology expenses.

ChargePoint expects its general and administrative expenses to increase in absolute dollars as it continues to grow its business. ChargePoint also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for director and officer insurance, investor relations and legal, accounting and other professional services.

Interest Income

Interest income consists primarily of interest earned on ChargePoint’s cash, cash equivalents and short-term investments.

Interest Expense

Interest expense consists primarily of the interest on ChargePoint’s term loan.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Legacy ChargePoint’s redeemable convertible preferred stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in fair value of ChargePoint’s redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of ChargePoint’s redeemable convertible preferred stock into ChargePoint Common Stock.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses.

Provision for Income Taxes

ChargePoint’s provision for income taxes consists of an estimate of federal, state and foreign income taxes based on enacted federal, state and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, ChargePoint maintains a valuation allowance against U.S. federal and state deferred tax assets as it has concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the Fiscal Year Ended January 31, 2021 to the Fiscal Year Ended January 31, 2020 and the Fiscal Year Ended January 31, 2020 to the Fiscal Year Ended January 31, 2019

The following table summarizes ChargePoint’s results of operations for the periods indicated:

	Year Ended January 31,			Year-over-Year Change
	2021	2020	2019	2021 to 2020		2020 to 2019
	(in thousands, except percentages)			Change ($)	Change (%)	Change ($)	Change (%)
Revenue
Networked charging systems	$91,893	$101,012	$61,338	$(9,119)	(9)%	$39,674	65%
Subscriptions	40,563	28,930	22,504	11,633	40%	6,426	29%
Other	14,034	14,573	8,188	(539)	(4)%	6,385	78%

Total revenue	146,490	144,515	92,030	1,975	1%	52,485	57%
Cost of revenue
Networked charging systems	$87,083	$105,940	$59,928	$(18,857)	(18)%	$46,012	77%
Subscriptions	20,385	16,244	10,441	4,141	25%	5,803	56%
Other	6,073	4,289	2,157	1,784	42%	2,132	99%

Total cost of revenue	113,541	126,473	72,526	(12,932)	(10)%	53,947	74%

Gross profit	32,949	18,042	19,504	14,907	83%	(1,462)	(7)%

Gross margin	22%	12%	21%
Operating expenses
Research and development	75,017	69,464	50,510	5,553	8%	18,954	38%
Sales and marketing	53,002	56,997	56,411	(3,995)	(7)%	586	1%
General and administrative	25,922	23,945	17,870	1,977	8%	6,075	34%

Total operating expenses	153,941	150,406	124,791	3,535	2%	25,615	21%

Loss from operations	(120,992)	(132,364)	(105,287)	11,372	(9)%	(27,077)	26%
Interest income	315	3,245	1,402	(2,930)	(90)%	1,843	*
Interest expense	(3,253)	(3,544)	(3,690)	291	*	146	(4)%
Change in fair value of redeemable convertible preferred stock warrant liability	(73,125)	(875)	(388)	(72,250)	8,257%	(487)	*
Other income (expense), net	229	(565)	(5)	794	*	(560)	*

Net loss before income taxes	(196,826)	(134,103)	(107,968)	(62,723)	47%	(26,135)	24%
Provision for income taxes	198	224	119	(26)	*	105	*

Net loss	$(197,024)	$(134,327)	$(108,087)	$(62,697)	47%	$(26,240)	24%

*	Not Meaningful

Revenue

Revenue increased by $2.0 million or 1% from $144.5 million during the year ended January 31, 2020 to $146.5 million during the year ended January 31, 2021, primarily due to a $11.6 million increase in Subscriptions revenue due to growth in the number of charging systems connected to ChargePoint’s network, while other revenue remained relatively unchanged. This increase was partially offset by a $9.1 million decrease in networked charging systems revenue. This decrease was attributable to a shift in product mix primarily due to the effects of the COVID-19 pandemic on ChargePoint’s business as fewer Level 2 AC and Level 3 DC Fast chargers were sold while more Level 1 chargers were sold which have lower average selling prices. While product mix shifted, overall sales volume remained consistent between the years ended January 31, 2021 and 2020.

Revenue increased by $52.5 million or 57% from $92.0 million during the year ended January 31, 2019 to $144.5 million during the year ended January 31, 2020, primarily due to a $39.7 million increase in networked charging systems revenue. This increase was primarily attributable to higher volumes of systems delivered across both ChargePoint’s Level 2 AC and Level 3 DC Fast chargers as well as an increase in its overall average selling prices due to increased volumes of its higher priced DC chargers. ChargePoint’s subscriptions revenue increased by $6.4 million primarily due to growth in the number of charging systems connected to its network while pricing remained consistent. Other revenue increased by $6.4 million primarily due to increased number of regulatory credits transferred.

Cost of Revenue

Cost of revenue decreased by $12.9 million or 10% from $126.5 million during the year ended January 31, 2020 to $113.5 million during the year ended January 31, 2021, primarily due to a decrease of $18.9 million in networked charging systems cost of revenue resulting from cost optimization initiatives related to the Level 3 DC Fast charger and from a shift in product mix primarily due to the effects of the COVID-19 pandemic as more Level 1 chargers were sold at lower average cost while fewer Level 2 AC and Level 3 DC Fast chargers were sold. This decrease was partially offset by a $4.1 million increase in subscriptions cost of revenue as ChargePoint expanded its network and support capabilities, and a $1.8 million increase in other cost of revenue primarily related to higher depreciation on owned and operated charging sites.

Cost of revenue increased by $53.9 million or 74% from $72.5 million during the year ended January 31, 2019 to $126.5 million during the year ended January 31, 2020, primarily due to an increase of $46.0 million in networked charging systems cost of revenue resulting from growth in the number of systems delivered and the launch costs associated with the market introduction of its Level 3 DC Fast charging systems, a $5.8 million increase in subscriptions cost of revenue as it expanded its network and support capabilities, and a $2.1 million increase in other cost of revenue primarily due to higher depreciation on owned and operated charging sites.

Gross Profit and Gross Margin

Gross profit increased by $14.9 million, or 83% from $18.0 million during the year ended January 31, 2020 to $32.9 million during the year ended January 31, 2021. Gross margin increased to 22% during the year ended January 31, 2021 compared to 12% during the year ended January 31, 2020. The increase was primarily due to cost optimization initiatives related to the Level 3 DC Fast charger and an increase in subscriptions revenue due to growth in the number of charging systems connected to ChargePoint’s network, which have higher margin compared to other product offerings.

Gross profit decreased by $1.5 million, or 7% from $19.5 million during the year ended January 31, 2019 to $18.0 million during the year ended January 31, 2020. Gross margin decreased to 12% during the year ended January 31, 2020 compared to 21% during the year ended January 31, 2019. The decreases were primarily due to the launch costs associated with the continued market introduction of ChargePoint’s new Level 3 DC Fast charger, which have lower margins compared to other products.

Research and Development Expenses

Research and development expenses increased by $5.6 million or 8% from $69.5 million during the year ended January 31, 2020 to $75.0 million during the year ended January 31, 2021. The increase was primarily attributable to a $2.3 million increase in engineering personnel costs from due to headcount growth as well as a $3.8 million increase in allocated facilities and information technology expenses, partially offset by a $1.2 million decrease in travel costs in response to the COVID-19 pandemic.

Research and development expenses increased by $19.0 million or 38% from $50.5 million during the year ended January 31, 2019 to $69.5 million during the year ended January 31, 2020, primarily due to a $14.4 million increase in engineering personnel costs from due to headcount growth as ChargePoint expanded its product portfolio and the features of its Cloud Services software and a $4.3 million increase in allocated facilities and information technology expenses.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $4.0 million or 7% from $57.0 million during the year ended January 31, 2020 to $53.0 million during the year ended January 31, 2021, primarily attributable to reduced personnel costs and travel expenses in response to the COVID-19 pandemic.

Sales and marketing expenses increased by $0.6 million or 1% from $56.4 million during the year ended January 31, 2019 to $57.0 million during the year ended January 31, 2020, primarily due to an increase in personnel costs, including sales commissions, due to headcount growth, partially offset by a decrease in marketing and consulting expenses.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million or 8% from $23.9 million during the year ended January 31, 2020 to $25.9 million during the year ended January 31, 2021. The increase was primarily attributable to a $3.7 million increase in audit, legal and advisory fees in connection with the Business Combination, and an increase in personnel costs partially offset by a $3.0 million legal provision incurred in the fiscal year ended January 31, 2020 which did not recur in the fiscal year ended January 31, 2021.

General and administrative expenses increased by $6.1 million or 34% from $17.9 million during the year ended January 31, 2019 to $23.9 million during the year ended January 31, 2020, primarily due to a $3.9 million increase in personnel costs due to headcount growth as ChargePoint expanded its corporate functions, and a $3.0 million increase in reserves for legal matters.

Interest Income

Interest income decreased by $2.9 million or 90% from $3.2 million during the year ended January 31, 2020 to $0.3 million during the year ended January 31, 2021. The decrease in interest income was attributable to a decline in market interest rates and a decline in the balance of short-term investments during the fiscal year ended January 31, 2021.

Interest income increased by $1.8 million from $1.4 million during the year ended January 31, 2019 to $3.2 million during the year ended January 31, 2020. The increase was primarily due to increased balances and market interest rates on ChargePoint’s interest-bearing investments.

Interest Expense

Interest expense did not significantly change during the year ended January 31, 2021 as compared to the year ended January 31, 2020, or during the year ended January 31, 2020 as compared to the year ended January 31, 2019.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.9 million during the year ended January 31, 2020 to $73.1 million during the year ended January 31, 2021 due to the increase in the fair value of Legacy ChargePoint’s common stock and redeemable convertible preferred stock after ChargePoint announced the Business Combination.

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.4 million during the year ended January 31, 2019 to $0.9 million during the year ended January 31, 2020, due to increased fair value of the redeemable convertible preferred stock warrant liability.

Other Income (Expense), Net

Other income (expense), net changed from $(0.6) million during the year ended January 31, 2020 to $0.2 million during the year ended January 31, 2021, and from $(5) thousand during the year ended January 31, 2019 to $(0.6) million during the year ended January 31, 2020, primarily due to the effects of foreign currency transactions.

Provision for income taxes

The provision for income taxes did not significantly fluctuate during the year ended January 31, 2021 as compared to the year ended January 31, 2020, or during the year ended January 31, 2020 as compared to the year ended January 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Legacy ChargePoint has incurred net losses and negative cash flows from operations since its inception which it anticipates will continue for the foreseeable future. To date, Legacy ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments. As of January 31, 2021, Legacy ChargePoint has raised net proceeds of $649.6 million from the issuances of redeemable convertible preferred stock and its term loan facility entered into in 2018. As of January 31, 2021, Legacy ChargePoint had cash, cash equivalents and restricted cash of $145.9 million. ChargePoint believes that its cash on hand, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months.

From inception to January 31, 2021, Legacy ChargePoint has raised aggregate net cash proceeds of $615.7 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock.

Term Loan

Legacy ChargePoint had $34.9 million outstanding on its term loan as of January 31, 2021. The loan is secured by substantially all of Legacy ChargePoint’s assets and contains customary affirmative and negative covenants and requires it to maintain minimum cash balances and attain certain customer billing targets. As of January 31, 2021, Legacy ChargePoint was in compliance with all covenants. The loan was due in June 2023 and interest is calculated at London Interbank Offered Rate (“LIBOR”) plus 6.55%.

The loan was repaid in full on March 15, 2021.

Long-Term Liquidity Requirements

Until ChargePoint can generate sufficient revenue to cover its cost of sales, operating expenses, working capital and capital expenditures, it expects to primarily fund cash needs through a combination of equity and debt financing. If ChargePoint raises funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If ChargePoint raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on ChargePoint’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

ChargePoint’s principal use of cash in recent periods has been funding its operations and investing in capital expenditures. ChargePoint’s future capital requirements will depend on many factors, including its revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, expenses associated with its international expansion, the introduction of network enhancements and the continuing market adoption of its network. In the future, ChargePoint may enter into arrangements to acquire or invest in complementary businesses, products and technologies. ChargePoint may be required to seek additional equity or debt financing. In the event that ChargePoint requires additional financing, it may not be able to raise such financing on acceptable terms or at all. If ChargePoint is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in continued innovation, it may not be able to compete successfully, which would harm its business, results of operations and financial condition. If adequate funds are not available, ChargePoint may need to reconsider its expansion plans or limit its research and development activities, which could have a material adverse impact on its business prospects and results of operations.

Cash Flows

For the Fiscal Years Ended January 31, 2021, 2020 and 2019

The following table sets forth a summary of ChargePoint’s cash flows for the periods indicated:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(91,846)	$(87,936)	$(100,546)
Investing activities	35,530	(61,899)	(16,297)
Financing activities	128,913	17,158	233,798
Effects of exchange rates on cash, cash equivalents, and restricted cash	141	132	(101)

Net increase (decrease) in cash, cash equivalents and restricted cash	$72,738	$(132,545)	$116,854

Net Cash Used in Operating Activities

During the year ended January 31, 2021, net cash used in operating activities was $91.8 million, consisting primarily of a net loss of $197.0 million, partially offset by a decrease in net operating assets of $10.2 million and non-cash charges of $95.0 million. The decrease in net operating assets was due to a $17.2 million increase in deferred revenue, a $11.6 million increase in accrued and other liabilities and a $3.3 million decrease in accounts receivable, net due to increased collections, largely offset by a $8.9 million increase in prepaid expenses and other assets, a $9.6 million increase in inventory, a $2.8 million decrease in operating lease liabilities and a $0.5 million decrease in accounts payable. The non-cash charges primarily consisted of a $73.1 million change in the fair value of redeemable convertible preferred stock warrant liability, $10.1 million of depreciation and amortization expense, $4.9 million of stock-based compensation expense and $3.8 million of non-cash operating lease cost.

During the year ended January 31, 2020, net cash used in operating activities was $87.9 million, consisting primarily of a net loss of $134.3 million, partially offset by a decrease in net operating assets of $29.1 million and non-cash charges of $17.3 million. The decrease in net operating assets was primarily attributable to a $27.6 million increase in deferred revenue from customer prepayments for subscriptions as ChargePoint’s business expanded and a $15.7 million increase in accounts payable, partially offset by a $8.7 million increase in accounts receivable, net, a $3.0 million increase in prepaid expenses and other assets, a $1.5 million increase in inventory and a $1.2 million decrease in operating lease liabilities. The non-cash charges primarily consisted of $7.7 million of depreciation and amortization expense, $3.1 million of non-cash operating lease costs, as well as $2.9 million of stock-based compensation expense.

During the year ended January 31, 2019, net cash used in operating activities was $100.5 million, consisting primarily of a net loss of $108.1 million and an increase in net operating assets of $1.6 million, partially offset by non-cash charges of $9.1 million. In net operating assets, a $2.7 million increase in accounts receivable, net, a $19.5 million increase in inventory, a $1.8 million increase in prepaid expenses and other assets and a $1.1 million decrease in accounts payable were primarily offset by a $10.8 million increase in accrued and other liabilities and a $12.7 million increase in deferred revenue as ChargePoint’s business expanded. The non-cash charges primarily consisted of $4.1 million of depreciation and amortization expense, $1.7 million of stock-based compensation expense and $1.1 million of inventory reserves.

Net Cash Provided By (Used In) Investing Activities

During the year ended January 31, 2021, net cash provided by investing activities was $35.5 million, consisting of maturities of investments of $47.0 million, partially offset by purchases of property and equipment of $11.5 million.

During the year ended January 31, 2020, net cash used in investing activities was $61.9 million, consisting of purchases and maturities of investments of $47.0 million and purchases of property and equipment of $14.9 million.

During the year ended January 31, 2019, net cash used in investing activities was $16.3 million, consisting of purchases of property and equipment of $14.8 million and cash paid for an acquisition, net of cash acquired of $1.5 million.

Net Cash Provided by Financing Activities

During the year ended January 31, 2021, net cash provided by financing activities was $128.9 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $95.5 million, proceeds from the issuance of common stock warrants of $31.5 million and proceeds from exercises of vested and unvested stock options of $5.9 million, partially offset by $4.0 million of payment of deferred transaction costs.

During the year ended January 31, 2020, net cash provided by financing activities was $17.2 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $14.8 million, proceeds from the issuance of common stock warrants of $0.2 million and proceeds from exercises of vested and unvested stock options of $2.2 million.

During the year ended January 31, 2019, net cash provided by financing activities was $233.8 million, consisting of net proceeds from the issuance of redeemable convertible preferred stock of $215.2 million, proceeds from the issuance of common stock warrants of $1.5 million, net proceeds from issuance of debt of $34.0 million and proceeds from exercises of vested and unvested stock options of $1.4 million, partially offset by repayment of debt of $18.2 million.

Off-Balance Sheet Arrangements

ChargePoint is not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes ChargePoint’s contractual obligations and commitments as of January 31, 2021:

	Due by Period
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	(in thousands)
Operating lease obligations	$4,719	$9,457	$7,985	$13,855	$36,016
Term Loan	11,667	23,333	—	—	35,000
Purchase commitments	61,691	2,422	—	—	64,113

	$78,077	$35,212	$7,985	$13,855	$135,129

ChargePoint enters into purchase commitments that include purchase orders and agreements in the normal course of business with contract manufacturers, parts manufacturers, vendors for research and development services and outsourced services.

The purchase commitments as of January 31, 2021 were $64.1 million.

In August 2020, Legacy ChargePoint amended a building lease for its US headquarters to extend the term by 84 months through August 31, 2029. The extension resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total right-of-use asset recorded in association with the lease extension was $12.5 million with a corresponding operating lease liability.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of ChargePoint’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires ChargePoint to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. ChargePoint’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While ChargePoint’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this report, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Revenue Recognition

On February 1, 2019, ChargePoint adopted ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606), as amended, using the modified retrospective method applied to contracts which were not completed as of that date. ChargePoint recognizes revenue using the five-step model in determining revenue recognition: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

ChargePoint enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products and services, ChargePoint evaluates whether the individual products and services qualify as distinct performance obligations. In ChargePoint’s assessment of whether products and services are a distinct performance obligation, it determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires ChargePoint to assess the nature of each of its networked charging systems, subscriptions and other offerings and how they are provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount ChargePoint expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees ChargePoint charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, ChargePoint accounts for individual performance obligations separately if they are distinct. ChargePoint applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. ChargePoint determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, ChargePoint estimates the SSP using the residual approach.

Areas of Judgment and Estimates

Determining whether the networked charging systems, Cloud, Assure and professional services are considered distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, ChargePoint assesses the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract.

Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment. ChargePoint determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors while maximizing observable inputs. When observable pricing is not available, ChargePoint first allocates to the performance obligations with established SSPs and then applies the residual approach to allocate the remaining transaction price.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. ChargePoint analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. These forecasts of future demand are based upon historical trends and analysis as adjusted for overall market conditions. Inventory write-downs are measured as the difference between the cost of the inventory and its net realizable value, and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Stock-based Compensation

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, on a straight-line basis over the requisite service period. ChargePoint estimates the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For performance-based stock options issued, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved. These inputs are subjective and generally required significant analysis and judgment to develop.

The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of ChargePoint’s underlying common stock, its expected common stock price volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of ChargePoint Common Stock.

The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:

	Year Ended January 31,
	2021	2020	2019
Expected volatility	49.1% – 51.6%	40.3% – 40.9%	40.9% – 41.6%
Risk-free interest rate	0.3% – 1.6%	1.4% – 2.4%	2.7% – 2.9%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.0 – 5.9	6.1 – 6.4

Expected Volatility.     The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the ChargePoint’s business corresponding to the expected term of the awards.

ChargePoint also grants stock-based awards to non-employees. Therefore, ChargePoint estimates the fair value of non-employee stock options using a Black-Scholes valuation model with appropriate assumptions.

Dividend Yield.    The expected dividend yield is zero as ChargePoint has never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected Term.    The expected term represents the period that ChargePoint’s stock-based awards are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Common Stock Valuation

The fair value of Legacy ChargePoint Common Stock has historically been determined by the Board with the assistance of management.

In the absence of a public trading market for Legacy ChargePoint common stock, on each grant date, Legacy ChargePoint has developed an estimate of the fair value of Legacy ChargePoint common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of ChargePoint common stock, and in part on input from contemporaneous third- party valuations.

ChargePoint’s valuations of Legacy ChargePoint common stock was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions used to determine the estimated fair value of Legacy ChargePoint common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	contemporaneous third-party valuations of its common stock;

•	external market conditions affecting the EV industry and trends within the industry;

•	the rights, preferences and privileges of Legacy ChargePoint redeemable convertible preferred stock relative to those of Legacy ChargePoint common stock;

•	the prices at which it sold shares of ChargePoint redeemable convertible preferred stock and Legacy ChargePoint common stock;

•

the prices paid in secondary transactions involving its capital stock and the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange, such as transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to its financial information;

•	its financial condition and operating results, including its levels of available capital resources;

•	the progress of its research and development efforts, its stage of development and business strategy;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Legacy ChargePoint given prevailing market conditions;

•	the history and nature of its business, industry trends and competitive environment;

•	the lack of marketability of Legacy ChargePoint common stock;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions.

In determining the fair value of Legacy ChargePoint common stock, Legacy ChargePoint established the enterprise value of its business using the market approach and the income approach. Legacy ChargePoint also estimated the enterprise value by reference to the closest round of equity financing preceding the date of the valuation if such financing took place around the valuation date. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by its management and a terminal value for the residual period beyond the discrete forecast, which are discounted at its estimated weighted-average cost of capital to estimate its enterprise value. Under the market approach, a group of guideline publicly-traded companies with similar financial and operating characteristics to Legacy ChargePoint are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to Legacy ChargePoint’s historical and forecasted revenue results.

In allocating the equity value of Legacy ChargePoint’s business among the various classes of equity securities prior to July 2020, it used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on its assets. The OPM treats Legacy ChargePoint common stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of its redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after its redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until July 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since July 2020, Legacy ChargePoint used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Legacy ChargePoint, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. Legacy ChargePoint considered three different scenarios: (a) a transaction with a SPAC, (b) remaining a private company and (c) an acquisition by another company. Under the hybrid method, Legacy ChargePoint used the OPM, the if-converted method, and the liquidation method to allocate the equity value of its business among the various classes of stock. The if-converted method presumes that all shares of Legacy ChargePoint redeemable convertible preferred stock convert into Legacy ChargePoint common stock based upon their conversion terms and differences in the rights and preferences of the share of Legacy ChargePoint redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Legacy ChargePoint’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Legacy Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact ChargePoint’s valuations as of each valuation date and may have a material impact on the valuation of Legacy ChargePoint common stock.

Redeemable Convertible Preferred Stock Warrant Liability

Warrants to purchase shares of Series B, D and E redeemable convertible preferred stock are classified as a liability as the underlying Legacy ChargePoint redeemable convertible preferred stock is considered redeemable and may require Legacy ChargePoint to transfer assets upon exercise. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of the Legacy ChargePoint redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the exercise or expiration of the warrants, conversion of Legacy ChargePoint redeemable convertible preferred stock into Legacy ChargePoint common stock or until the Legacy ChargePoint redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the ChargePoint redeemable convertible preferred stock warrant liability will be reclassified to Legacy ChargePoint redeemable convertible preferred stock or additional paid-in capital, as applicable.

Income Taxes

ChargePoint utilizes the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. ChargePoint makes estimates, assumptions and judgments to determine its provision for its income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. ChargePoint assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

ChargePoint recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements included elsewhere in this report for more information regarding recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

ChargePoint is exposed to market risk for changes in interest rates applicable to its short-term investments and term loan. Legacy ChargePoint had cash, cash equivalents and restricted cash totaling $145.9 million as of January 31, 2021. Cash equivalents were invested primarily in money market funds and U.S. treasury bills. ChargePoint’s investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, ChargePoint invests in highly rated securities, issued by the U.S. government or liquid money market funds. ChargePoint does not invest in financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. ChargePoint utilizes external investment managers who adhere to the guidelines of its investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash and cash equivalents.

The term loan matures in 2023 with monthly interest calculated at 6.55% plus LIBOR. As of January 31, 2021, the outstanding debt obligation was $34.9 million. Legacy ChargePoint carries the term loan at face value less unamortized discount on its consolidated balance sheets, and it believes the fair value of the term loan approximates the recorded amount, as the interest rates on the term loan are variable and the rates are based on market interest rates after consideration of default and credit risk. Any changes in market interest rates will generally not affect the carrying value of the loan, but the amount of interest Legacy ChargePoint incurs impacts its earnings in the consolidated statements of operations.

A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash, cash equivalents, short-term investments, debt, net loss or cash flows.

Foreign Currency Risk

ChargePoint has foreign currency risks related to its revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the euro, causing both its revenue and its operating results to be impacted by fluctuations in the exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact ChargePoint’s net loss. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10% would not result in a material foreign currency loss on foreign- denominated balances, as of January 31, 2021. As ChargePoint’s foreign operations expand, its results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business.

At this time, ChargePoint does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Legacy ChargePoint’s consolidated financial statements as of January 31, 2021 and 2020 and for the years ended January 31, 2021, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — ChargePoint has identified material weaknesses in its internal control over financial reporting.”

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Switchback is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

ChargePoint has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare ChargePoint financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements of ChargePoint included elsewhere in this report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended January 31, 2021, 2020 and 2019.

In addition, ChargePoint intends to continue to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, ChargePoint intends to rely on such exemptions, it is not required to, among other things:

(a) provide an auditor’s attestation report on its system of internal control over financial reporting pursuant to Section 404(b) of SOX: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

ChargePoint will remain an emerging growth company under the JOBS Act until the earliest of (a) January 31, 2026, the last day of our first fiscal year following the fifth anniversary of Switchback’s initial public offering, (b) the last date of its fiscal year in which it has a total annual gross revenue of at least $1.07 billion, (c) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

BUSINESS

ChargePoint is a leading EV charging network provider committed to enabling the electrification of mobility for all people and goods. Years before EVs were widely available, ChargePoint envisioned a new way of fueling, conveniently located where drivers live, work and play. By pioneering networked EV charging, ChargePoint has helped make electrified mobility a reality with consumers and fleets rapidly adopting EVs. With 13 years of focused development, over 4,000 existing commercial customers and over $1.1 billion of capital raised from a diversified set of high-profile investors from automotive, energy, manufacturing and venture funding, ChargePoint is driving the shift to electric mobility by providing charging solutions in North America and Europe for all segments, including commercial (e.g., retail, workplace, parking, recreation, education and highway fast charge), fleet (e.g., delivery, logistics, motorpool, transit and shared mobility) and residential (e.g., homes, apartments and condos).

Major auto manufacturers have committed to electrification and large battery EVs are winning the day across vehicle categories. ChargePoint’s networked solutions can charge EV passenger cars or fleet vehicles regardless of manufacturer. ChargePoint believes it should benefit from the broader electrification trend without needing to identify which vehicle brands, traditional or more recent “born electric” entrants, will be successful. ChargePoint believes it will continue to grow proportionally to EV market growth due to the fact that for almost a decade, ChargePoint charging port (electrified parking space) growth in North America has correlated closely with new passenger EV sales in North America (as illustrated below). Passenger EV sales are expected to increase from 2.6% of new vehicles sold in 2019 to 29.2% in 2030 in the United States and Europe according to the BNEF Report. Additional factors propelling this shift to electrification include proposed fossil fuel bans or restrictions, transit electrification mandates and utility incentive programs. Accordingly, the BNEF Report projects that the cumulative EV charging infrastructure investment in the United States and Europe will be approximately $60 billion by 2030 and increasing to $192 billion by 2040.

ChargePoint Growth Directly Proportional to EV Penetration

Source: Historical EV sales from InsideEVs, Baum and BNEF. Future EV sales projections from BNEF.

Note: ChargePoint FY runs 2/1 – 1/31. Passenger EV sales reflect CY for simplicity.

The ChargePoint Model for EV Fueling

Because vehicles spend most of their time parked and electricity is pervasively and safely distributed, fueling can shift to a model where vehicles charge while their drivers are doing something else and the locations where the vehicle is parked will offer fueling with charging speeds matched to the natural parking duration of vehicles at the site. With the exception of occasional drives beyond a vehicle’s battery range, EV charging is primarily a top-up model and fueling is transitioning from being a chore commonly performed by having to make a dedicated stop to being conveniently located where drivers live, work and play. For example, EV drivers might top-up with Level 2 AC charging while parked at a shopping center for a few hours, but choose Level 3 DC Fast charging for occasional road trips. ChargePoint offers a platform of products, cloud software subscriptions, support, warranty coverage and professional services enabling turn-key development of charging at any location.

ChargePoint’s founders understood that the widespread adoption of electric mobility required a more sustainable, efficient and convenient fueling infrastructure. Fueling with electricity is expected to be less expensive, more sustainable and more convenient than traditional liquid fueling. Further, EV charging does not present all of the same environmental risks of liquid fueling, as it does not involve the storage and potential release of hydrocarbons at the fueling site. ChargePoint believes the development and expanding capacity of renewable energy sources, including wind and solar, can play an increasing and complementary role in electric mobility as the world becomes more electrified and continues to shift to clean energy.

ChargePoint is tackling this growing addressable market one parking lot at a time with a business model it believes is unique in the industry in that it (a) encourages businesses and fleets to directly invest in charging infrastructure, therefore crowdsourcing the buildout of charging infrastructure, (b) delivers consistent revenue aligned closely to EV sales growth and (c) provides a quality experience for businesses and drivers that yields significant network effects. ChargePoint sells charging solutions in the form of networked hardware and recurring software subscriptions and services primarily sold to commercial and fleet customers. With rare exceptions, ChargePoint does not own charging sites or stations, monetize driver access to stations or monetize the sale of energy. Because customers own the charging, ChargePoint can focus its resources on product development, customer acquisition and public policy to drive innovation, competition and customer choice in the market.

For 13 years, ChargePoint has been optimizing its operating model, combining high quality charging hardware and software subscriptions with turn-key support and parts and labor warranty services that are among the most comprehensive on the market. ChargePoint believes this approach is unique in the industry, creates significant network effects and, when combined with ChargePoint’s first mover advantage, provides consistent revenue streams. ChargePoint’s user experience is designed to generate high driver satisfaction and awareness and to keep site hosts engaged and loyal. This creates a virtuous cycle of brand awareness, recurring software revenue and meaningful charging footprint growth with existing customers (with the opportunity for high land and expand rates), all supported by mass market EV adoption.

The Portfolio

ChargePoint primarily generates revenue through the sale of networked charging hardware, combined with its Cloud Services billed as an annual subscription and attached to each charging port. Its extended parts and labor warranty, Assure, is also offered as an annual subscription. ChargePoint offers both an upfront sale of the charging stations with subsequent payment for Cloud Services and Assure or CPaaS in which charging station hardware, Cloud Services and Assure are bundled into an annual subscription payment.

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Hardware Portfolio Powered by Software. While software is at the center of a scaled EV fueling network, ChargePoint believes it offers among the industry’s best in hardware for both Level 2 AC and Level 3 DC Fast charging. It does not sell these solutions without a Cloud Services subscription. The ChargePoint portfolio includes solutions for many use cases and is designed from the ground up with the software in mind. ChargePoint’s solutions deliver differentiated features and high efficiency in power and footprint, with a modular and scalable architecture that is created for high availability, easy expansion and serviceability. ChargePoint thoroughly tests its products, including compatibility checks for different types of EVs, for a range of functional, climate and environmental conditions and for high, long-term reliability. ChargePoint’s stations are available with customizable video and signage options for customers who want to promote their brand.

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Advanced Cloud Services to Scale Charging Infrastructure. ChargePoint’s network, sold as a Cloud Services subscription, enables commercial and fleet customers to manage charging in their parking lots and depots. Features are tuned for a variety of settings. Retailers can optimize for foot traffic and loyalty, employers can make fueling an efficient benefit to attract talent and parking operators can vary pricing to reflect market conditions. Cloud Services capabilities include the following:

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Station and site host management, making charging accessible to the public or select users, simplifying management of multiple charging sites and their parking policies, enabling sub-hosts, delivery of analytics, utilization reporting, remote diagnosis and updates with the latest software features.

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Host pricing and payment remittance capabilities, enabling site hosts to set pricing, including support for pricing scenarios (by driver group, time of day, idle status, energy dispensed, by session, etc.). Remittance is possible to one or many accounts.

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Energy management, enabling stations to share circuits, oversubscribe electrical panels to add more ports beyond the peak electrical capacity and support the creation of advanced groups and rules, which enable energy use policies. Energy management can be integrated with support for building load management and integration with utility load management programs.

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Driver management tools, enabling convenience features including specific user access via the ChargePoint connections system, the creation of driver groups to support a site host policy and the waitlist feature for drivers to reserve a place in line, among other features.

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Integration with route planning systems for fleets, enabling on-budget deadline scheduling in accordance with energy rate structures and on-site energy storage. On-site and on-route charging are supported and fueling payment is facilitated by integration with leading fuel cards.

ChargePoint believes that as EV penetration rises, so does the importance of Cloud Services to help manage charging complexity. Some examples include:

•	The ability for commercial customers to adjust the rate at which vehicles charge to match the natural parking duration of the site and to avoid peak or demand charges.

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Charging infrastructure made available to the public during the day can be reserved for private fleets at night. Fleet software integrations also offer load control, charging scheduling and alerts to reduce cost and improve reliability. The software is designed to integrate with fuel management systems, fleet operations software and vehicle telematics to enable seamless integration into fleet processes.

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Ecosystem integrations enable drivers to access charging functionality via in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards, wearables and residential utility programs.

All ChargePoint commercial ports are integrated into one network available to drivers who can use the ChargePoint mobile application to find charging locations, check availability, start sessions, pay for charging, use their ChargePoint account to roam across networks, access preferential pricing and loyalty offers and track the estimated avoidance of CO2 emissions in comparison to the use of liquid fuel, though this does not account for any emissions associated with the generation of the electricity used to charge the EV at the commercial ports.

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Parts and Labor Warranty Subscriptions and Customer Support Foster Loyalty. ChargePoint offers Assure services which include proactive monitoring, fast response times, parts and labor warranty, expert advice and robust reporting. ChargePoint also provides phone support in multiple languages to both site hosts and drivers. Rising EV adoption creates more awareness and utilization. ChargePoint believes the quality of the ChargePoint experience generates driver satisfaction and therefore encourages customers to purchase additional networked chargers and software, creating a virtuous cycle of growth from customers expanding their charging capacity.

Go to Market Strategy

ChargePoint sells networked charging solutions in North America and Europe and has over 4,000 existing commercial customers including 62% of the 2018 Fortune 50 list of companies. It is focused on three key markets: commercial, fleet and residential.

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Commercial: Commercial businesses already own or lease parking and many wish to electrify some or all of these parking spaces. These include retail centers, offices, medical complexes, schools, airports, convenience stores, recreation centers and fast fueling sites, among others. ChargePoint believes commercial businesses view charging as essential and invest to attract tenants, employees, customers and visitors, generate direct and indirect income, reduce expenses and achieve sustainability goals. ChargePoint believes commercial businesses choose ChargePoint based on solution completeness (they are not responsible for being the integrator or support agent for drivers) and the quality that comes from designing hardware, software and services together. Customers benefit from drivers typically being familiar with ChargePoint including access to a free, top-rated application, around-the-clock support, integration to popular mapping platforms, payment systems and wearables. Awareness, education and demand marketing programs generate sales opportunities. The commercial market is accessed via a direct sales force (inside and field teams) and by channel partners.

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Fleet: Fleet customers are organizations that operate vehicle fleets in delivery/logistics, sales/service/ motorpool shared transit and ridesharing service operators. ChargePoint believes these customers choose to electrify their fleets for economic reasons, as the comparative total cost of ownership compellingly favors electrification. EV charging solutions can help them design and fuel operations, manage operating costs and achieve sustainability goals. ChargePoint provides a flexible architecture of networked charging stations, software subscriptions, professional services, support, monitoring and parts and labor warranties needed to run electrified depots at scale. The fleet market is accessed via a direct sales force and a curated set of channel partners.

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Residential: ChargePoint offers residential EV charging solutions for drivers in single family residences who want the convenience of fueling at home with the ability to optimize energy costs and full integration with the same mobile application they use for charging away from home. Residential charging solutions include the capability to manage grid load in conjunction with utility programs and EV fueling rate programs. Single family residential opportunities are accessed by direct marketing to the consumer using proprietary and third party e-commerce platforms. For apartments and condominium settings, ChargePoint offers landlords and owner associations the ability to offer charging billed directly to the tenant. ChargePoint also offers customer support around-the-clock and in multiple languages. This residential aspect is accessed via marketing and direct and channel partners.

With its capital light business model, ChargePoint is able to allocate its capital strategically in research and development, marketing and sales and public policy.

•	Research and Development. With a singular focus on EV charging for 13 years, ChargePoint now offers a complete set of solutions for most EV charging use cases in North America and Europe.

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Go to Market. ChargePoint has built a global marketing and sales engine, with an established sales channel, digital marketing capability and substantial direct sales. ChargePoint has focused on category awareness, consistent branding and customer acquisition. ChargePoint also has nationwide and local partners who sell, install and maintain ChargePoint solutions.

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Public Policy. ChargePoint has also supported early and sustained investments in policy and utility relationships. ChargePoint advocates for policies that advance electric mobility and ensure a healthy industry with a focus on competition, innovation and customer choice, including:

•	Support for vehicle policy and climate action, such as zero emission vehicle requirements, fossil fuel bans and transit electrification directives;

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Partnership with North America’s leading utilities to scale the new electric fueling network, including enabling the resale of electricity, securing fast charging-friendly tariffs, protecting site host choice, developing make-ready programs, creating rebate programs and informing utility commission decisions and legislation; and

•	Reduction in barriers to infrastructure deployment including construction costs, permitting, building codes and right to charge policies for renters and tenants.

ChargePoint operates in all segments of EV charging in North America and Europe. However, there are “point solutions” that ChargePoint may compete with at a category level or in a given geography (e.g., Level 2 AC workplace charging in the United States). ChargePoint does not directly compete with charging asset owners or charging networks that monetize the driver. Rather, it makes solutions available to them for purchase as a platform to enable their services.

Growth Strategies

Today, ChargePoint estimates it has an over 70% market share in networked Level 2 AC charging in North America. ChargePoint began European operations in late 2017 and currently operates in 16 European countries. It expects significant market opportunities for fleet solutions as fleet EVs begin to arrive in more meaningful volume in coming years. ChargePoint believes that the breadth and quality of its networked EV charging solutions, market share and driver awareness typically leads to customer loyalty, whereby they typically choose to expand their charging footprint with ChargePoint as EV penetration rises and/or charging utilization at their location increases. Over the years, ChargePoint’s customers typically renew their cloud subscriptions and expand the number of charging ports they purchase from ChargePoint. Additional spread effects result from the breadth of ecosystem integrations ChargePoint has enabled that keep the brand top of mind with drivers, including in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards, wearables and residential utility programs.

ChargePoint’s growth strategies to continue to scale networked EV charging are as follows:

•	Accelerate new product offerings. ChargePoint intends to maintain its leadership position with continued efficient investment in product development.

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Invest incrementally in marketing and sales. In both North America and Europe, ChargePoint intends to continue to attract new customers and pursue a “land-and-expand” model which encourages existing customers to increase their charging footprint over time as EV penetration increases. ChargePoint will also fund more CPaaS opportunities for commercial and fleet customers.

•	Pursue strategic acquisitions. ChargePoint will continue to explore potential high-quality acquisition opportunities.

Manufacturing

ChargePoint designs its products in-house and outsources production to an assortment of contract manufacturers based in the U.S., Mexico and Europe. The majority of its hardware products are manufactured in

Mexico. Components are sourced from a number of global suppliers, with concentrations in the United States and Asia. ChargePoint deploys a global supply chain management team that works proactively with piece part and final assembly supply partners. That supply management team readies factories for new products, puts in place and monitors quality control points, plans ongoing production, issues purchase orders and coordinates deliveries to distribution hubs that ChargePoint manages in North America and Europe.

Government Regulation and Incentives

State, regional and local regulations for installation of EV charging stations vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors and certifications as examples. Compliance with such regulation(s) may cause installation delays.

OSHA

ChargePoint is subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to ChargePoint’s operations. ChargePoint is in full compliance with OSHA regulations.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data. All of ChargePoint’s products comply with the NEMA standards that are applicable to such products.

CAFE Standards

The regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. Although ChargePoint is not a car manufacturer and are thus not directly subject to the CAFE standards, ChargePoint believes such standards may have a material effect on its business. The Energy Independence and Security Act of 2007 raised the fuel economy standards of America’s cars, light trucks and sport utility vehicles to a combined average of at least 35 miles per gallon by 2020 — a 10 miles per gallon increase over 2007 levels — and required standards to be met at maximum feasible levels through 2030. Building on the success of the first phase of the National Program, the second phase of fuel economy and global warming pollution standards for light duty vehicles covers model years 2017 – 2025. These standards were finalized by the U.S. Environmental Protection Agency (“EPA”) and NHTSA in August 2012. These standards would have required a reduction in average carbon dioxide emissions of new passenger cars and light trucks to 163 grams per mile (g/mi) in model year 2025. Manufacturers may choose to comply with these standards by manufacturing more EVs which would mean that more charging stations of the type ChargePoint manufactures will be needed.

However, in April 2020, EPA and NHTSA finalized the Safer Affordable Fuel-Efficient Vehicles Rule (the “SAFE Rule”), which reformulated the required reductions, establishing average carbon dioxide emissions of new passenger cars and light trucks of 240 g/mi in model year 2026. Several states and groups have announced intentions to sue the United States government over this reformulation, so the final CAFE standards cannot currently be predicted with any certainty. However, to the extent fuel-efficiency standards are decreased, this may result in less demand for EVs and, in turn, charging stations of the type ChargePoint manufactures.

Waste Handling and Disposal

ChargePoint is subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA, also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environmental and to seek to recover from the responsible classes of persons the costs they incur. ChargePoint may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

ChargePoint also generates solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of ChargePoint’s products are excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, ChargePoint may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or ChargePoint’s ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect ChargePoint’s operating expenses.

Similar laws exist in other jurisdictions where ChargePoint operates. Additionally, in the EU, ChargePoint is subject to the Waste Electrical and Electronic Equipment Directive (“WEEE Directive”). The WEEE Directive provides for the creation of collection scheme where consumers return waste electrical and electronic equipment to merchants, such as ChargePoint. If ChargePoint fails to properly manage such waste electrical and electronic equipment, it may be subject to fines, sanctions, or other actions that may adversely affect ChargePoint’s financial operations.

Research and Development

ChargePoint has invested a significant amount of time and expense into research and development of its networked charging platform technologies. ChargePoint’s ability to maintain its leadership position depends in part on its ongoing research and development activities. ChargePoint’s research and development team is responsible for the design, development, manufacturing and testing of its products. ChargePoint focuses its efforts on developing its charging hardware and developing the technology to support ChargePoint’s software subscriptions and support services.

ChargePoint’s hardware research and development is principally conducted at its headquarters in Campbell, California. As of January 31, 2021, ChargePoint had 360 full-time employees in total engaged in its research and development activities.

Intellectual Property

ChargePoint relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. ChargePoint’s success depends in part upon its ability to obtain and maintain proprietary protection for ChargePoint’s products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing ChargePoint’s proprietary rights.

As of January 31, 2021, ChargePoint had 76 United States patents issued, 19 United States pending non-provisional patent applications and 2 United States pending provisional patent applications. Additionally, ChargePoint had 17 issued foreign patents (Canada, Japan, Australia, China, Taiwan and Korea) and 9 foreign patent applications currently pending in various foreign jurisdictions. In addition, as of January 31, 2021, there were 2 pending Patent Cooperation Treaty (PCT) applications. These patents relate to various EV charging station designs and/or EV charging functionality.

ChargePoint intends to continue to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that ChargePoint believes provide a meaningful competitive advantage. However, ChargePoint’s ability to do so may be limited until such time as it is able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in ChargePoint’s intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if ChargePoint is unable to pay, may result in loss of its patent rights. If ChargePoint is unable to do so, its ability to protect its intellectual property or prevent others from infringing its proprietary rights may be impaired.

Competition

Europe

ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, requires ongoing efforts to scale channels, installers, teams and processes. Some European customers require solutions not yet available and ChargePoint’s recent entrance into Europe requires establishing itself as compared to existing competitors. In addition, there are multiple competitors in Europe with limited funding, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider.

North America

ChargePoint is currently a market leader in North America in the commercial Level 2 AC chargers. ChargePoint also offers Level 1 power chargers for use at home or multifamily settings and high-power Level 3 DC Fast chargers for urban fast charging, corridor or long-trip charging and fleet applications. Furthermore, ChargePoint’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles.

In addition, there are other means for charging EVs, which could affect the level of demand for onsite charging capabilities at businesses. For example, Tesla Inc. continues to build out its supercharger network across the United States for its vehicles, which could reduce overall demand for EV charging at other sites. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many EV manufacturers are offering home charging equipment which could reduce the demand for onsite charging capabilities if EV owners find charging at home to be sufficient.

ChargePoint believes the primary factors on which it competes include:

•	variety and quality of product offerings;

•	product performance;

•	software functionality for its network;

•	ease of use;

•	brand awareness;

•	quality of support;

•	size and scale of network; and

•	scale of operations.

ChargePoint believes it competes favorably with respect to each of these factors.

Facilities

ChargePoint’s headquarters are located in Campbell, California where it currently leases approximately 72,000 square feet of office space under a lease that expires on August 31, 2029. ChargePoint believes this space is sufficient to meet its needs for the foreseeable future and that any additional space ChargePoint may require will be available on commercially reasonable terms. ChargePoint also maintains facilities in Amsterdam, the Netherlands; Gurgaon, India; Scottsdale, Arizona; and Reading, United Kingdom, as well as smaller sales offices in the U.S. and Europe.

Employees

ChargePoint strives to offer competitive employee compensation and benefits in order to attract and retain a skilled and diverse work force. As of January 31, 2021, ChargePoint had 834 employees, 360 of whom were engaged in research and development activity. Most of ChargePoint’s employees are located in the United States, although it has additional employees in Europe and India. As a result of the COVID-19 pandemic, most of ChargePoint’s employees are currently working remotely, although ChargePoint expects that when the COVID-19 pandemic subsides, its employees will return to work at its facilities noted above. None of ChargePoint’s employees are represented by a labor union and ChargePoint believes it maintains good relations with its employees.

Legal Proceedings

ChargePoint is not party to any material legal proceedings. From time to time, ChargePoint may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on ChargePoint because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT

Executive Officers and Directors

The table below lists our directors and executive officers along with each person’s age as of the date of this prospectus and any other position that such person holds.

Name	Age	Position(s)
Executive Officers
Pasquale Romano	55	President, Chief Executive Officer and Director
Christopher Burghardt	47	Managing Director, Europe
Rebecca Chavez	43	General Counsel and Secretary
Michael Hughes	53	Chief Commercial and Revenue Officer
Rex Jackson	61	Chief Financial Officer
Colleen Jansen	49	Chief Marketing Officer
Lawrence Lee	47	Senior Vice President, Operations and Support
Bill Loewenthal	58	Senior Vice President, Product
Eric Sidle	46	Senior Vice President, Engineering
Non-Employee Directors
Roxanne Bowman	54	Director(3)
Bruce Chizen	65	Director(2)(3)
Axel Harries	56	Director
Jeffrey Harris	65	Director(1)
Susan Heystee	59	Director(1)
Mark Leschly	52	Director(2)(3)
Michael Linse	46	Director(2)
Neil S. Suslak	62	Director(1)
G. Richard Wagoner Jr.	68	Director(1)

(1)	Member of the audit committee.
(2)	Member of the compensation committee and organizational development.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Pasquale Romano. Mr. Romano has served as President and Chief Executive Officer and a member of the board of directors for ChargePoint since the Closing and has held the same positions at Legacy ChargePoint since February 2011. Prior to ChargePoint, Mr. Romano co-founded 2Wire, Inc., a provider of broadband service delivery platforms, where he served as its President and Chief Executive Officer from October 2006 until July 2010 when 2Wire, Inc. was acquired by Pace plc. In 1989, he co-founded Fluent, Inc., a digital video networking company and served as its Chief Architect until the company was sold to Novell Corporation in 1993. Mr. Romano holds an A.B. in Computer Science from Harvard University and an M.S. from Massachusetts Institute of Technology. We believe Mr. Romano is qualified to serve as a member of our Board due to his extensive executive management and technology industry leadership experience.

Christopher Burghardt. Mr. Burghardt has served as ChargePoint’s Managing Director for Europe since November 2017. Prior to ChargePoint, Mr. Burghardt served as Head of Policy and Communications, EMEA for Uber, from September 2016 to November 2017. Mr. Burghardt served in senior management positions at First Solar, Inc., a provider of solar panels and utility-scale PV power plants in Europe, from September 2009 to September 2016, most recently as Managing Director and Vice President of Business Development and Sales from May 2014 to September 2016. He also served as Vice President of Corporate Affairs for Western Europe, among other roles, at Anheuser-Busch InBev. Mr. Burghardt has served as a founding board member for ChargeUp Europe, a EV charging industry alliance, since its inception in March 2020. He holds a B.A. from the

University of Sussex and the Institut d’Etudes Politiques of Aix-en-Provence, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.A. from the College of Europe.

Michael Hughes. Mr. Hughes has served as Legacy ChargePoint’s Chief Revenue Officer since August 2019. Prior to ChargePoint, Mr. Hughes served as Senior Vice President of Worldwide Sales and Services for Barracuda Networks, Inc., a provider of security, networking and storage products, from June 2009 to August 2019. Before Barracuda Networks, Inc., Mr. Hughes served as Vice President of Sales for Asempra Technologies, a provider of one click, instant recovery solutions for Microsoft® Exchange, SQL and Windows File Servers. Mr. Hughes also serves as a board advisor for technology start-ups in the areas of data residency and security, threat intelligence and multi-cloud container data management. He holds a B.S. in Marketing from Miami University and an M.B.A. from the University of Michigan.

Rex Jackson. Mr. Jackson has served as Chief Financial Officer for ChargePoint since the Closing and has held the same position at Legacy ChargePoint since May 2018. Prior to ChargePoint, Mr. Jackson served as CFO of Gigamon, Inc., a developer of network and security visibility solutions, from October 2016 to April 2018 through its go-private transaction. Mr. Jackson served as Chief Financial Officer of Rocket Fuel Inc., an advertising technology company, from March 2016 to October 2016. Prior, Mr. Jackson served as Chief Financial Officer of JDS Uniphase Corporation (“JDSU”), a provider of network and service enablement solutions and optical products for service providers, cable operators and network equipment manufacturers, from January 2013 to September 2015, where he drove the separation of JDSU into two independent public companies (Lumentum Holdings Inc./Viavi Solutions) in August 2015. Mr. Jackson joined JDSU in January 2011 as Senior Vice President, Business Services, with responsibility for corporate development, legal, corporate marketing and information technology. Prior to JDSU, Mr. Jackson served as CFO of Symyx Technologies from 2007 to 2010, where he led the company’s acquisition of MDL Information Systems and subsequent merger of equals with another public company. Previously, Mr. Jackson also served as acting Chief Financial Officer for Synopsys and General Counsel at Avago, AdForce and Read-Rite. Mr. Jackson holds a B.A. from Duke University and a J.D. from Stanford Law School.

Colleen Jansen. Ms. Jansen has served as Legacy ChargePoint’s Chief Marketing Officer since July 2016. Prior to ChargePoint, she served as Vice President of Marketing at Jive Software, a provider of enterprise collaboration solutions, from April 2014 to September 2015. Prior, Ms. Jansen served as Senior Director of Global Consumer Marketing, among other roles, at LinkedIn, the world’s leading professional network, from 2011 to 2014. Previously, she served as Vice President Marketing at Yahoo, a consumer internet company as well as in leadership roles in public companies and privately-funded start-ups focused on software. Ms. Jansen has served as a member of the board of directors of CALSTART since February 2020. She holds a B.S. in Business Administration from California State University, Fresno.

Lawrence Lee. Mr. Lee has served as Legacy ChargePoint’s Senior Vice President of Operations and Services since November 2018. Prior to ChargePoint, Mr. Lee served in several roles over nine years at Apple, Inc., a multinational technology company that designs, develops and sells consumer electronics, computer software and online services, including as Director of New Product Introduction, from June 2015 to October 2018. Prior to Apple, Mr. Lee served as Senior Operations Manager for Brooks Automation, a worldwide provider of semiconductor manufacturing solutions and life science sample-based services and solutions. Mr. Lee holds a B.S. in Mechanical Engineering from Texas A&M University, an M.S. in Mechanical Engineering and an M.B.A. from the University of California, Berkeley.

Bill Loewenthal. Mr. Loewenthal has served as Legacy ChargePoint’s Senior Vice President, Product since July 2018. Prior to ChargePoint, Mr. Loewenthal served as Vice President of Product Portfolio Management at Avaya, a provider of business communication solutions, from July 2017 until February 2018. Since 2010, Mr. Loewenthal held various roles at audio communications leader Poly (formerly Plantronics), including from February 2012 to February 2016 when he served as Vice President Enterprise Solutions. His career includes leadership roles in public and startup companies with an emphasis on hardware and software solutions. Mr. Loewenthal holds a B.S. from San Jose State University.

Eric Sidle. Mr. Sidle has served as Legacy ChargePoint’s Senior Vice President of Engineering since September 2018. Prior to ChargePoint, Mr. Sidle served in several leadership roles at NIO, a manufacturer of electric vehicles, including Senior Director of Autonomous Driving Hardware, from December 2017 to August 2018 and as Director of Hardware and Advanced Technologies from December 2016 to December 2017. Before NIO, Mr. Sidle led multiple teams in special projects as well as Mac development at Apple, Inc., a multinational technology company that designs, develops and sells consumer electronics, computer software, and online services, from September 2011 to December 2016. He holds a B.S. in Electrical Engineering from the University of Illinois at Urbana-Champaign.

Rebecca Chavez. Ms. Chavez has served as ChargePoint’s General Counsel and Secretary since February 2021. Prior to ChargePoint, Ms. Chavez served in various legal leadership roles at Palo Alto Networks, Inc., a global cybersecurity company, including serving as the Vice President, Deputy General Counsel, Corporate, Securities and M&A, from November 2018 to February 2021, Associate General Counsel and Senior Director, Corporate and Securities, from November 2016 to November 2018 and Director, Corporate and Securities, from August 2015 to November 2016. Prior to joining Palo Alto Networks, Inc., she served as Associate General Counsel, Finance & Governance at Levi Strauss & Co., an American clothing company, from April 2013 to July 2015. Ms. Chavez began her legal career working at Morrison & Foerster LLP followed by Sidley Austin LLP. Ms. Chavez holds a B.A. in Latin American Studies and M.A. in Education from Stanford University and a J.D. from the University of California, Davis School of Law.

Non-Employee Directors

Roxanne Bowman. Ms. Bowman has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since August 2019. Ms. Bowman has served as Operating Executive at NMS Capital, a private investment firm, since March 2019. From September 2013 to November 2018, Ms. Bowman served as Chief Executive Officer of PowerTeam Services, LLC, a gas and electric utility service provider. Ms. Bowman holds a B.S. in Electrical Engineering from Clemson University and an M.B.A. from the Pamplin College of Business at Virginia Polytechnic Institute and State University. We believe Ms. Bowman is qualified to serve as a member of our Board based on her wide-ranging experience in management, sales, marketing and strategic planning within the utilities industry.

Bruce Chizen. Mr. Chizen has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since December 2014. Mr. Chizen is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP, a private equity fund, since July 2008, and as a Venture Partner at Voyager Capital, a venture capital firm, since August 2009. He has also served as an Operating Partner for Permira Growth Opportunities, a private equity fund since June 2018. From 1994 until 2008, Mr. Chizen served in a number of positions at Adobe Systems Incorporated, a provider of design, imaging and publishing software, including as its Chief Executive Officer from 2000 until 2007, President from 2000 until 2005, acting Chief Financial Officer from 2006 until 2007 and Strategic Advisor from 2007 until 2008. Mr. Chizen currently serves as a director of Synopsys, Inc. and Oracle Corporation. Mr. Chizen holds a bachelor’s degree from Brooklyn College, City University of New York. We believe Mr. Chizen is qualified to serve as a member of our Board based on his extensive leadership experience in digital media and software.

Axel Harries. Mr. Harries has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since October 2016. Mr. Harries has served as Vice President of Product Management and Sales for Mercedes-Benz AG since June 2017. Prior to this, from June 1993 to June 2017, Mr. Harries held several roles at Daimler AG, including leading the Connected, Autonomous, Shared & Services and Electric Drive unit, which is responsible for all-electric vehicle architecture from July 2016 to June 2017 and Quality Management of Mercedez-Benz Cars from July 2014 until July 2016 and Head of the G-Wagon Business Unit at Mercedes-Benz Cars from July 2008 until June 2014. Mr. Harries has served as a member of the board of Carwow and Mercedes-Benz USA since July 2019 and June 2017, respectively.

Mr. Harries studied product engineering with finance and management accounting at Furtwangen University, Germany. We believe Mr. Harries is qualified to serve as a member of our Board based on his extensive management experience in the automotive industry and knowledge of Europe’s auto charging market.

Jeffrey Harris. Mr. Harris has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since December 2018. In 2012, Mr. Harris founded Global Reserve Group LLC, a financial advisory and investment firm focused primarily on the energy and technology industries. In addition, he has been a Venture Partner of Quantum Energy Partners since 2012. Previously, Mr. Harris was a managing director of Warburg Pincus LLC, a private equity firm, from 1983 until 2011. Mr. Harris currently serves as a director of Knoll, Inc., InterPrivate Acquisition Corp. and several private companies. Mr. Harris holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Harris is qualified to serve as a member of our Board based on his extensive financial expertise and knowledge of the energy industry and clean technology.

Susan Heystee. Ms. Heystee has served as a member of ChargePoint’s board of directors since May 2021. Since September 2018, Ms. Heystee has served as a member of the Ouster, Inc. board of directors, and she currently also serves as a strategic advisor to the company. Previously, Ms. Heystee was Senior Vice President of Global Automotive Business at Verizon Connect from January 2017 to June 2018. Previously, Ms. Heystee served as Executive Vice President of Global Sales and OEM Business at Telogis, which was acquired by Verizon in July 2016, from February 2010 to December 2016. Ms. Heystee holds Bachelor’s degrees in mathematics and business from the University of Waterloo and an executive M.B.A. from Harvard Business School. We believe that Ms. Heystee is qualified to serve as a member of our Board due to her extensive experience in the technology sector and knowledge of market driven strategies.

Mark Leschly. Mr. Leschly has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since December 2009. Since July 1999, Mr. Leschly has served as a managing partner of Rho Capital Partners, Inc., an investment and venture capital management company. Since 2017, Mr. Leschly has been the chairman and chief executive officer of Universal Tennis, LLC, which is the developer of a software platform for tennis analytics and tournament management. Since 2014, Mr. Leschly has also been the owner and managing member of Iconica LLC, which primarily focuses on investments at the intersection of sports, media and technology. Mr. Leschly has served as a director of NGM Biopharmaceuticals, Inc. since January 2008. From 2002 until June 2016, Mr. Leschly served as a director of Anacor Pharmaceuticals, Inc. Mr. Leschly holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Harvard University. We believe Mr. Leschly is qualified to serve as a member of our Board based on his extensive experience in corporate finance and investing in energy companies.

Michael Linse. Mr. Linse has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since April 2012. Mr. Linse has served as the founder and managing director of Linse Capital LLC since October 2015, a growth equity firm investing in late-stage technology companies, and Levitate Capital, a venture capital firm, since March 2017. Prior to founding Linse Capital, Mr. Linse served as a partner at Kleiner Perkins Caufield & Byers (“KPCB”) from 2008 until March 2016. Prior to joining KPCB, Mr. Linse worked at Goldman Sachs for over a decade, most recently as Managing Director of the alternative energy investing team. Mr. Linse holds a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School. We believe Mr. Linse is qualified to serve as a member of our Board based on his extensive experience in corporate finance and investing in alternative energy space.

Neil S. Suslak. Mr. Suslak has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since March 2014. Since 2003, Mr. Suslak has served as a Managing Partner and co-founder of Braemar Energy Ventures, a venture capital firm investing in new technologies in the energy markets. Mr. Suslak holds an M.B.A. from Columbia Business School and a B.A. from the University of Rochester. We believe Mr. Suslak is qualified to serve as a member of our Board based on his extensive experience in the venture capital and investment banking industries, especially in the energy space.

G. Richard Wagoner, Jr. Mr. Wagoner has served as a member of ChargePoint’s board of directors since the Closing and previously served as a director of Legacy ChargePoint since February 2017. From 1977 to 2009, Mr. Wagoner held numerous senior positions at General Motors Corporation, including Chairman and Chief Executive Officer from 2003 to 2009. Mr. Wagoner currently serves as a director of Invesco Ltd., where he has served since October 2013, and Graham Holdings Inc., where he has served since June 2010. Mr. Wagoner previously served as a director of Aleris Corporation from August 2010 until April 2020. Mr. Wagoner holds a bachelor’s degree from Duke University and an M.B.A. from Harvard Business School. We believe Mr. Wagoner is qualified to serve as a member of our Board based on his extensive experience in the automobile industry, general management and public company board service.

Family Relationships

There are no familial relationships among the ChargePoint directors and executive officers.

Board Composition

Our Board is comprised of 10 directors and is divided into three classes with staggered three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Roxanne Bowman, Axel Harries, Mark Leschly and Neil Suslak and their terms will expire at the annual meeting of stockholders to be held in 2021;

•	the Class II directors are Jeffrey Harris, Susan Heystee and G. Richard Wagoner, Jr. and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•	the Class III directors are Bruce Chizen, Michael Linse and Pasquale Romano and their terms will expire at the annual meeting of stockholders to be held in 2023.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

Director Independence

The Board has determined that each member, other than Pasquale Romano, will qualify as independent, as defined under the listing rules of the NYSE. In addition, we will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications and operations of the audit committee, as discussed below.

Board Oversight of Risk

One of the key functions of the Board is to be informed oversight of our risk management process. We do not anticipate having a standing risk management committee, but rather anticipate administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.

Board Committees

Audit Committee

The members of the audit committee are Messrs. Harris, Heystee, Suslak and Wagoner, each of whom can read and understand fundamental financial statements. Each of Messrs. Harris, Heystee, Suslak and Wagoner is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Mr. Harris is the chair of the audit committee. Mr. Harris qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. The audit committee assists the Board with its oversight of the following: the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and the design and implementation of our internal audit function and risk assessment and risk management. Among other things, the audit committee is responsible for reviewing and discussing with management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also discusses with the Company’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of the Company’s financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of the Company’s financial affairs. The audit committee is be responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, the audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The audit committee has sole authority to approve the hiring and discharging of the Company’s independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. The audit committee reviews and oversees all related person transactions in accordance with the Company’s policies and procedures.

Compensation and Organizational Development Committee

The members of the compensation and organizational development committee are Messrs. Chizen, Leschly and Linse. Mr. Linse is the chair of the compensation and organizational development committee. Each member of the compensation and organizational development committee is considered independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation and organizational development committee members. The compensation and organizational development committee assists the Board in discharging certain of the responsibilities with respect to compensating our executive officers, and the administration and review of the incentive plans for employees and other service providers, including our equity incentive plans, and certain other matters related to our compensation programs.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Ms. Bowman and Messrs. Chizen and Leschly. Mr. Leschly is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee assists the Board with its oversight of and identification of individuals qualified to become members of the Board, consistent with criteria approved by the Board, and selects, or recommends that the Board selects, director nominees, develops and recommends to the Board a set of corporate governance guidelines, and oversees the evaluation of the Board.

Code of Conduct

The Board has adopted a Code of Conduct. The Code of Conduct applies to all of our employees, officers and directors, as well as all of our contractors, consultants, suppliers and agents in connection with their work for the Company. The full text of the Code of Conduct is on our website at https://investors.chargepoint.com under the Governance section. We intend to disclose future amendments to, or waivers of, the Code of Conduct, as and to the extent required by SEC regulations, at the same location on the website identified above or in public filings. Information contained on the website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

Compensation and Organizational Development Committee Interlocks and Insider Participation

None of the intended members of the compensation and organizational development committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or compensation and organizational development committee.

EXECUTIVE COMPENSATION

For the fiscal year ended January 31, 2021, ChargePoint’s named executive officers were:

•	Pasquale Romano, Chief Executive Officer

•	Christopher Burghardt, Managing Director, Europe

•	Michael Hughes, Chief Revenue Officer

Fiscal Year 2021 Summary Compensation Table

The following table shows information regarding the compensation of ChargePoint’s named executive officers for services performed during the fiscal years ended January 31, 2021 and January 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)		Total ($)
Pasquale Romano, Chief Executive Officer	2021	454,167	405,000	—	(2)	—		859,167
	2020	500,000	112,500	1,125,000		262,500		2,000,000
Christopher Burghardt,(3),(4) Managing Director, Europe	2021	402,500	130,410	—		—		532,910

Michael Hughes,(4) Chief Revenue Officer	2021	272,500	97,200	—		294,000	(5)	663,700

(1)

The amounts in this column represent the aggregate grant date fair value of option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to ChargePoint’s consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by ChargePoint in determining the grant date fair value of its equity awards. In accordance with SEC rules, the grant date fair value of an award subject to a performance condition is based on the probable outcome of the performance condition.

(2)

Mr. Romano was granted an option to purchase 1,500,000 shares of ChargePoint’s Common Stock on June 2, 2020. As originally granted, the option would have vested if ChargePoint achieved positive operating income for the fiscal year ending January 31, 2024. At the time the option was granted it was not probable that the performance condition would be achieved, and therefore no amount is included in the “Option Awards” column for fiscal year 2021. The grant date fair value of the option granted to Mr. Romano, assuming maximum achievement of the performance condition, was $783,991.

(3)	Mr. Burghardt’s salary is paid in Euros and has been converted to U.S. dollars using the average exchange rate during the fiscal year of 1.15.
(4)

Messrs. Burghardt and Hughes were employed by us, but were not named executive officers, in the fiscal year ended January 31, 2020. Accordingly, compensation information is only provided for the fiscal year ending January 31, 2021.

(5)	Reflects sales commissions.

Narrative Disclosure to Summary Compensation Table

The compensation of ChargePoint’s named executive officers generally consists of base salary, annual incentive compensation and equity compensation. In making executive compensation decisions, the ChargePoint Board and ChargePoint’s compensation and organizational development committee consider such factors as they deem appropriate in their exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to ChargePoint’s other executive officers and competitive market conditions.

The salaries and target bonus opportunities of ChargePoint’s named executive officers are typically reviewed annually and adjusted when the Board or compensation and organizational development committee determines it is appropriate. For the fiscal year ended January 31, 2021, Mr. Romano’s base salary was $500,000 per year, Mr. Burghardt’s base salary was €350,000 per year and Mr. Hughes’ base salary was $300,000 per year. However, as part of a COVID-related expense reduction program, the base salaries of ChargePoint’s U.S. employees (including Messrs. Romano and Hughes) were reduced by 20% from April 16, 2020 to September 30, 2020.

As part of the same COVID-19-related expense reduction program, ChargePoint did not adopt a formal executive bonus program for the fiscal year ended January 31, 2021. Any bonuses for the fiscal year ended January 31, 2021, were discretionary. In light of the successful completion of the Business Combination and overachievement of the Company’s billings target, our Board of Directors approved fiscal 2021 bonuses for our named executive officers at 108% of target. The fiscal 2021 bonuses earned by our named executive officers are included in the “Bonus” column of the Fiscal Year 2021 Summary Compensation Table above. Mr. Hughes was eligible to earn sales commissions based on the Company’s billings. For the fiscal year ended January 31, 2021, his target commission opportunity was 70% of his base salary. The commissions earned by Mr. Hughes are included in the “Non-Equity Incentive Plan” column of the Fiscal Year 2021 Summary Compensation Table above.

Effective as of the closing of the Business Combination, the Board approved the following changes in the base salaries and target bonuses of ChargePoint’s named executive officers: Mr. Romano’s target bonus was increased to 100% of base salary and his base salary remains unchanged, Mr. Burghardt’s target bonus was increased to 40% of his base salary and his base salary remains unchanged and Mr. Hughes’ base salary was increased to $350,000 per year and his target bonus remains unchanged.

Historically, the equity compensation granted to ChargePoint’s named executive officers has consisted of stock options. For a description of the stock options granted to ChargePoint’s named executive officers in fiscal year 2021, please see the “Outstanding Equity Award at Fiscal Year 2021 Year-End” table below.

During the fiscal year ended January 31, 2021, Mr. Romano was granted an option to purchase 1,500,000 shares of ChargePoint’s Common Stock. As originally granted, the option was eligible to vest if ChargePoint achieved positive operating income for the fiscal year ending January 31, 2024. Effective upon consummation of the Business Combination, in order to provide an additional retention incentive as ChargePoint transitions to becoming a publicly-traded company, this option was amended so that it will fully vest in a single installment on January 31, 2024 subject to Mr. Romano’s service through the vesting date. The incremental fair value associated with the modification of Mr. Romano’s option will appear in our Fiscal Year 2022 Summary Compensation Table.

The Company intends to grant 100,000 restricted stock units (“RSUs”) to Mr. Burghardt and 150,000 RSUs to Mr. Hughes. These RSU awards will vest in quarterly installments over four years of service subject to the officer’s continuous service through each vesting date.

ChargePoint’s named executive officers were eligible to participate in ChargePoint’s health and welfare plans to the same extent as other full-time employees generally. ChargePoint generally did not provide ChargePoint’s named executive officers with perquisites or other personal benefits. However, ChargePoint did reimburse ChargePoint’s named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services.

Employment Arrangements with ChargePoint’s Named Executive Officers

ChargePoint has entered into offer letters or employment agreements with each of its named executive officers setting forth the initial terms of the officer’s employment. Offer letters with our U.S. named executive officers provide that the officer’s employment will be “at will” and may be terminated at any time. The employment agreement with Mr. Burghardt, who is a resident of Europe, includes statutory notice provisions required under European law. The severance benefits that ChargePoint’s named executive officers are entitled to are described in “Severance and Change in Control Benefits” below.

Severance and Change in Control Benefits

Each of our named executive officers is entitled to severance payments pursuant to their severance and change in control agreements. These agreements have a three year term from closing of the Business Combination and supersede any severance provisions in the officer’s offer letter or employment agreement. Pursuant to these agreements, if a named executive officer’s employment is terminated by ChargePoint without Cause (as defined below) or if the officer resigns for Good Reason (as defined below) (either of which, an “Involuntary Termination”), the officer is eligible to receive a lump sum payment equal to six months of the officer’s then current base salary and COBRA premiums. If an Involuntary Termination occurs within 3 months prior to, or within 12 months after, a Change in Control, then the cash severance payment the officer is eligible to receive is increased to 12 months of the officer’s base salary and COBRA premiums, 100% of the officer’s time-based equity awards outstanding at the time the officer’s employment terminates will vest and any outstanding performance-based equity awards will vest at the greater of the target level of achievement or based on actual performance. As a condition to the receipt of severance benefits, the officer must execute a release of claims, resign from all positions with ChargePoint and return all company property.

For purposes of the severance and acceleration benefits described above, the terms “Cause,” “Change in Control” and “Good Reason” have the following meanings:

“Cause” means a named executive officer’s unauthorized use or disclosure of our confidential information or trade secrets which causes material harm, material breach of any agreement with us, material failure to comply with our written policies or rules, conviction of (or plea of guilty or “no contest” to) a felony, gross negligence or willful misconduct in the performance of the officer’s duties, continuing failure to perform assigned duties or failure to cooperate in good faith with a governmental or internal investigation.

“Change in control” means any person acquires ownership of more than 50% of our voting stock, a sale of all or substantially all of our assets, consummation of a merger of the company with or into another entity if our capital stock represents less than 50% of the voting power of the surviving entity or its parent or certain changes in the composition of our board of directors. The Business Combination is not a change in control for purposes of the severance arrangements with our named executive officers.

“Good Reason” means a material diminution in the named executive officer’s responsibilities, authority, powers, functions or duties (other than a change of title), a material reduction in the officer’s base salary or benefits or the named executive officer’s office is relocated more than 50 miles from its then current location. In order to resign for Good Reason, the named executive officer must provide written notice to ChargePoint of the existence of one or more of the above conditions within 90 days of its initial existence and ChargePoint must be provided with 30 days to cure the condition. If the condition is not cured within such 30 day period, the named executive officer must terminate employment within 30 days of the end of such cure period.

In addition, Mr. Romano was granted an option to purchase 1,500,000 shares of our common stock in June 2020 that will accelerate with respect to 6/48th of the total option shares if Mr. Romano is subject to a termination without cause or a resignation for good reason prior to January 31, 2024. As a condition to such acceleration, Mr. Romano must execute a release of claims.

Outstanding Equity Awards at Fiscal Year 2021 Year-End

The following table provides information regarding outstanding equity awards held by ChargePoint’s named executive officers as of January 31, 2021.

The number of shares subject to each option set forth below and the applicable exercise price are as of January 31, 2021, but have been adjusted to reflect adjustments made on the Closing Date when ChargePoint options were converted into options to purchase the Company’s Common Stock.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to ChargePoint’s named executive officers’ equity awards, see “— Severance and Change in Control Benefits” above.

			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Pasquale Romano	3/1/2011	—	16,623		—	60.21	2/28/2021
	6/11/2012	—	815,802		—	0.27	6/10/2022
	11/6/2014	—	1,364,712		—	0.27	11/5/2024
	1/26/2018	11/1/2017	2,130,232	(1)	560,587	0.84	1/25/2028
	10/23/2019	2/1/2020	342,581	(1)	1,152,318	0.76	10/22/2029
	6/2/2020	2/1/2020	—	(2)	1,494,900	0.76	6/1/2030
Christopher Burghardt	12/27/17	11/6/2017	89,611	(3)	158,124	0.84	12/26/2027
Michael Hughes	8/27/2018	08/16/2018	861,469	(4)	629,705	0.56	8/26/2028

(1)

Option vests in 48 equal monthly installments beginning with the vesting commencement date set forth above, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)

As of January 31, 2021, the option was subject to a performance condition which had not yet been achieved. Effective as of closing of the Business Combination, option vests in a single installment on January 31, 2024 subject to the named executive officer’s continuous service through the applicable vesting date.

(3)

Represents the unexercised portion of an option to purchase a total of 758,990 shares. 25% of the option vests on the one-year anniversary of the vesting commencement date set forth above and 1/48th of the option vests per month thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)

Represents the unexercised portion of an option to purchase a total of 1,590,834 shares. 25% of the option vests on the one-year anniversary of the vesting commencement date set forth above and 1/48th of the option vests per month thereafter, subject to the named executive officer’s continued employment through the applicable vesting date

401(k) Plan

ChargePoint maintains a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by ChargePoint, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by ChargePoint, if any, will be deductible by ChargePoint when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. ChargePoint currently does not make matching contributions under its 401(k) plan.

Equity Plans

2017 Stock Plan

General. The Legacy ChargePoint Board of Directors adopted Legacy ChargePoint’s 2017 Stock Plan on December 21, 2017, and it was approved by ChargePoint’s stockholders on December 21, 2017. No further awards will be made under Legacy ChargePoint’s 2017 Stock Plan; however, awards outstanding under Legacy ChargePoint’s 2017 Stock Plan will continue to be governed by their existing terms.

Share Reserve. As of January 31, 2021, ChargePoint has reserved 37,454,289 shares of ChargePoint Common Stock for issuance under ChargePoint’s 2017 Stock Plan plus up to 11,775,302 shares of ChargePoint Common Stock that recycle from ChargePoint’s 2007 Stock Incentive Plan, all of which may be issued as incentive stock options. As of January 31, 2021, options to purchase 25,066,350 shares of Common Stock, at exercise prices ranging from $0.55 to $0.83 per share, or a weighted-average exercise price of $0.73 per share were outstanding under ChargePoint’s 2017 Stock Plan, and 4,543,840 shares of Common Stock remained available for future issuance. Shares subject to awards granted under ChargePoint’s 2017 Stock Plan that expire or are cancelled or lapse unexercised, shares forfeited to or reacquired by us will again become available for issuance under the 2021 Plan.

2007 Stock Incentive Plan

The Legacy ChargePoint Board adopted ChargePoint’s 2007 Stock Incentive Plan on September 13, 2007, and it was approved by ChargePoint’s stockholders on November 15, 2007. ChargePoint ceased making awards under the 2007 Stock Incentive Plan after the 2017 Stock Plan was adopted and, as of January 31, 2021, there were options to purchase 5,203,746 shares of Common Stock, at exercise prices ranging from $0.26 to $65.00 per share, or a weighted-average exercise price of $0.57 per share outstanding under ChargePoint’s 2007 Stock Incentive Plan.

2021 Equity Incentive Plan

The material terms of the 2021 Equity Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of the 2021 Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the 2021 Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part. To the extent there is a conflict between the terms of this summary and the 2021 Equity Incentive Plan, the terms of the 2021 Equity Incentive Plan will control.

Types of Awards. The 2021 Equity Incentive Plan provides for the grant stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares and restricted stock units (“RSUs”), or collectively, awards.

Administration. The 2021 Equity Incentive Plan will be administered by the Board of Directors or by one or more committees to which the board of directors delegates such administration (as applicable, the “2021 Plan Administrator”). Subject to the terms of the 2021 Equity Incentive Plan, the 2021 Plan Administrator will have the complete discretion to determine the eligible individuals who are to receive awards under the plan, to determine the terms and conditions of awards granted under the 2021 Equity Incentive Plan and to make all decisions related to the 2021 Equity Incentive Plan and awards granted thereunder.

Share Reserve. The number of shares of Common Stock that may be issued under the 2021 Equity Incentive Plan is equal to the sum of (x) 27,200,000 shares, plus (y) up to 39,000,000 shares subject to awards granted under Legacy ChargePoint’s 2017 Stock Plan and 2007 Stock Incentive Plan (the “Predecessor Plans”) that are outstanding on the September 30, 2020 (the “Business Combination Date”) and that are subsequently forfeited, expire or lapse unexercised or unsettled or are reacquired by ChargePoint, plus (z) the annual increase in shares described below. While a maximum of 39,000,000 shares could have been added to the 2021 Equity Incentive Plan from the Predecessor Plans, only 30,135,695 shares were issuable upon awards outstanding awards under the Predecessor Plans on the Business Combination Date. In addition since we do not expect all awards outstanding under the Predecessor Plans on the Business Combination Date will be forfeited, ChargePoint expects the actual number of shares added to the 2021 Equity Incentive Plan to be less.

On the first day of each March during the term of the 2021 Equity Incentive Plan, beginning on March 1, 2021 and ending on (and including) March 1, 2030, the number of shares of Common Stock that may be issued under the 2021 Equity Incentive Plan will increase by a number of shares equal to the lesser of (a) 5% of the outstanding shares on the last day of the immediately preceding month or (b) such lesser number of shares (including zero) that the 2021 Plan Administrator determines for purposes of the annual increase for that fiscal year. On March 1, 2021, the number of shares of Common Stock that may be issued under the 2021 Equity Incentive Plan increased by 13,888,417 shares.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire, the shares subject to such awards will again be available for issuance under the 2021 Equity Incentive Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2021 Equity Incentive Plan. If restricted shares or shares issued upon exercise of an option are reacquired by the ChargePoint pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2021 Equity Incentive Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2021 Equity Incentive Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2021 Equity Incentive Plan.

Shares issued under the 2021 Equity Incentive Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the 2021 Equity Incentive Plan.

Incentive Stock Option Limit. No more than 75,000,000 shares of Common Stock may be issued under the 2021 Equity Incentive Plan upon the exercise of ISOs.

Annual Limitation on Compensation of Non-Employee Directors. The grant date fair value of awards granted to each non-employee director during any fiscal year of ChargePoint, together with the value of any cash compensation paid to the non-employee director during such fiscal year, may not exceed $750,000. This limit is increased to $1,000,000 in the fiscal year a non-employee director is initially appointed or elected to the board of directors. Compensation paid to an individual for services as an employee or consultant will not count towards these limitations.

Eligibility. Employees (including officers), non-employee directors and consultants who render services to ChargePoint or a parent, subsidiary or affiliate thereof (whether now existing or subsequently established) are eligible to receive awards under the 2021 Equity Incentive Plan. ISOs may only be granted to employees of ChargePoint or a parent or subsidiary thereof (whether now existing or subsequently established).

International Participation. The 2021 Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the 2021 Equity Incentive Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the 2021 Equity Incentive Plan share reserve.

Repricing. The 2021 Plan Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the 2021 Plan Administrator determines.

Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2021 Equity Incentive Plan, may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the 2021 Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of Common Stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Stock Appreciation Rights (SAR). A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The 2021 Plan Administrator determines the exercise price of stock appreciation rights granted under the 2021 Equity Incentive Plan, which may not be less than 100% of the fair market value of Common Stock on the date of grant. Subject to limited exceptions, a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the 2021 Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the 2021 Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Tax Limitations on Incentive Stock Options (ISO). The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of ChargePoint’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of ChargePoint’s total combined voting power or that of any of ChargePoint’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Shares of restricted stock may be issued under the 2021 Equity Incentive Plan for such consideration as the 2021 Plan Administrator may determine, including cash, services rendered or to be rendered to ChargePoint, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the 2021 Plan Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions and conditions as the underlying shares.

Restricted Stock Units (RSU). A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the 2021 Plan Administrator. RSUs vest at the rate determined by the 2021 Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, Common Stock or a combination of cash and Common Stock, as determined by the 2021 Plan Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the 2021 Plan Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, restricted stock units may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the restricted stock units to which they pertain.

Other Awards. The 2021 Plan Administrator may grant other awards based in whole or in part by reference to Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the 2021 Equity Incentive Plan. The 2021 Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure. In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2021 Equity Incentive Plan, the number of shares that may be added to the 2021 Equity Incentive Plan from the Predecessor Plans, the limit on the number of shares that may be issued under the 2021 Equity Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions. If ChargePoint is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the 2021 Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change of Control. The 2021 Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant that the award will be subject to acceleration of vesting and exercisability in the event of a change of control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards. Unless the 2021 Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The 2021 Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination. The 2021 Plan Administrator may amend or terminate the 2021 Equity Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2021 Equity Incentive Plan will terminate automatically in 2031, 10 years after its adoption by the Board. Shareholder approval is not required for any amendment of the 2021 Equity Incentive Plan, unless required by applicable law or exchange listing standards.

2021 Employee Stock Purchase Plan

The following summary of the principal provisions of 2021 Employee Stock Purchase Plan (the “ESPP”) is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is filed as an exhibit to the registration statement of which this prospectus is a part. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code; however, the ESPP also allows ChargePoint to conduct offerings for non-U.S. employees that do not qualify under Section 423 of the Code as described in “International Participation” below. During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration. The ESPP will be administered by the Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “ESPP Administrator”). Subject to the terms of the ESPP, the ESPP Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Shares Available for Issuance. Up to a maximum of 5,400,000 shares of Common Stock may be issued under the ESPP, plus an annual increase in shares described below.

On the first day of each March during the term of the ESPP, beginning on March 1, 2021 and ending on (and including) March 1, 2040, the number of shares of Common Stock that may be issued under the ESPP will increase by a number of shares equal to the least of (a) 1% of the outstanding shares on the last day of the immediately preceding month, (b) 5,400,000 shares or (c) such lesser number of shares (including zero) that the ESPP Administrator determines for purposes of the annual increase for that fiscal year. On March 1, 2021, the number of shares of Common Stock that may be issued under the ESPP increased by 2,777,683 shares.

Shares issued under the ESPP may be authorized but unissued shares or treasury shares. As of the date hereof, no rights to purchase shares have been granted under the ESPP.

Eligibility and Participation. All employees (including officers and employee directors) who are employed by ChargePoint or a designated subsidiary or, solely in the case of an offering period that is not intended to qualify under Section 423 of the Code, a designated affiliate (whether currently existing or subsequently established) are eligible to participate in the ESPP. The ESPP Administrator may exclude certain categories of employees from participating in any offering period to the extent permitted by Section 423 of the Code, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with us and/or highly compensated employees. No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Section 423 of the Code to violate the requirements of Section 423 of the Code. In the case of an offering period that is not intended to qualify under Section 423 of the Code, the ESPP Administrator may exclude any individual(s) from participation if the ESPP Administrator determines that the participation of such individual(s) is not advisable or practicable. Also, in accordance with Section 423 of the Code, no employee may be granted an option under the ESPP, if immediately, after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all classes of the stock of ChargePoint or any parent or subsidiary.

The ESPP will permit an eligible employee to purchase Common Stock through payroll deductions, which may not exceed 15% of the employee’s eligible compensation (or such lower limit as may be determined by the ESPP Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the start of the applicable offering period) for each calendar year in which the option is outstanding. The ESPP Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period. Unless the ESPP Administrator provides otherwise with respect to an offering period, no participant may purchase more than 10,000 shares during any purchase period within an offering period.

International Participation. To provide ChargePoint with greater flexibility in structuring its equity compensation programs for non-U.S. employees, the ESPP also permits ChargePoint to grant employees of ChargePoint’s non-U.S. subsidiaries and affiliates rights to purchase shares of Common Stock pursuant to other offering periods and/or sub-plans adopted by the ESPP Administrator in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Section 423 of the Code, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S.

Offering Periods and Purchase Price. The ESPP will be implemented through a series of offerings periods of up to 27 months, which may consist of one or more purchase periods. During each purchase period, payroll contributions will accumulate without interest. On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase Common Stock.

The purchase price for each offering period will be established by the ESPP Administrator and may not be less than 85% of the fair market value per share of Common Stock on either the first trading day in an offering period or on the purchase date, whichever is less.

Changes in Capital Structure. In the event that there is a specified type of change in ChargePoint’s capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (b) the individual participant share limitations described in the ESPP and (c) the purchase price per share and the number and class of stock covered by each outstanding option which has not yet been exercised.

Corporate Reorganization. In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by ChargePoint or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior the effective time of the reorganization and each outstanding purchase right will be exercised on such date.

Amendment and Termination. The ESPP Administrator will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation. If not sooner terminated, the ESPP will terminate in 2041 on the twentieth anniversary of the date the Board adopted the ESPP.

Fiscal Year 2021 Director Compensation

In fiscal year 2021, ChargePoint paid certain of its directors an annual retainer in connection with their service on the Board. ChargePoint also had a policy of reimbursing all of its non-employee directors for their reasonable out-of-pocket expenses in connection with attending board of directors and committee meetings. From time to time, ChargePoint has granted stock options to certain of its non-employee directors, typically in connection with a non-employee director’s initial appointment to the Board.

The following table sets forth information regarding the compensation of ChargePoint’s non-employee directors during the fiscal year ended January 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Bruce Chizen	40,000	2,485,949	(2)	2,525,949
Roxanne Bowman	40,000	—	(3)	40,000
Axel Harries	—	—		—
Jeffrey Harris	—	—		—
Mark Leschly	—	—		—
Michael Linse	—	—		—
Richard Lowenthal	—	—	(4)	—
Neil S. Suslak	—	—		—
G. Richard Wagoner Jr.	40,000	—	(5)	40,000

(1)

The amounts in this column represent the aggregate grant date fair value of option awards granted to the non-employee director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to ChargePoint’s consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by ChargePoint in determining the grant date fair value of its equity awards.

(2)	As of January 31, 2021, Mr. Chizen held options to purchase 398,640 shares of ChargePoint Common Stock in the aggregate.
(3)	As of January 31, 2021, Ms. Bowman held options to purchase 348,810 shares of ChargePoint Common Stock in the aggregate.
(4)	As of January 31, 2021, Mr. Lowenthal held options to purchase 235,963 shares of ChargePoint Common Stock in the aggregate.
(5)	As of January 31, 2021, Mr. Wagoner held options to purchase 379,717 shares of ChargePoint Common Stock in the aggregate.

The Company has implemented a compensation program for its non-employee directors. Pursuant to this program, non-employee directors will receive the following cash compensation, paid quarterly in arrears:

Position	Annual Retainer
Board service plus (as applicable):	$40,000
Board Chair	$30,000
Audit Committee Chair	$20,000
Compensation and Organizational Development Committee Chair	$15,000
Nominating/Governance Committee Chair	$8,000

The Company will reimburse non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attending board of directors and committee meetings.

In addition, non-employee directors will receive automatic grants of equity awards under the 2021 Plan. Upon joining the Company’s board of directors, a new non-employee director will receive RSUs with an approximate grant date value of $350,000. This new director equity award will vest in three annual installments on each anniversary of the date of grant subject to the director’s continued service on the board through each such anniversary. In connection with each annual meeting of stockholders, each non-employee director who will continue to serve on the Company’s Board (other than a director who joined the board within three months prior to the annual meeting) will receive RSUs with an approximate grant date value of $185,000 ($92,500 in the case of a non-employee director who joined the board at least three, but less than six, months prior to the date of the annual meeting). These annual equity awards will vest in full on the earlier of the one-year anniversary of the date of grant or the date of the next annual meeting of stockholders subject to the director’s continued service on the board through such date. Both new director equity awards and annual equity awards will vest in full in the event of a change in control while the non-employee director remains in service.

Non-employee directors who served on the Legacy ChargePoint Board prior to the Business Combination are not eligible for new director equity awards in connection with joining the Company’s board of directors. Instead, following the closing of the Business Combination, certain of ChargePoint’s directors, Messrs. Harries, Harris, Leschly, Linse and Wagoner will receive one-time equity awards consisting of 18,500 RSUs that will vest in full on the earlier of the one-year anniversary of closing of the Business Combination or a change in control subject to the director’s continued service on the board through such date.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our Common Stock and warrants is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation (“Second A&R Charter”) in its entirety for a complete description of the rights and preferences of our Common Stock and the Warrant Agreement and Form of Warrant for a description of the terms of the Warrants.

Authorized and Outstanding Stock

The Second A&R Charter authorizes the issuance of 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of February 26, 2021, there were 277,768,357 shares of Common Stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and only then at the times and in the amounts that the Board may determine. See “Market Information for Securities and Dividend Policy” for more information.

Voting Rights

The holders of our Common Stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Our Second A&R Charter and Second A&R Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any associated qualifications, limitations or restrictions. The Board also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock. We have no current plan to issue any shares of preferred stock.

Options

As of February 26, 2021, there were options to purchase 30,135,695 shares of our Common Stock outstanding, with an average exercise price of $0.71.

Registration Rights

Certain holders of Common Stock are entitled to registration rights as described in the “Registration Rights” in this prospectus below.

Certificate of Incorporation and Bylaw Provisions

Our Second A&R Charter and Second A&R Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•

Board of Directors Vacancies. Our Second A&R Charter and Second A&R Bylaws authorizes our Board to fill vacant directorships, including newly-created seats. In addition, the number of directors constituting our Board will be set only by resolution adopted by a majority vote of our entire Board. These provisions will prevent a stockholder from increasing the size of our Board and gaining control of our Board by filling the resulting vacancies with its own nominees.

•

Classified Board. Our Second A&R Charter and Second A&R Bylaws provide that our Board is classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the Board for cause and only by the approval of 66 2/3% of our then-outstanding shares of Common Stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Stockholder Action; Special Meeting of Stockholders. Our Second A&R Charter provides that stockholders will not be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our Second A&R Bylaws further provides that special meetings of our stockholders may be called only by a majority vote of our entire Board, the chairman of our Board or our chief executive officer.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Second A&R Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our Second A&R Bylaws also specifies certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

•

Issuance of Undesignated Preferred Stock. Our Board has, the authority, without further action by the holders of Common Stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock will enable our Board to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Transfer Agent

The Transfer Agent for our Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Provisions

Delaware Law

ChargePoint is governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Forum Selection Clause

The Second A&R Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (c) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Second A&R Charter or our Second A&R Bylaws (as each may be amended from time to time); (d) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, (i) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (ii) any action asserted to enforce any liability or duty created by the Securities Act, the Exchange Act or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the completion of our Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

Under the terms of the Warrant Agreement relating to the Public Warrants, we filed the registration statement of which this prospectus is a part, and we are obligated to use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants.

Notwithstanding the above, if our Common Stock is, at the time of any exercise of a warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•

if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants (including the Public Warrants and Private Warrants) for shares of Common Stock:

•	in whole and not in part;

•

at a price equal to a number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice; and

•

if, and only if, the last sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Common Stock that a warrantholder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Common Stock shall mean the average reported last sale price of our Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year.

No fractional shares of Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. Any redemption of the warrants for shares of Common Stock will apply to both the Public Warrants and the Private Warrants.

If we call the warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined above) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted pursuant to the following three paragraphs. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (b) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends (initially defined as up to $0.10 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed Initial Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to approve an amendment to our current certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our Common Stock if we have not consummated an Business Combination within the time period set forth in the current certificate of incorporation or (e) in connection with the redemption of our public shares upon our failure to complete our Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The warrant exercise price will not be adjusted for other events.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. If an amendment adversely affects the Private Warrants in a different manner than the Public Warrants or vice versa, then approval of holders of at least 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Warrants, voting as separate classes, will be required.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

Private Warrants

The Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants) are not transferable, assignable or salable until 30 days after the completion of our Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. Except as described below, the Private Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Legacy ChargePoint Warrants

Legacy ChargePoint had outstanding warrants to purchase shares of Legacy ChargePoint Common Stock and Legacy ChargePoint Preferred Stock, which now represent warrants to purchase ChargePoint Common Stock as follows:

Holder	Number of ChargePoint Warrant Shares	Exercise Price per Share	Expiration Date
Q-GRG VII (CP) Investment Partners, LLC	5,854,775	$9.04	Nov. 16, 2028
Canada Pension Plan Investment Board	2,927,387	$9.04	Nov. 16, 2028
Linse Capital CP V, LLC	1,346,598	$9.04	Nov. 16, 2028
Next47 Services GmbH	117,095	$9.04	Nov. 16, 2028
Clearvision Ventures Ecosystem Fund, LP	117,095	$9.04	Nov. 16, 2028
Braemar Energy Ventures III L.P.	29,373	$9.04	Nov. 16, 2028
BMW i Ventures SCS SIVAC-RAIF	5,855	$9.04	Nov. 16, 2028
AEP Investments, Inc.	234,191	$9.04	Nov. 30, 2028
CTTV Investments, LLC	292,739	$9.04	Dec. 5, 2028
Purple Green Investments Pte Ltd.	1,516,386	$9.04	Dec. 20, 2028
Linse Capital CP V, LLC	702,573	$9.04	Dec. 21, 2028
Daimler Trucks & Buses Holding Inc.	29,274	$9.04	Jan. 11, 2029
Linse Capital CP V, LLC	117,095	$9.04	Feb. 14, 2029
Canada Pension Plan Investment Board	761,121	$9.04	Feb. 14, 2029
Linse Capital CP VI, LLC	8,909,527	$6.03	Jul. 31, 2030
Q-GRG VII (CP) Investments Partners, LLC	5,269,298	$6.03	Jul. 31, 2030
Purple Green Investments Pte Ltd.	2,775,164	$6.03	Jul. 31, 2030
Canada Pension Plan Investment Board	1,756,432	$6.03	Jul. 31, 2030
AEP Investments, Inc.	702,573	$6.03	Jul. 31, 2030
Richard Lowenthal	175,643	$6.03	Jul. 31, 2030
Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009	87,821	$6.03	Jul. 31, 2030
CTTV Investments, LLC	105,110	$6.03	Jul. 31, 2030
G. Richard Wagoner, Jr. Trust, dated July 13, 1989, as amended and restated October 19, 2018	35,129	$6.03	Jul. 31, 2030
Braemar ChargePoint Investments III, LLC	1,466,051	$6.03	Jul. 31, 2030
Clearvision Ventures Ecosystem Fund, LP	87,821	$6.03	Jul. 31, 2030
Clearvision Ventures Ecosystem Fund 2, LP	351,286	$6.03	Jul. 31, 2030
Lawrence Lee	61,474	$6.03	Jul. 31, 2030
Linse Capital CP VI, LLC	479,897	$6.03	Aug. 3, 2030
Jackson 1997 Trust, dated November 6, 1997	87,821	$6.03	Aug. 6, 2030
Venture Lending and Leasing V	57,619	$2.51	Apr. 30, 2021
Venture Lending and Leasing VI	57,619	$2.51	Apr. 30, 2021
Venture Lending and Leasing V	41,578	$1.00	Apr. 30, 2021
Venture Lending and Leasing VI	41,578	$1.00	Apr. 30, 2021
Rho Ventures VI L.P.	97,329	$1.25	Jun. 20, 2021
Rho Ventures VI L.P.	115,872	$1.25	Sep. 12, 2021
Rho Ventures VI L.P.	115,872	$1.25	Oct. 28, 2021
Rho Ventures VI L.P.	103,520	$1.25	Jan. 5, 2022
Rho Ventures VI L.P.	78,211	$1.25	Mar. 5, 2022
Richard Lowenthal	120,956	$1.25	Jan. 5, 2022
Richard Lowenthal	28,222	$1.25	Mar. 4, 2022
Silicon Valley Bank	205,626	$1.25	Dec. 12, 2022
Silicon Valley Bank	96,765	$1.25	Dec. 12, 2022

Holder	Number of ChargePoint Warrant Shares	Exercise Price per Share	Expiration Date
Silicon Valley Bank	40,318	$1.25	Dec. 12, 2022
ChargePoint Investments LLC	600	$1.25	Jun. 20, 2021
ChargePoint Investments LLC	454	$1.25	Sep. 12, 2021
ChargePoint Investments LLC	454	$1.25	Oct. 28, 2021
ChargePoint Investments LLC	2,058	$1.25	Jan. 5, 2022
ChargePoint Investments LLC	1,368	$1.25	Mar. 4, 2022
ChargePoint Investments LLC	21,737	$1.25	Jun. 20, 2021
ChargePoint Investments LLC	16,425	$1.25	Sep. 12, 2021
ChargePoint Investments LLC	16,425	$1.25	Oct. 28, 2021
ChargePoint Investments LLC	20,268	$1.25	Jan. 5, 2022
ChargePoint Investments LLC	13,200	$1.25	Mar. 4, 2022
Next47 Services GmbH	54,739	$1.25	Jun. 20, 2021
Next47 Services GmbH	57,964	$1.25	Oct. 12, 2021
Next47 Services GmbH	57,964	$1.25	Oct. 28, 2021
Next47 Services GmbH	58,220	$1.25	Jan. 30, 2022
Next47 Services GmbH	29,193	$1.25	Mar. 27, 2022
Ares Capital Corporation	806,374	$1.25	Dec. 24, 2024

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Stockholders will be able to sell their Founder Shares pursuant to Rule 144 without registration one year after we have completed Business Combination, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

Registration Rights

Switchback and Legacy ChargePoint Stockholders’ Registration Rights

In connection with the Closing, ChargePoint and the holders of registration rights in Switchback and Legacy ChargePoint entered into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, we filed with the SEC the registration statement of which this prospectus is a part. In certain circumstances, the Registration Rights Holders can demand up to four underwritten offerings and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Switchback if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Public Warrants

Under the terms of the Warrant Agreement relating to the Public Warrants, we filed the registration statement of which this prospectus is a part, and we are obligated to use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants.

PIPE Shares

Pursuant to the Subscription Agreements, we filed with the SEC the registration statement of which this prospectus is a part registering the resale of 22,500,000 shares of Common Stock at a purchase price of $10.00 per share (the “PIPE Shares”).

Lock-Up Agreements

Concurrently with the Business Combination, certain stockholders of Legacy ChargePoint, whose ownership interests represent 70.4% of our outstanding Common Stock in the aggregate, have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of Common Stock held by them immediately after the Closing, including any shares of Common Stock issuable upon the exercise of options or warrants to purchase shares of Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, for six months after the Closing.

Listing of Securities

Our Common Stock and Warrants are listed on the NYSE under the symbols “CHPT” and “CHPT WS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to ChargePoint regarding the beneficial ownership of the Company’s Common Stock by:

•	each person who is known by ChargePoint to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

•	each current named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership percentages set forth in the table below are based on 305,721,011 shares of Common Stock issued and outstanding as of May 20, 2021.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock and preferred stock.

Unless otherwise noted in the footnotes to the following table, the business address of each executive officer and director is 240 East Hacienda Avenue, Campbell, California 95008.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Entities affiliated with Linse Capital, LLC(1)	84,714,189	26.7%
Q-GRG VII (CP) Investment Partners, LLC(2)	36,457,928	11.5%
Rho Ventures VI, L.P.(3)	24,297,606	7.9%
Entities affiliated with Braemar Energy Ventures III, LP(4)	21,323,353	6.9%
CPP Investment Board (USRE) Inc.(5)	19,559,239	6.3%
Named Executive Officers and Directors:
Pasquale Romano(6)	7,320,524	2.4%
Christopher Burghardt(7)	653,348	*
Michael Hughes(8)	1,196,366	*
Roxanne Bowman(9)	168,031	*
Bruce Chizen(10)	993,235	*
Axel Harries	—	*
Jeffrey Harris	—	*
Susan Heystee	—	*
Mark Leschly(11)	408,296	*
Michael Linse(12)	84,714,189	26.7%
Neil S. Suslak(13)	21,323,353	6.9%
G. Richard Wagoner, Jr.(14)	480,924	*
All directors and executive officers as a group (18 individuals)(15)	120,746,820	39.5%

*	Less than one percent

(1)

Includes (a) 29,877,739 shares of Common Stock held directly by Linse Capital CP LLC (“Linse I”), (b) 8,651,209 shares of Common Stock held directly by Linse Capital CP II LLC (“Linse II”), (c) 9,733,898 shares of Common Stock held directly by Linse Capital CP III, LLC (“Linse III”), (d) 6,736,866 shares of Common Stock held directly by Linse Capital CP IV, LLC (“Linse IV”), (e) 7,071,174 shares of Common Stock and 2,166,266 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by Linse Capital CP V, LLC (“Linse V”) and (f) 11,087,613 shares of Common Stock and 9,389,424 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by Linse Capital CP VI, LLC (“Linse VI,” and collectively, the “Linse Funds”). Linse Capital CP VI GP LP (“Linse GP VI”) is the manager of Linse VI, and Linse Capital Management PR LLC (“LCMPR”) is the general partner of Linse GP VI. Mr. Linse is the managing director of Linse Capital LLC, which is the manager of LCMPR and the managing member of Linse I, Linse II, Linse III, Linse IV and Linse V. Mr. Linse has sole voting and investment power over the shares held by each of the Linse Funds. The principal address of Linse I, Linse II, Linse III, Linse IV and Linse V is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico 00901. The principal address of Linse VI is 985 Damonte Ranch Parkway, Suite 240, Reno, NV 89521.

(2)

Includes 25,333,855 shares of Common Stock and 11,124,073 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by Q-GRG VII (CP) Investment Partners, LLC (“Q-GRG”). QEM VII, LLC (“QEM VII”) is the managing member of Q-GRG. Therefore, QEM VII may be deemed to share voting and dispositive power over the securities held by Q-GRG and may also be deemed to be the beneficial owner of these securities. QEM VII disclaims beneficial ownership of such securities in excess of its pecuniary interest in the securities. Any decision taken by QEM VII to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-GRG has to be approved by a majority of the members of its investment committee, which majority must include S. Wil VanLoh, Jr. and Dheeraj Verma. Therefore, Messrs. VanLoh, Jr. and Verma may be deemed to share voting and dispositive power over the securities held by Q-GRG and may also be deemed to be the beneficial owner of these securities. Messrs. VanLoh, Jr. and Verma disclaim beneficial ownership of such securities in excess of their pecuniary interests in the securities. The principal address of Q-GRG is 800 Capitol Street, Suite 3600, Houston, TX 77002.

(3)

Includes 24,297,606 shares of Common Stock which is held directly by Rho Ventures VI, L.P. (“RV VI”). RMV VI, L.L.C. (“RMV VI”) is the General Partner of RV VI, and Rho Capital Partners LLC (“RCP LLC”) is the Managing Member of RMV VI, and as such each of RCP LLC and RMV VI has the power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI. As managing members of RCP LLC, Joshua Ruch and Habib Kairouz possess the power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI. The principal address of each of RV VI is 152 West 57th St., 23rd Floor, New York, NY 10019.

(4)

Includes (a) 340,599 shares of Common Stock held directly by Braemar CP Investments 2019 LLC, (b) 2,621,439 shares of Common Stock held directly by Braemar CP Investments II 2020, LLC, (c) 11,244,604 shares of Common Stock and 29,273 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by Braemar Energy Ventures III, L.P., (d) 2,937,621 shares of Common Stock and 92,989 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by ChargePoint Investments LLC, (e) 859,502 shares of Common Stock held directly by ChargePoint Investments II, LLC and (f) 1,731,275 shares of Common Stock and 1,466,051 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by Braemar ChargePoint Investments III, LLC (collectively, the “Braemar Funds”). Mr. Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. Each of Messrs. Suslak, Lese and Tappan disclaim beneficial ownership of the securities held by the Braemar Funds. The principal address of each of the funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, NY 10017.

(5)

Canada Pension Plan Investment Board (“CPPIB”), through its wholly-owned subsidiary CPP Investment Board (USRE) Inc. (“USRE”), beneficially owns (a) 14,114,299 shares of Common Stock and (b) 5,444,940 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021. CPPIB is managed by a board of directors and because the board of directors acts by consensus/majority approval, none of the members of the CPPIB board of directors has sole voting or dispositive power with respect to the securities of ChargePoint held by USRE. The principal address of USRE is c/o Canada Pension Plan Investment Board, One Queen St., E Suite 2600, Toronto, ON M5C 2W5, Canada.

(6)

Includes (a) 2,143,977 shares of Common Stock and (b) 5,176,547 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021 held directly by Mr. Romano. 436,364 shares of Common Stock held by Mr. Romano are pledged to collateralize a personal loan entered into in May 10, 2021.

(7)	Includes (a) 468,862 shares of Common Stock and (b) 184,486 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021, all of which is held directly by Mr. Burghardt.
(8)	Includes (a) 136,039 shares of Common Stock and (b) 1,060,327 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021, all of which is held directly by Mr. Hughes.
(9)	Includes (a) 8,160 shares of Common Stock and (b) 159,871 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021 held by Ms. Bowman.
(10)

Includes (a) 4,938 shares of Common Stock and (b) 116,270 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021 held directly by Mr. Chizen, (b) 741,543 shares of Common Stock and (c) 87,821 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by the Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009 (the “Chizen Trust”) and (c) 42,663 shares of Common Stock held directly by the Gail Chizen 2009 Irrevocable Trust (the “Gail Chizen Trust”). Mr. Chizen is the co-trustee of each the Chizen Trust and the Gail Chizen Trust and has shared voting and investment power over the shares held by each of the Chizen Trust and the Gail Chizen Trust.

(11)

Includes 408,296 shares of Common Stock held directly by Iconica LLC. As the managing member of Iconica LLC, Mr. Leschly possesses sole power to direct the voting and disposition of the shares owned by Iconica LLC. The principal address of Iconica LLC is c/o Iconica Partners, 525 University Avenue, Suite 1350, Palo Alto, CA 94301.

(12)	See footnote 1.
(13)	See footnote 4.
(14)

Includes (a) 24,594 shares of Common Stock and (b) 379,717 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021 held by Mr. Wagoner and (b) 41.484 shares of Common Stock and 35,129 shares of Common Stock subject to a warrant exercisable within 60 days of May 20, 2021, all of which is held directly by the G. Richard Wagoner, Jr. Trust dated July 13, 1989, as amended and restated October 19, 2018 (the “Wagoner Trust”). Mr. Wagoner is the trustee of the Wagoner Trust and has sole voting and investment power over the shares held by the Wagoner Trust.

(15)

Includes (a) 9,475,290 shares of Common Stock subject to options exercisable within 60 days of May 20, 2021, (b) 13,416,248 shares of Common Stock subject to warrants exercisable within 60 days of May 20, 2021.

SELLING SECURITYHOLDERS

Subject to the terms of lock up agreements entered into by former stockholders of Legacy ChargePoint and the Initial Stockholders, the Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

The following table sets forth, as of February 26, 2021, the names of the Selling Securityholders, the aggregate number of shares of Common Stock held by the Selling Securityholders, the number of shares of our Common Stock that maybe sold by the Selling Securityholders under this prospectus and the number of shares of Common Stock that the Selling Securityholders will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after this offering none of the shares of Common Stock covered by this prospectus will be beneficially owned by the Selling Securityholders and (ii), other than the possible receipt of Earnout Shares in the future, the Selling Securityholders will not acquire beneficial ownership of any additional securities. In addition, we assume that the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Unless otherwise noted in the footnotes to the following table, the business address of each executive officer and director of ChargePoint is 240 East Hacienda Avenue, Campbell, California 95008.

The Selling Securityholders may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
	Number	%(1)	Number	Number	%
Switchback Selling Securityholders
Adage Capital Partners L.P(2)	2,670,771	1%	500,000	2,170,771	*
Entities affiliated with Alyeska Investment Group(3)	700,000	*	700,000	—	*
Antara Capital Master Fund LP(4)	1,500,000	*	1,500,000	—	*
Entities affiliated with Electron(5)	2,000,000	*	2,000,000	—	*
Citadel Multi-Strategy Equities Master Fund Ltd(6)	500,000	*	500,000	—	*
CVI Investments, Inc.(7)	500,000	*	500,000	—	*
Entities affiliated within the D.E. Shaw group(8)	2,000,000	*	2,000,000	—	*
Entities affiliated with Davidson Kempner Capital Management LP(9)	600,000	*	600,000	—	*
Entities affiliated with Millennium Management LLC(10)	1,528,078	*	1,500,000	28,078	*
HB Strategies LLC(11)	2,500,000	*	2,500,000	—	*
Lugard Road Capital Master Fund, LP(12)	343,272	*	343,272	—	*

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
	Number	%(1)	Number	Number	%
Luxor Capital Partners Offshore Master Fund, LP(13)	126,259	*	126,259	—	*
Luxor Capital Partners, LP(14)	180,864	*	180,864	—	*
Luxor Wavefront, LP(15)	49,605	*	49,605	—	*
Certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc.(16)	1,200,000	*	1,200,000	—	*
MMF LT, LLC(17)	803,036	*	800,000	3,036	*
Entities affiliated with NB(18)	800,000	*	800,000	—	*
Entities affiliated with Nineteen77 Global Merger Arbitrage Master Limited(19)	1,000,000	*	1,000,000	—	*
Scottish Mortgage Investment Trust PLC(20)	4,000,000	1.4%	4,000,000	—	*
Senator Global Opportunity Master Fund LP(21)	1,500,000	*	1,500,000	—	*
Former ChargePoint, Inc. Securityholder Sellers
Entities affiliated with Braemar Energy Ventures III, LP(22)	21,983,975	7.2%	21,983,975	—	*
CPP Investment Board (USRE) Inc.(23)	20,165,208	6.5%	1,756,432	18,408,776	5.9%
Entities affiliated with Linse Capital, LLC(24)	87,338,731	27.6%	87,338,731	—	*
Purple Green Investments Pte Ltd.(25)	12,906,434	4.2%	2,775,164	10,131,270	3.3%
Q-GRG VII (CP) Investment Partners, LLC(26)	37,587,439	12.0%	37,587,439	—	*
Bruce Chizen(27)	997,804	*	906,450	91,354	*
Christopher Burghardt(28)	627,256	*	490,208	137,048	*
Colleen Jansen(29)	716,126	*	339,553	376,573	*
Eric Sidle(30)	571,356	*	127,869	443,487	*
Lawrence Lee(31)	484,896	*	435,066	49,830	*
Michael Hughes(32)	1,159,072	*	198,176	960,896	*
Pasquale Romano(33)	7,433,412	2.4%	2,518,476	4,914,936	1.6%
Rex Jackson(34)	1,421,842	*	301,785	1,120,057	*
G. Richard Wagoner, Jr.(35)	495,594	*	115,876	379,718	*
Roxanne Bowman(36)	150,309	*	12,239	138,070	*
William Loewenthal(37)	228,831	*	42,052	186,779	*
Iconica LLC(38)	420,946	*	420,946	—	*
Rho Ventures VI, L.P.(39)	25,832,434	8.5%	25,832,434	—	*
Other Selling Securityholders(40)	9,021,414	2.9%	1,422,433	7,598,981	2.5%
Initial Stockholder Selling Securityholders
NGP Switchback, LLC(41)	13,284,848	4.7%	13,284,848	—	*
Joseph Brooks Armes(42)	68,318	*	68,318	—	*
Zane Arrott(43)	66,985	*	66,985	—	*
Ray Kubis(44)	34,985	*	34,985	—	*
Scott McNeill(45)	237,333	*	237,333	—	*
Jim Mutrie(46)	157,333	*	157,333	—	*
Josh Rosinski(47)	6,666	*	6,666	—	*

	Number of Private Warrants Beneficially Owned Prior to Offering		Private Warrants Being Offered Hereby	Number of Private Warrants Beneficially Owned After Offering
	Number	%	Number	Number	%
NGP Switchback, LLC (41)	6,521,568	100%	6,521,568	—	*

*	Indicates less than 1%
(1)

The percentage of beneficial ownership before this offering is calculated based on 277,768,357 shares of our Common Stock outstanding as of February 26, 2021. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

Shares beneficially owned consists of (i) 500,000 PIPE Shares (ii) 1,750,000 shares of Common Stock, and (iii) 420,771 shares of Common Stock underlying warrants exercisable within 60 days of February 26, 2021, all of which are held by Adage Capital Partners L.P. Shares offered hereby consist of 500,000 PIPE Shares. The address of the foregoing entity is 200 Clarendon St. 52nd Floor, Boston, MA 02116.

(3)

Shares offered hereby consist of 694,400 PIPE Shares held by Alyeska Master Fund, LP and 5,600 PIPE Shares held by Alyeska Master Fund 3, LP. Voting and investment power over the shares held by such entities resides with their investment manager, Alyeska Investment Group, LP. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is c/o Alyeska Investment Group, L.P., 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(4)

Shares offered hereby consist of 1,500,000 PIPE Shares held by Antara Capital Master Fund LP. Voting and investment power over the shares held by Antara Capital Master Fund LP resides with Antara Capital LP, its investment manager. Antara Capital LP may be deemed to have voting and dispositive power with respect to the shares. Himanshu Gulati is the Managing Member of Antara Capital LP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Selling Securityholder. Mr. Gulati disclaims beneficial ownership of the PIPE Shares. The address of the foregoing individuals and entities is 500 Fifth Avenue, Suite 2320 New York, New York 10110 USA.

(5)

Shares offered hereby consist of (a) 1,232,481 PIPE Shares held by Electron Global Master Fund L.P., (b) 715,822 PIPE Shares held by Electron Infrastructure Master Fund L.P., (c) 34,400 PIPE Shares held by Boothbay Absolute Return Strategies, LP., and (d) 17,297 PIPE Shares held by AGR Trading SPC-Series EC Segregated Portfolio. The general partner of Electron Global Master Fund L.P. is Electron GP LLC. The general partner of Electron Infrastructure Master Fund L.P. is Electron Infrastructure GP, LLC. James O. Shaver is the managing member of Electron GP LLC and Electron Infrastructure GP, LLC. Voting and investment power over the shares held by Boothbay Absolute Return Strategies, LP resides with Electron Capital Partners, its Sub-Investment Manager. Electron Capital Partners is the Sub-Investment Manager of AGR Trading SPC-Series EC Segregated Portfolio. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(6)

Shares offered hereby consist of 500,000 PIPE Shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Voting and investment power over the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. resides with Citadel Advisors LLC (“CAL”). Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address of the foregoing individuals and entities is c/o Citadel Americas LLC 131 S. Dearborn Street Chicago, IL 60603.

(7)

Shares offered hereby consist of 500,000 PIPE Shares held by CVI Investments, Inc. (“CVI”). Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.

Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of the foregoing individuals and entities is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.
(8)

Shares offered hereby consist of 500,000 PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and 1,500,000 PIPE Shares held by D. E. Shaw Valence Portfolios, L.L.C. (“Valence,” and the PIPE Shares held by Oculus and Valence, the “Subject Shares”), D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares of the Common Stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Common Stock directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. Oculus and Valence may be deemed to be affiliates of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Subject Shares. The address of the foregoing individuals and entities is c/o the D.E. Shaw group, 1166 Avenue of the Americas, Ninth Floor, New York, N.Y. 10036.

(9)

Shares offered hereby consist of (a) 260,280 PIPE Shares held by Davidson Kempner International, Ltd., (b) 219,600 PIPE Shares held by Davidson Kempner Institutional Partners, L.P., (c) 103,140 PIPE Shares held by Davidson Kempner Partners and (d) 16,980 PIPE Shares held by M.H. Davidson & Co. Voting and dispositive authority over the PIPE Shares is held by Davidson Kempner Capital Management LP (“DKCM”). Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the PIPE Shares. Each of the aforementioned entities and individuals disclaims beneficial ownership of the PIPE Shares held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(10)

Shares beneficially owned consists of (i) (a) 840,000 PIPE Shares and (b) 20,000 shares of Common Stock each held directly by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), (ii) 350,000 PIPE Shares held directly by Riverview Group LLC, (iii) 310,000 PIPE Shares held directly by ICS Opportunities, Ltd. and (iv) 8,078 shares of Common Stock held directly by ICS Opportunities II LLC (“ICS Opportunities II”). Shares offered hereby does not include shares of Common Stock held by such entities prior to the Business Combination. ICS Opportunities II is an affiliate of Integrated Core Strategies, Riverview Group and ICS Opportunities. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group.

Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or ICS Opportunities II, as the case may be.
(11)

Shares offered hereby consist of 2,500,000 PIPE Shares held by HB Strategies LLC. Hudson Bay Capital Management LP, the investment manager of HB Strategies LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HB Strategies LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of each entity C/o Hudson Bay Capital Management LP 777 Third Avenue, 30th Floor, New York, NY 10017,

(12)

Shares offered hereby consist of 343,272 PIPE Shares held by Lugard Road Capital Master Fund, LP. Jonathan Green may be deemed to have investment discretion and voting power over the securities held by Lugard Road Capital Master Fund, LP on behalf of Luxor Capital Group, LP, the investment manager of Lugard Road Capital Master Fund, LP. The address of each entity is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(13)

Shares offered hereby consist of 126,259 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP. Christian Leone may be deemed to have investment discretion and voting power over the securities held by Luxor Capital Partners Offshore Master Fund, LP on behalf of Luxor Capital Group, LP, the investment manager of Luxor Capital Partners Offshore Master Fund, LP. The address of each entity is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(14)

Shares offered hereby consist of 180,864 PIPE Shares held by Luxor Capital Partners, LP. Christian Leone may be deemed to have investment discretion and voting power over the securities held by Luxor Capital Partners, LP on behalf of Luxor Capital Group, LP, the investment manager of Luxor Capital Partners, LP. The address of each entity is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(15)

Shares offered hereby consist of 49,605 PIPE Shares held by Luxor Wavefront, LP. Christian Leone may be deemed to have investment discretion and voting power over the securities held by Luxor Wavefront, LP on behalf of Luxor Capital Group, LP, the investment manager of Luxor Wavefront, LP. The address of each entity is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(16)

Shares offered hereby consist of (a) 876,129 PIPE Shares held by T. Rowe Price Small-Cap Value Fund, Inc., (b) 294,868 PIPE Shares held by T. Rowe Price U.S. Small-Cap Value Equity Trust, (c) 17,957 PIPE Shares held by T. Rowe Price U.S. Equities Trust and (iv) 11,046 PIPE Shares held by MassMutual Select Funds — MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund (collectively, the “T. Rowe Price Accounts”). T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Price Accounts, as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the PIPE Shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer (and FINRA member), is a subsidiary of TRPA. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter and distributor of shares of the funds in the T. Rowe Price fund family and complements the other services provided to shareholders of the T. Rowe Price Accounts. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of each entity is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street Baltimore, MD 21202.
(17)

Shares listed as beneficially owned consist of (a) 800,000 PIPE Shares and (b) 3,036 shares of Common Stock, all of which are held directly by MMF LT, LLC. Shares offered hereby consist of 800,000 PIPE Shares held by MMF LT, LLC. Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(18)

Shares offered hereby consist of (a) 730,566 PIPE Shares held by NB Private Equity Credit Opportunities Holdings LP and (b) 69,434 PIPE Shares held by NB Alternatives Europe SCSP-RAIF-NB Private Equity Credit Opportunities. NB Alternatives Advisers LLC may be deemed to have investment discretion and voting power over the securities held by NB Private Equity Credit Opportunities Holdings LP and NB Alternatives Europe SCSP-RAIF-NB Private Equity Credit Opportunities. The address for NB Private Equity Credit Opportunities Holdings LP is 1290 Avenue of the Americas, New York, NY 10104 and the address for NB Alternatives Europe SCSP-RAIF-NB Private Equity Credit Opportunities is 80 Route D’ESCHL-1470 Luxemborug, Grand Duchy of Luxembourg.

(19)

Shares offered hereby consist of (a) 461,500 PIPE Shares held by Nineteen77 Global Merger Arbitrage Master Limited (“Nineteen77 Alpha Master”), (b) 77,000 PIPE Shares held by Nineteen77 Global Merger Arbitrage Opportunity Fund (“Nineteen77 Arbitrage Opportunity Fund”) and (c) 461,500 PIPE Shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited (“Nineteen77 Global Multi-Strategy Alpha”, together with Nineteen77 Alpha Master and Nineteen77 Arbitrage Opportunity Fund, the “Nineteen77 Investors”). UBS O’Connor LLC (“O’Connor”) is the investment manager of Nineteen77 Alpha Master and, accordingly, has voting control and investment discretion over the securities described herein held by the Nineteen77 Investors. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by the Nineteen77 Investors. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by the Nineteen77 Investors. The address of the Nineteen77 Investors is c/o UBS O’Connor LLC One North Wacker Drive, 31st Floor Chicago, IL 60606.

(20)

Shares offered hereby consist of 4,000,000 PIPE Shares held by Scottish Mortgage Investment Trust PLC (“SMIT”). As agent for SMIT, Baillie Gifford & Co. may be deemed to share the power to direct the disposition and vote of, and therefore to own the shares held by SMIT. Investment and voting decisions by Baillie Gifford & Co. are made jointly by three or more individuals who are managing directors, and therefore no individual managing director of Baillie Gifford & Co. is the beneficial owner of the shares held by SMIT. Baillie Gifford & Co. disclaims beneficial ownership of all shares held by SMIT. SMIT is a publicly traded company. The address for SMIT is c/o Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, United Kingdom.

(21)	Shares offered hereby consist of 1,500,000 PIPE Shares held by Senator Global Opportunity Master Fund L.P.
(22)

Shares offered hereby consist of (a) 319,495 shares of Common Stock and up to 31,656 Earnout Shares, all of which are held directly by Braemar CP Investments 2019 LLC, (b) 2,459,007 shares of Common Stock and up to 243,648 Earnout Shares, all of which are held directly by Braemar CP Investments II 2020, LLC, (c) 10,546,048 shares of Common Stock, 29,273 shares subject to a warrant exercisable within 60 days of February 26, 2021 and up to 1,047,834 Earnout Shares, all of which are held directly by Braemar Energy Ventures III, L.P., (d) 2,749,839 shares of Common Stock, 92,989 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 281,673 Earnout Shares, all of which are held directly by ChargePoint Investments LLC, (e) 806,246 shares of Common Stock and up to 79,884 Earnout Shares, all of which are held directly by ChargePoint Investments II, LLC and (f) 1,533,161 shares, 1,466,051 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 297,171 Earnout Shares, all of which are held directly by Braemar ChargePoint Investments III, LLC (collectively, the “Braemar Funds”). Mr. Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. Each of Messrs. Suslak, Lese and Tappan disclaim beneficial ownership of the securities held by the Braemar Funds. The principal address of each of the funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, NY 10017.
(23)

Shares listed as beneficially owned consist of 12,902,361 shares, 5,444,940 shares of Common Stock subject to warrants exercisable within 60 days of February 26, 2021 and up to 1,817,907 Earnout Shares, and the shares offered hereby consist of 1,756,432 shares of Common Stock subject to a warrant, all of which are held directly by Canada Pension Plan Investment Board (“CPPIB”), beneficially owned through its wholly-owned subsidiary CPP Investment Board (USRE) Inc. (“USRE”). CPPIB is managed by a board of directors and because the board of directors acts by consensus/majority approval, none of the members of the CPPIB board of directors has sole voting or dispositive power with respect to the securities of ChargePoint held by USRE. The principal address of USRE is c/o Canada Pension Plan Investment Board, One Queen St., E Suite 2600, Toronto, ON M5C 2W5, Canada.

(24)

Shares offered hereby consist of (a) 28,026,451 shares of Common Stock and up to 2,776,932 Earnout Shares, all of which are held directly by Linse Capital CP, LLC (“Linse I”), (b) 8,115,159 shares of Common Stock and up to 804,075 Earnout Shares, all of which are held directly by Linse Capital CP II, LLC (“Linse II”), (c) 9,130,762 shares of Common Stock and up to 904,704 Earnout Shares, all of which are held directly by Linse Capital CP III, LLC (“Linse III”), (d) 6,319,434 shares of Common Stock and up to 626,148 Earnout shares, all of which are held directly by Linse Capital CP IV, LLC (“Linse IV”), (e) 6,498,802 shares of Common Stock, 2,166,266 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 858,558 Earnout Shares, all of which are held directly by Linse Capital CP V, LLC (“Linse V”) and (f) 9,818,807 shares of Common Stock, 9,389,424 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 1,903,209 Earnout Shares, all of which are held directly by Linse Capital CP VI LLC (“Linse VI,” and collectively, the “Linse Funds”). Linse Capital CP VI GP LP (“Linse GP VI”) is the manager of Linse VI, and Linse Capital Management PR LLC (“LCMPR”) is the general partner of Linse GP VI. Mr. Linse is the managing director of Linse Capital LLC, which is the manager of LCMPR and the managing member of Linse I, Linse II, Linse III, Linse IV and Linse V. Mr. Linse has sole voting and investment power over the shares held by each of the Linse Funds. The principal address of Linse I, Linse II, Linse III, Linse IV and Linse V is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico 00901. The principal address of Linse VI is 985 Damonte Ranch Parkway, Suite 240, Reno, NV 89521.

(25)

Shares listed as beneficially owned consist of 7,451,361 shares of Common Stock, 4,291,550 shares of Common Stock subject to warrants exercisable within 60 days of February 26, 2021 and up to 1,163,523 Earnout Shares, and the shares offered hereby consist of 2,775,164 shares of Common Stock subject to a warrant, all of which are held directly by Purple Green Investments Pte Ltd. Purple Green Investment Pte. Ltd. is indirectly wholly owned by GIC (Ventures) Pte. Ltd., which is in turn wholly owned by the Government of Singapore through the Minister for Finance. The business address for Purple Green Investment Pte. Ltd. Is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(26)

Shares offered hereby consist of 23,074,833 shares of Common Stock, 11,124,073 shares of Common Stock subject to warrants exercisable within 60 days of February 26, 2021 and up to 3,388,533 Earnout Shares, all of which are held directly by Q-GRG VII (CP) Investment Partners, LLC (“Q-GRG”). QEM VII, LLC (“QEM VII”) is the managing member of Q-GRG. Therefore, QEM VII may be deemed to share voting and dispositive power over the securities held by Q-GRG and may also be deemed to be the beneficial owner of these securities. QEM VII disclaims beneficial ownership of such securities in excess of its pecuniary interest in the securities. Any decision taken by QEM VII to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-GRG has to be approved by a majority of the members of its investment committee, which majority must include S. Wil VanLoh, Jr. and Dheeraj Verma. Therefore, Messrs. VanLoh, Jr. and Verma may be deemed to share voting and dispositive power over the securities held by Q-GRG and may also be deemed to be the beneficial owner of these securities. Messrs. VanLoh, Jr.

and Verma disclaim beneficial ownership of such securities in excess of their pecuniary interests in the securities. The principal address of Q-GRG is 800 Capitol Street, Suite 3600, Houston, TX 77002.
(27)

Shares listed as beneficially owned consist of (a) 91,354 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 7,407 Earnout Shares, all of which are held directly by Mr. Chizen, (b) 690,155 shares of Common Stock, 87,821 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 77,082 Earnout Shares, all of which are held directly by the Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009 (the “Chizen Trust”) and (c) 40,019 shares and up to 3,966 Earnout Shares, all of which are held directly by the Gail Chizen 2009 Irrevocable Trust (the “Gail Chizen Trust”). Shares offered hereby consist of (a) up to 7,407 Earnout Shares, held directly by Mr. Chizen, (b) 690,155 shares of Common Stock, 87,821 shares of Common Stock subject to a warrant and up to 77,082 Earnout Shares, all of which are held directly by the Chizen Trust and (c) 40,019 shares of Common Stock and up to 3,966 Earnout Shares, all of which are held directly by the Gail Chizen Trust. Mr. Chizen is the co-trustee of each the Chizen Trust and the Gail Chizen Trust and has shared voting and investment power over the shares held by each of the Chizen Trust and the Gail Chizen Trust.

(28)

Shares listed as beneficially owned consist of 436,511 shares of Common Stock, 137,048 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 53,697 Earnout Shares, and the shares offered hereby consist of 436,511 shares and up to 53,697 Earnout Shares, all of which are held directly by Mr. Burghardt.

(29)

Shares listed as beneficially owned consist of 275,368 shares of Common Stock, 376,573 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 64,185 Earnout Shares, and the shares offered hereby consist of 275,368 shares of Common Stock and up to 64,185 Earnout Shares, all of which are held directly by Ms. Jansen.

(30)

Shares listed as beneficially owned consist of 79,728 shares of Common Stock, 443,487 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 48,141 Earnout Shares, and the shares offered hereby consist of 79,728 shares of Common Stock and up to 48,141 Earnout Shares, all of which are held directly by Mr. Sidle.

(31)

Shares listed as beneficially owned consist of (a) 267,837 shares of Common Stock, 49,830 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 29,007 Earnout Shares, all of which are held directly by Mr. Lee and (b) 64,289 shares of Common Stock, 61,474 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 12,459 Earnout Shares, all of which are held directly by Five Plus Nine, LLC. Shares offered hereby consist of (a) 267,837 shares of Common Stock and up to 29,007 Earnout Shares, all of which are held directly by Mr. Lee and (b) 64,289 shares of Common Stock, 61,474 shares of Common Stock subject to a warrant and up to 12,459 Earnout Shares, all of which are held directly by Five Plus Nine, LLC. Mr. Lee and Pei Ying Chow are the President and Vice President, respectively, of Five Plus Nine LLC. Messrs. Lee and Chow share voting and investment power over the shares held by Five Plus Nine, LLC. The principal address of Five Plus Nine, LLC is 1918 Whitelaw Drive, Spring, TX 77386.

(32)

Shares listed as beneficially owned consist of 99,660 shares of Common Stock, 960,896 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 98,517 Earnout Shares, and the shares offered hereby consist of 99,660 shares of Common Stock and up to 98,517 Earnout Shares, all of which are held directly by Mr. Hughes.

(33)

Shares listed as beneficially owned consist of 1,862,577 shares of Common Stock, 4,914,936 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 655,899 Earnout Shares, and the shares offered hereby consist of 1,862,577 shares of Common Stock and up to 655,899 Earnout Shares, all of which are held directly by Mr. Romano.

(34)

Shares listed as beneficially owned consist of (a) 1,120,057 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 104,451 Earnout Shares, all of which are held directly by Mr. Jackson, and (b) 91,724 shares, 87,821 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 17,790 Earnout Shares, all of which are held directly by Jackson 1997 Trust Dated November 6, 1997 (the “Jackson Trust”). Shares offered hereby consist of (a) up to 104,451 Earnout Shares held directly by Mr. Jackson, and (b) 91,724 shares of Common

Stock, 87,821 shares of Common Stock subject to a warrant and up to 17,790 Earnout Shares, all of which are held directly by the Jackson Trust. The address for the Jackson Trust is 240 East Hacienda Avenue, Campbell, CA 95008.
(35)

Shares listed as beneficially owned consist of (a) 379,718 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 36,891 Earnout Shares, all of which are held directly by Mr. Wagoner, and (b) 36,738 shares of Common Stock, 35,129 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021 and up to 7,119 Earnout Shares, all of which are held directly by the G. Richard Wagoner, Jr. Trust dated July 13, 1989, as amended and restated October 19, 2018 (the “Wagoner Trust”). Shares offered hereby consist of (a) up to 36,891 Earnout Shares held directly by Mr. Wagoner and (b) 36,738 shares of Common Stock, 35,129 shares of Common Stock subject to a warrant and up to 7,119 Earnout Shares, all of which are held directly by the Wagoner Trust. Mr. Wagoner is the trustee of the Wagoner Trust and has sole voting and investment power over the shares held by the Wagoner Trust.

(36)

Shares listed as beneficially owned consist of 138,070 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 12,240 Earnout Shares, and the shares offered hereby consist of up to 12,240 Earnout Shares, all of which are held directly by Ms. Bowman.

(37)

Shares listed as beneficially owned consist of 22,922 shares of Common Stock, 186,779 shares of Common Stock subject to options exercisable within 60 days of February 26, 2021 and up to 19,131 Earnout Shares, and the shares offered hereby consist of 22,922 shares of Common Stock and up to 19,131 Earnout Shares, all of which are held directly by Mr. Loewenthal.

(38)

Shares offered hereby consist of 382,996 shares of Common Stock and up to 37,950 Earnout Shares, all of which are held directly by Iconica LLC. Mark Leschly is the managing member of Iconica LLC and possesses sole power to direct the voting and disposition of the shares owned by Iconica LLC. The principal address of Iconica LLC is c/o Iconica Partners, 525 University Avenue, Suite 1350, Palo Alto, CA 94301.

(39)

Shares offered hereby consist of 22,992,817 shares of Common Stock, 510,804 shares of Common Stock subject to a warrant exercisable within 60 days of February 26, 2021, and up to 2,328,813 Earnout Shares, all of which are held directly by RV VI. RMV VI is the General Partner of RV VI, and RCP LLC is the Managing Member of RMV VI, and as such each of RCP LLC and RMV VI has the power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI. As managing members of RCP LLC, Joshua Ruch and Habib Kairouz possess the power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI. The principal address of each of RV VI is 152 West 57th St., 23rd Floor, New York, NY 10019.

(40)

Shares listed as beneficially owned consist of 6,154,382 shares of Common Stock, 1,817,787 shares of Common Stock subject to warrants exercisable within 60 days of February 26, 2021 and up to 813,282 Earnout Shares, and the shares offered hereby consist of 1,422,433 shares of Common Stock subject to warrants. The disclosure of these Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate shares offered hereby are less than 1% of the outstanding shares of our Common Stock.

(41)

Shares offered hereby consist of (a) 6,763,280 Founder Shares, (b) 5,521,568 shares of Common Stock issuable upon exercise of Private Warrants purchased in connection with the IPO and (c) 1,000,000 shares of Common Stock issuable upon conversion of warrants issued to NGP Switchback, LLC upon the exercise at Closing of its right to convert $1.5 million of working capital loans made to Switchback to Private Warrants at a price of $1.50 per warrant. NGP Switchback, LLC is the record holder of all such shares and warrants. Scott McNeill is a manager and the Chief Executive Officer and Chief Financial Officer of NGP Switchback, LLC. Jim Mutrie is a manager and the Chief Commercial Officer, General Counsel and Secretary of NGP Switchback, LLC. Chris Carter, Scott Gieselman and Sam Stoutner are managers of NGP Switchback, LLC. As such, Messrs. McNeill, Mutrie, Carter, Gieselman and Stoutner may be deemed to have or share beneficial ownership of the Founder Shares and Private Warrants held directly by NGP Switchback, LLC. NGP XII US Holdings, L.P. directly owns a majority of the limited liability company interests of NGP Switchback, LLC. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP,

L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Tony R. Weber, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP XII US Holdings, L.P., NGP XII Holdings GP, L.L.C., NGP Natural Resources XII, L.P., G.F.W. Energy XII, L.P., GFW XII, L.L.C., NGP Energy Capital Management, L.L.C., Tony R. Weber, Chris Carter, Craig Glick and Jill Lampert may be deemed to have or share beneficial ownership of the Founder Shares and Private Warrants held directly by NGP Switchback, LLC.
(42)

Shares offered hereby consist of (a) 34,985 Founder Shares, (b) 25,000 shares of Common Stock and (c) 8,333 shares of Common Stock underlying Public Warrants exercisable within 60 days of February 26, 2021, all of which are held directly by Joseph Brooks Armes.

(43)

Shares offered hereby consist of (a) 34,985 Founder Shares, (b) 24,000 shares of Common Stock and (c) 8,000 shares of Common Stock underlying Public Warrants exercisable within 60 days of February 26, 2021, all of which are held directly by Zane Arrott.

(44)	Shares offered hereby consist of 34,985 Founder Shares, held directly by Ray Kubis.
(45)

Shares offered hereby consist of (i) 100,000 PIPE Shares held directly by JASOLO, LP and (ii) (a) 103,000 shares of Common Stock and (b) 34,333 shares of Common Stock underlying Public Warrants exercisable within 60 days of February 26, 2021, all of which are held directly by Scott McNeill. Scott McNeill is the manager of the general partner of JASOLO, LP and, as such, Mr. McNeill may be deemed to have beneficial ownership over the shares held by JASOLO, LP. Mr. McNeill is a manager and the Chief Executive Officer and Chief Financial Officer of NGP Switchback, LLC. As such, Mr. McNeill may be deemed to have or share beneficial ownership of the warrants held directly by NGP Switchback, LLC.

(46)

Shares offered hereby consist of (a) 100,000 PIPE Shares, (b) 43,000 shares of Common Stock and (c) 14,333 shares of Common Stock subject to Public Warrants exercisable within 60 days of February 26, 2021, all of which are held directly by Jim Mutrie. Jim Mutrie is a manager and the Chief Commercial Officer, General Counsel and Secretary of NGP Switchback, LLC. As such, Mr. Mutrie may be deemed to have or share beneficial ownership of the warrants held directly by NGP Switchback, LLC.

(47)

Shares offered hereby consist of (a) 5,000 shares of Common Stock and (b) 1,666 shares of Common Stock subject to Public Warrants exercisable within 60 days of February 26, 2021, all of which are held directly by Josh Rosinski.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Switchback Related Party Transactions

Founder Shares

On May 16, 2019, Switchback issued an aggregate of 8,625,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. In July 2019, the Sponsor transferred 40,000 Founder Shares to each of our independent director nominees at their original purchase price. In September 2019, the Sponsor forfeited an aggregate of 772,059 Founder Shares. On July 31, 2020, the Sponsor transferred an aggregate of 40,000 Founder Shares to our third independent director at their original purchase price.

In connection with the execution of the Business Combination Agreement, the Initial Stockholders entered into the Founders Stock Letter with Switchback pursuant to which, among other things, the Initial Stockholders, (a) subject to the satisfaction of the conditions to Closing set forth in the Business Combination Agreement, immediately prior to the Closing, surrendered to Switchback, for no consideration and as a capital contribution to Switchback, 984,706 Founder Shares held by them (on a pro rata basis), whereupon such Founder Shares were immediately cancelled and (b) upon and subject to the Closing, subjected the 900,000 Founder Earn Back Shares (including any Common Stock issued in exchange therefor in the Merger) held by them (on a pro rata basis) to potential forfeiture if the volume-weighted average closing sale price of one share of Common Stock quoted on the NYSE does not satisfy the price target set forth in the Founders Stock Letter for any ten trading days within any 20 consecutive trading day period within the five-year period following the Closing.

Private Warrants

The Sponsor purchased an aggregate of 5,521,568 Private Warrants for a purchase price of $1.50 per warrant in private placements that occurred simultaneously with the closing of the IPO and the sale of the over-allotment units. As such, the Sponsor’s interest in this transaction was valued at approximately $8.3 million. Each Private Warrant entitles the holder to purchase one share of our Common Stock at $11.50 per share. In addition, prior to the closing of the Business Combination, the Sponsor advanced to Switchback approximately $2.0 million in working capital loans. At the closing of the Business Combination, the Sponsor converted $1.5 million of these working capital loans into 1,000,000 Private Warrants. As such, the Sponsor’s interest in this transaction was valued at approximately $1.5 million.

Administrative Services Agreement

On July 25, 2019, Switchback entered into an administrative services agreement pursuant to which Switchback paid the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combination, we ceased paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, was paid by us to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Loans and Advances

Until the consummation of the IPO, Switchback’s only source of liquidity was an initial sale of Founder Shares to the Sponsor, and the proceeds of loans and advances from the Sponsor in the amount of $251,000. In August 2019, we repaid the Sponsor $251,000 in settlement of the outstanding loan and advances.

In addition, prior to the closing of the Business Combination, the Sponsor advanced to Switchback approximately $2.0 million in working capital loans. At the closing of the Business Combination, the Sponsor converted $1.5 million of these working capital loans into 1,000,000 Private Warrants. As such, the Sponsor’s interest in this transaction was valued at approximately $1.5 million. $1.5 million of such loans were convertible into warrants at a price of $1.50 per warrant at the option of the Sponsor. The warrants are identical to the Private Warrants, including as to exercise price, exercisability and exercise period. The remainder of the loans were repaid in connection with the closing of the Business Combination.

Registration Rights

In connection with the Closing, ChargePoint and the holders of registration rights in Switchback and Legacy ChargePoint entered into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). We filed this registration statement of which this prospectus is a party pursuant to the A&R Registration Rights Agreement. In certain circumstances, the Registration Rights Holders can demand up to four underwritten offerings and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Switchback if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Under the terms of the Warrant Agreement relating to the Public Warrants, we filed the registration statement of which this prospectus is a part, and we are obligated to use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants.

Related Party Transactions with Respect to Legacy ChargePoint

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Securities,” the following is a description of each transaction since February 1, 2018 and each currently proposed transaction in which:

•	Legacy ChargePoint has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Legacy ChargePoint’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Equity Financings

Sales of Series H Preferred Stock and Warrants

From November 2018 to February 2019, Legacy ChargePoint sold an aggregate of 42,298,202 shares of its Series H Preferred Stock and warrants to purchase up to an aggregate of 14,099,400 shares of Legacy ChargePoint Common Stock at a purchase price of $5.674 per unit consisting of (a) one share of Series H Preferred Stock and (b) a warrant to purchase one-third of a share of Legacy ChargePoint Common Stock to accredited investors for an aggregate purchase price of approximately $240.0 million. Each share of Legacy ChargePoint’s Series H Preferred Stock will convert automatically into shares of common stock of Legacy ChargePoint in connection with the conversion, as provided in the Business Combination Agreement. As of January 31, 2021, the warrants remained outstanding and exercisable.

The following table summarizes purchases of shares of Legacy ChargePoint’s Series H Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Affiliated Director(s) or Officer(s)	Shares of Series H Preferred Stock
Purchaser		Shares Purchased	Warrants Purchased	Aggregate Purchase Price
Entities affiliated with Braemar Energy Ventures III, L.P.(1)	Neil S. Suslak	88,121	29,373	$499,998.56
Canada Pension Plan Investment Board		11,103,278	3,701,093	$62,999,999.38
Entities affiliated with Linse Capital LLC(2)	Michael Linse	6,520,973	2,173,658	$37,000,000.81
Next47 Services GmbH		352,485	117,495	$1,999,999.89
Q-GRG VII (CP) Investment Partners, LLC(3)	Jeffrey Harris	17,624,251	5,874,750	$100,000,000.18

(1)	Entities affiliated with Braemar Energy Ventures III, L.P. held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.
(2)	Entities affiliated with Linse Capital, LLC held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.
(3)	Entities affiliated with Q-GRG VII (CP) Investment Partners, LLC held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.

Sales of Series H-1 Preferred Stock

In July 2020, Legacy ChargePoint sold an aggregate of 22,427,306 shares of its Series H-1 Preferred Stock and warrants to purchase up to an aggregate of 22,427,306 shares of Legacy ChargePoint Common Stock at a purchase price of $5.674 per unit consisting of (a) one share of Series H Preferred Stock and (b) a warrant to purchase one share of Legacy ChargePoint Common Stock to accredited investors for an aggregate purchase price of approximately $127.3 million. Each share of Legacy ChargePoint’s Series H-1 Preferred Stock will convert automatically into shares of Common Stock of the Company in connection with the conversion, as provided in the Business Combination Agreement. As of January 31, 2021, the warrants remained outstanding and exercisable.

The following table summarizes purchases of shares of Legacy ChargePoint’s Series H-1 Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Affiliated Director(s) or Officer(s)	Shares of Series H-1 Preferred Stock
Purchaser		Shares Purchased	Warrants Purchased	Aggregate Purchase Price
Braemar ChargePoint Investments III, LLC(1)	Neil S. Suslak	1,471,053	1,471,053	$8,346,754.73
Bruce Chizen 2009 Irrevocable Trust, dated January 24, 2009	Bruce Chizen	88,121	88,121	$499,998.56
CPP Investment Board (USRE) Inc.(2)		1,762,425	1,762,425	$9,999,999.45
G. Richard Wagoner, Jr. Trust, dated July 13, 1989, as amended and restated October 19, 2018	G. Richard Wagoner, Jr.	35,249	35,249	$200,002.83
Jackson 1997 Trust, dated November 6, 1997	Rex Jackson	88,121	88,121	$499,998.56
Five Plus Nine LLC	Lawrence Lee	61,684	61,684	$349,995.02
Entities affiliated with Linse Capital, LLC(3)	Michael Linse	9,421,458	9,421,458	$53,457,352.70
Richard Lowenthal	Richard Lowenthal	176,243	176,243	$1,000,002.79
Q-GRG VII (CP) Investment Partners, LLC(4)	Jeffrey Harris	5,287,275	5,287,275	$29,999,998.35

(1)	Entities affiliated with Braemar ChargePoint Investments III, LLC held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.

(2)	CPP Investment (USRE) Inc. is affiliated with Canada Pension Plan Investment Board, which held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.
(3)	Entities affiliated with Linse Capital, LLC held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.
(4)	Entities affiliated with Q-GRG VII (CP) Investment Partners, LLC held more than 5% of Legacy ChargePoint’s capital stock prior to the Business Combination.

Indemnification Agreements

The Second A&R Charter contains provisions limiting the liability of directors, and our Second A&R Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Second A&R Charter and our Second A&R Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board.

We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Second A&R Charter and our Second A&R Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Customer Agreements

Legacy ChargePoint has entered into certain business relationships with Daimler AG and its affiliated entities (“Daimler”). Daimler is an affiliate of Axel Harries, a director of Legacy ChargePoint and current director of ChargePoint. Revenue from Daimler was $3.4 million, $3.1 million and $1.1 million for the fiscal years ended January 31, 2021, 2020 and 2019, respectively.

Amended and Restated Investors’ Rights Agreement

In connection with the issuances of shares of its Series H-1 Preferred Stock in July 2020, Legacy ChargePoint entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of Legacy ChargePoint’s capital stock. The Investors’ Rights Agreement provided for, among other things, certain demand, piggy-back and S-3 registration rights. The following directors, executive officers and holders of more than 5% of Legacy ChargePoint capital stock and their affiliates were parties to the Investors’ Rights Agreement:

•	Entities affiliated with Braemar ChargePoint Investments III, LLC;

•	An entity affiliated with Bruce Chizen;

•	Canada Pension Plan Investment Board;

•	An entity affiliated with Rex Jackson;

•	An entity affiliated with Lawrence Lee;

•	Entities affiliated with Mark Leschly;

•	Entities affiliated with Linse Capital CP VI, LLC;

•	Next47 Services GmbH;

•	Richard Lowenthal;

•	Q-GRG VII (CP) Investment Partners, LLC;

•	Rho Ventures VI L.P.; and

•	An entity affiliated with G. Richard Wagoner, Jr.

The Investors’ Rights Agreement terminated upon the Closing of the Business Combination.

Amended and Restated Voting Agreement

In connection with the issuances of shares of its Series H-1 Preferred Stock in July 2020, Legacy ChargePoint entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of Legacy ChargePoint’s capital stock. The Voting Agreement provided for, among other things, such holders to vote in accordance with its terms, including in matters related to the composition of the Legacy ChargePoint Board, and provided for drag-along rights with respect to proposed sales of Legacy ChargePoint securities. The following directors, executive officers and holders of more than 5% of Legacy ChargePoint capital stock and their affiliates were parties to the Voting Agreement:

•	Entities affiliated with Braemar ChargePoint Investments III, LLC;

•	An entity affiliated with Bruce Chizen;

•	Canada Pension Plan Investment Board;

•	An entity affiliated with Rex Jackson;

•	An entity affiliated with Lawrence Lee;

•	Entities affiliated with Mark Leschly;

•	Entities affiliated with Linse Capital CP VI, LLC;

•	Richard Lowenthal;

•	Next47 Services GmbH;

•	Q-GRG VII (CP) Investment Partners, LLC;

•	Rho Ventures VI L.P.; and

•	An entity affiliated with G. Richard Wagoner, Jr.

The Voting Agreement terminated upon the Closing of the Business Combination.

Amended and Restated Right of First Refusal and Co-Sale Agreement

In connection with the issuances of shares of its Series H-1 Preferred Stock in July 2020, Legacy ChargePoint entered into an amended and restated right of first refusal and co-sale agreement (the “Co-Sale Agreement”) with certain holders of Legacy ChargePoint’s capital stock. The following directors, executive officers and holders of more than 5% of Legacy ChargePoint capital stock and their affiliates were parties to the Co-Sale Agreement:

•	Entities affiliated with Braemar ChargePoint Investments III, LLC;

•	An entity affiliated with Bruce Chizen;

•	Canada Pension Plan Investment Board;

•	An entity affiliated with Rex Jackson;

•	An entity affiliated with Lawrence Lee;

•	Entities affiliated with Mark Leschly;

•	Entities affiliated with Linse Capital CP VI, LLC;

•	Richard Lowenthal;

•	Next47 Services GmbH;

•	Q-GRG VII (CP) Investment Partners, LLC;

•	Rho Ventures VI L.P.;

•	Pasquale Romano; and

•	An entity affiliated with G. Richard Wagoner, Jr.

The Co-Sale Agreement terminated upon the Closing of the business combination.

Policies and Procedures for Related Party Transactions

The ChargePoint Board reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions and forms committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.

We have a related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with ChargePoint without the prior consent of the audit committee, or other independent members of our Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions with respect to Legacy ChargePoint described in this section were entered into prior to the adoption of this policy. Although Legacy ChargePoint has not had a written policy for the review and approval of transactions with related persons, the Legacy ChargePoint Board has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to the Legacy ChargePoint Board. The Legacy ChargePoint Board took this information into account when evaluating the transaction and in determining whether such transaction was fair to Legacy ChargePoint and in the best interest of all Legacy ChargePoint stockholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Common Stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our Common Stock who are initial purchasers of such Common Stock pursuant to this offering and hold the Common Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our Common Stock and any consideration received by a holder in consideration for the sale or other disposition of our Common Stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our Common Stock;

•	persons holding our Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Common Stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Common Stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Common Stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Common Stock.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to (i) 10,470,587 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof, (ii) up to 6,521,568 shares of Common Stock that are issuable upon the exercise of the Private Warrants by the holders thereof and (iii) 8,266,681 shares of Common Stock that are issuable upon the exercise of the other warrants by the holders thereof. We are also registering the offer and sale, from time to time, by the Selling Securityholders of up to 213,552,593 shares of Common Stock and up to 6,521,568 Private Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling Common Stock or interests in stock received after the date of this prospectus from a registered stockholder as a gift, pledge, partnership, limited liability company or other entity distribution or other transfer, and may, or may not, elect to sell or transfer their shares of Common Stock or interests in stock covered by this prospectus, as and to the extent they may determine. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any permitted transferees may sell or transfer their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through the registration statement of which this prospectus is a part. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Securityholders that a donee, pledgee, transferee, other successor- in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

To the extent required, the shares of our Common Stock to be sold, the name of the Selling Securityholders, the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering, the settlement of short sales entered into after the date of this prospectus, the names of any agents, dealer or underwriter, any applicable commissions or discounts or any other items constituting compensation from the Selling Securityholders with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Common Stock, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker- dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Warrants are currently listed on the NYSE under the symbols “CHPT” and “CHPT WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) such Selling Securityholders cease to hold any of the shares acquired under such

Subscription Agreements or, (ii) the date all such shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable and (iii) two years from the date of effectiveness of the registration statement of which this prospectus is a part.

A holder of Public Warrants and Private Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Certain of our securityholders have entered into lock-up agreements. See “Description of Securities—Lock- Up Agreement.”

LEGAL MATTERS

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California has passed upon the validity of the Common Stock of ChargePoint offered by this prospectus.

EXPERTS

The financial statements of Legacy ChargePoint as of January 31, 2021 and 2020 and for each of the three years in the period ended January 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Switchback Energy Acquisition Corporation as of December 31, 2020 and 2019, and for the year ended December 31, 2020, and for the period from May 10, 2019 (inception) through December 31, 2019, appearing in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On February 26, 2021, the Audit Committee of the Board dismissed WithumSmith+Brown, PC (“Withum”), Switchback’s independent registered public accounting firm prior to the Business Combination.

Withum’s report on the Company’s balance sheets as of December 31, 2020 and December 31, 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and the period from May 10, 2019 (inception) through December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than the Company’s ability to continue as a going concern due to the Company’s obligation to either complete a business combination by July 30, 2021 or cease all operations except for the purpose of winding down and liquidating.

During the period from May 10, 2019 (inception) through December 31, 2019, the year ended December 31, 2020 and the subsequent period through February 26, 2021, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 26, 2021, the Board approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended January 31, 2021. PwC served as the independent registered public accounting firm of ChargePoint prior to the Business Combination.

During the period from May 10, 2019 (inception) through December 31, 2019, the year ended December 31,2020 and through February 26, 2021 neither the Company nor anyone on the Company’s behalf consulted PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by PwC that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at ww.sec.gov. We also maintain a website at https://investors.chargepoint.com/governance/governance-documents. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page No.
Switchback Energy Acquisition Corporation Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2020 and 2019 (restated)	F-3
Consolidated Statements of Operations for the year ended December 31, 2020 and for the period from May 10, 2019 (inception) through December 31, 2019 (restated)	F-4
Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2020 and for the period from May 10, 2019 (inception) through December 31, 2019 (restated)	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2020 and for the period from May 10, 2019 (inception) through December 31, 2019 (restated)	F-6
Notes to Consolidated Financial Statements (restated)	F-7

ChargePoint, Inc. Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheets as of January 31, 2021 and 2020	F-31
Consolidated Statements of Operations for the years ended January 31, 2021, 2020, and 2019	F-32
Consolidated Statements of Comprehensive Loss for the years ended January 31, 2021, 2020, and 2019	F-33
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended January 31, 2021, 2020, and 2019	F-34
Consolidated Statements of Cash Flows for the years ended January 31, 2021, 2020, and 2019	F-36
Notes to Consolidated Financial Statements	F-37

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Switchback Energy Acquisition Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Switchback Energy Acquisition Corporation (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from May 10, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from May 10, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 1 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 and 2019 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

May 26, 2021

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2020 (As Restated)	December 31, 2019 (As Restated)
Assets:
Current assets:
Cash	$111,803	$398,721
Prepaid expenses	238,641	374,286

Total current assets	350,444	773,007
Investments held in Trust Account	316,991,065	316,398,889

Total Assets	$317,341,509	$317,171,896

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$39,094	$200,971
Accrued expenses	4,133,165	—
Accrued expenses - related party	76,045	—
Due to related party	1,279,360	—
Franchise tax payable	200,000	87,928
Income tax payable	200,667	479,064
Total current liabilities	5,928,331	767,963
Deferred underwriting commissions	10,924,117	10,924,117

Public warrants derivative liability	161,456,462	6,282,349
Private warrants derivative liability	158,469,002	3,312,941

Total liabilities	336,777,912	21,287,370

Commitments and Contingencies
Class A common stock, $0.0001 par value; 0 and 29,088,452 shares subject to possible redemption at $10.00 per share at December 31, 2020 and 2019, respectively	—	290,884,520

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 31,411,763 and 2,323,311 shares issued and outstanding (excluding 0 and 29,088,452 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	3,141	232
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,852,941 shares issued and outstanding	785	785
Additional paid-in capital	296,379,599	5,497,988
Accumulated deficit	(315,819,928)	(498,999)

Total stockholders’ equity (deficit)	(19,436,403)	5,000,006

Total Liabilities and Stockholders’ Equity (Deficit)	$317,341,509	$317,171,896

The accompanying notes are an integral part of these consolidated financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2020 (As Restated)	For the period from May 10, 2019 (inception) through December 31, 2019 (As Restated)
General and administrative expenses	$5,749,166	$934,695
Franchise tax expense	200,000	87,928

Loss from operations	(5,949,166)	(1,022,623)
Change in fair value of warrant liabilities	(310,330,174)	(959,526)
Issuance costs allocated to warrant liabilities	—	(319,045)
Gain on marketable securities, dividends and interest held in Trust Account	1,160,014	2,281,259

Loss before income tax expense	(315,119,326)	(19,935)
Income tax expense	201,603	479,064

Net loss	$(315,320,929)	$(498,999)

Basic and diluted weighted average shares outstanding, Class A	31,411,763	31,092,978

Basic and diluted net income per share, Class A	$0.02	$0.06

Basic and diluted weighted average shares outstanding, Class B	7,852,941	7,852,941

Basic and diluted net loss per share, Class B	$(40.25)	$(0.28)

The accompanying notes are an integral part of these consolidated financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	For the year ended December 31, 2020 (As Restated)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2019 (as restated)	2,323,311	$232	7,852,941	$785	$5,497,988	$(498,999)	$5,000,006

Change in value of Class A common stock subject to possible redemption	29,088,452	2,909	—	—	290,881,611	—	290,884,520
Net loss	—	—	—	—	—	(315,320,929)	(315,320,929)

Balance—December 31, 2020 (as restated)	31,411,763	$3,141	7,852,941	$785	$296,379,599	$(315,819,928)	$(19,436,403)

	For the period from May 10, 2019 (inception) through December 31, 2019 (As Restated)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—May 10, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, net of fair value of Public Warrants	31,411,763	3,141	—	—	308,460,372	—	308,463,513
Offering costs	—	—	—	—	(17,405,694)	—	(17,405,694)
Excess of cash received over fair value of private placement warrants	—	—	—	—	5,300,706	—	5,300,706
Forfeiture of Class B common stock	—	—	(772,059)	(78)	78	—	—
Class A common stock subject to possible redemption	(29,088,452)	(2,909)	—	—	(290,881,611)	—	(290,884,520)
Net loss	—	—	—	—	—	(498,999)	(498,999)

Balance—December 31, 2019 (as restated)	2,323,311	$232	7,852,941	$785	$5,497,988	$(498,999)	$5,000,006

The accompanying notes are an integral part of these consolidated financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2020 (As Restated)	For the period from May 10, 2019 (inception) through December 31, 2019 (As Restated)
Cash Flows from Operating Activities:
Net loss	$(315,320,929)	$(498,999)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related parties	9,360	125,151
Gain, dividends and interest on marketable securities held in Trust Account	(1,160,014)	(2,281,259)
Change in fair value of warrant liabilities	310,330,174	959,526
Issuance costs allocated to warrant liabilities	—	319,045
Changes in operating assets and liabilities:
Prepaid expenses	135,645	(374,286)
Accounts payable	(161,877)	186,470
Accrued expenses	4,133,165	—
Accrued expenses—related party	76,045	—
Franchise tax payable	112,072	87,928
Income tax payable	(278,397)	479,064

Net cash used in operating activities	(2,124,756)	(997,360)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(314,117,630)
Income released from Trust Account to pay taxes	567,838	—

Net cash provided by (used in) investing activities	567,838	(314,117,630)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Repayment of loans from related party	—	(251,375)
Proceeds received from related party	1,270,000	—
Proceeds received from initial public offering, gross	—	314,117,630
Proceeds received from private placement	—	8,282,353
Offering costs paid	—	(6,659,897)

Net cash provided by financing activities	1,270,000	315,513,711

Net change in cash	(286,918)	398,721
Cash—beginning of the period	398,721	—

Cash—end of the period	$111,803	$398,721

Supplemental disclosure of cashflow activities:
Cash paid for income taxes	$480,000	$—

Offering costs included in accounts payable	$—	$14,501

Offering costs paid by related party under note payable from related party	$—	$126,224

Deferred underwriting commissions	$—	$10,924,117

Forfeiture of Class B common stock	$—	$78

The accompanying notes are an integral part of these consolidated financial statements.

SWITCHBACK ENERGY ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Switchback Energy Acquisition Corporation (the “Company”) was incorporated in Delaware on May 10, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the energy industry in North America. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from May 10, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Public Offering”), and, since the closing of the Public Offering, the search for a prospective initial business combination.

In September 2020, in connection with the Proposed Transactions (as defined and described below), the Company formed Lightning Merger Sub Inc., a Delaware corporation (“Merger Sub”), as a wholly owned direct subsidiary of the Company.

The Company’s sponsor is NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering was declared effective on July 25, 2019. On July 30, 2019, the Company consummated the Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “public shares”) at $10.00 per Unit, generating gross proceeds of $300.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased an additional 1,411,763 units (the “Over-allotment Units”), generating gross proceeds of approximately $14.1 million, and the remaining over-allotment option subsequently expired. The Company incurred offering costs of approximately $17.7 million, inclusive of $10.9 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Public Offering, the Company consummated the sale (the “Private Placement”) of 5,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of approximately $8.0 million (Note 5). Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor purchased an additional 188,235 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $282,000.

Approximately $314.1 million ($10.00 per Unit) of the net proceeds of the Public Offering (including the Over-allotment Units) and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the Business Combination. However, the Company will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding public shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These public shares were recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering. In such case, the Company will only proceed with a Business Combination if, among other things, the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any public shares purchased during or after the Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the public shares.

The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete a Business Combination within the time frame described below, unless the Company provides the Public Stockholders with the opportunity to redeem their public shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, or July 30, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, the Initial Stockholders will be entitled to liquidating distributions from the Trust Account with respect to any public shares that they hold if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Restatement of Previously Issued Financial Statements

The Company has restated its consolidated financial statements as of December 31, 2020, and 2019, for the year ended December 31, 2020 and the period from May 10, 2019 (inception) through December 31, 2019, as well as the unaudited condensed financial statements as of March 31, 2021 and for the three month period ended March 31, 2020, as of June 30, 2020 and for the three and six month periods ended June 30, 2020 as of September 30, 2020 and for the three and nine month periods ended September 30, 2020, as of September 30, 2019 and for the three months ended September 30, 2019 and for the period from May 10, 2019 (inception) through September 30, 2019, and the audited balance sheet as of July 30, 2019, to correct misstatements in those prior periods primarily related to misstatements identified in improperly applying accounting guidance on certain warrants, recognizing them as equity instead of a warrant liability, under the guidance of Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity.

See Note 2 for additional information regarding the errors identified and the restatement adjustments made to the consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Restatement of Previously Issued Audited and Unaudited Financial Statements

In May 2021, the audit committee of the Company’s board of directors, after considering the recommendations of management, concluded that, because of a misapplication of the accounting guidance related to its Warrants, the Company’s previously issued financial statements for the periods beginning May 10, 2019 (inception) through December 31, 2020 (collectively, the “Affected Periods”) should no longer be relied upon. As such, the Company is restating its consolidated financial statements for the Affected Periods.

On April 12, 2021, the Staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”). In the Staff Statement, the Staff of the SEC expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on July 25, 2019, the Company’s Warrants were accounted for as equity within the Company’s previously reported consolidated balance sheets. Accordingly, the consolidated statements of operations did not include any subsequent noncash changes in estimated fair value of the Warrants. The views expressed in the Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement. In light of the Staff Statement, the Company reassessed its accounting for the Warrants. Based on this reassessment, and after discussion and evaluation with the Company’s independent registered public accounting firm and the audit committee, management concluded that the Warrants should be presented as liabilities with subsequent fair value remeasurement.

The warrant agreement governing the Warrants includes a provision (the “Replacement of Securities Upon Reorganization”), the application of which could result in a different settlement value for the Warrants depending on their holder. Because the holder of an instrument is not an input into the pricing of a fixed-for-fixed option on the Company’s ordinary shares, the Private Placement Warrants which contain this term could not be considered “indexed to the Company’s own stock.” In addition, the provision provides that in the event of a tender or exchange offer accepted by holders of more than 50% of the outstanding shares of the Company’s ordinary shares, all holders of the Warrants (both the Public Warrants and the Private Placement Warrants) would be entitled to receive cash for their Warrants. In other words, in the event of a qualifying cash tender offer (which could be outside of the Company’s control), all Warrant holders would be entitled to cash, while only certain of the holders of the Company’s ordinary shares would be entitled to cash. These provisions preclude the Company from classifying the Warrants in stockholders’ equity. As a result of these provisions, the Company has restated its consolidated financial statements to reflect the Company’s Warrants as a derivative liability with changes in fair value recorded in the current period earnings. In addition, a portion of offering costs were allocated to the Warrants and recognized in expense. The material terms of the Warrants are more fully described in Note 7.

The following presents a reconciliation of the consolidated balance sheets, statements of operations and cash flows for the Affected Periods.

	December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Public warrants derivative liability	—	161,456,462	161,456,462
Private warrants derivative liability	—	158,469,002	158,469,002
Total liabilities	16,852,448	319,925,464	336,777,912
Class A common stock subject to possible redemption	295,489,060	(295,489,060)	—
Class A common stock	186	2,955	3,141
Additional paid-in-capital	9,210,213	287,169,386	296,379,599
Accumulated deficit	(4,211,183)	(311,608,745)	(315,819,928)
Total stockholders’ equity (deficit)	5,000,001	(24,436,404)	(19,436,403)
Statement of Operations for the year ended December 31, 2020
Change in fair value of warrant liabilities	—	(310,330,174)	(310,330,174)
Loss before income tax expense	(4,789,152)	(310,330,174)	(315,119,326)
Net loss	(4,990,755)	(310,330,174)	(315,320,929)
Basic and diluted net loss per Class B common stock	(0.73)	(39.52)	(40.25)
Statement of Cash Flows for the year ended December 31, 2020
Net loss	(4,990,755)	(310,330,174)	(315,320,929)
Change in fair value of warrant liabilities	—	310,330,174	310,330,174

	September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet (unaudited)
Public warrants derivative liability	—	49,107,054	49,107,054
Private warrants derivative liability	—	32,522,036	32,522,036
Total liabilities	12,158,095	81,629,090	93,787,185
Class A common stock subject to possible redemption	300,029,150	(81,629,090)	218,400,060
Class A common stock	141	816	957
Additional paid-in-capital	4,670,168	73,311,555	77,981,723
Retained earnings (Accumulated deficit)	328,914	(73,312,371)	(72,983,457)
Total stockholders’ equity	5,000,008	—	5,000,008
Statement of Operations for the three months ended September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(68,996,330)	(68,996,330)
Loss before income tax expense	(787,652)	(68,996,330)	(69,783,982)
Net loss	(792,915)	(68,996,330)	(69,789,245)
Basic and diluted net loss per Class B common stock	(0.10)	(8.79)	(8.89)
Statement of Operations for the nine months ended September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(72,033,800)	(72,033,800)
Loss before income tax expense	(208,400)	(72,033,800)	(72,242,200)
Net loss	(450,658)	(72,033,800)	(72,484,458)
Basic and diluted net loss per Class B common stock	(0.15)	(9.17)	(9.32)
Statement of Cash Flows for the nine months ended September 30, 2020 (unaudited)
Net loss	(450,658)	(72,033,800)	(72,484,458)
Change in fair value of warrant liabilities	—	72,033,800	72,033,800

	June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet (unaudited)
Public warrants derivative liability	—	8,270,721	8,270,721
Private warrants derivative liability	—	4,362,039	4,362,039
Total liabilities	11,905,001	12,632,760	24,537,761
Class A common stock subject to possible redemption	300,822,070	(12,632,760)	288,189,310
Class A common stock	133	126	259
Additional paid-in-capital	3,877,256	4,315,915	8,193,171
Retained earnings (Accumulated deficit)	1,121,829	(4,316,041)	(3,194,212)
Total stockholders’ equity	5,000,003	—	5,000,003
Statement of Operations for the three months ended June 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(2,685,170)	(2,685,170)
Loss before income tax expense	(96,889)	(2,685,170)	(2,782,059)
Net loss	(124,174)	(2,685,170)	(2,809,344)
Basic and diluted net loss per Class B common stock	(0.02)	(0.34)	(0.36)
Statement of Operations for the six months ended June 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(3,037,470)	(3,037,470)
Income (loss) before income tax expense	579,252	(3,037,470)	(2,458,218)
Net income (loss)	342,257	(3,037,470)	(2,695,213)
Basic and diluted net loss per Class B common stock	(0.06)	(0.39)	(0.45)
Statement of Cash Flows for the six months ended June 30, 2020 (unaudited)
Net income (loss)	342,257	(3,037,470)	(2,695,213)
Change in fair value of warrant liabilities	—	3,037,470	3,037,470

	March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet (unaudited)
Public warrants derivative liability	—	6,524,218	6,524,218
Private warrants derivative liability	—	3,423,372	3,423,372
Total liabilities	11,877,840	9,947,590	21,825,430
Class A common stock subject to possible redemption	300,946,240	(9,947,590)	290,998,650
Class A common stock	132	99	231
Additional paid-in-capital	3,753,087	1,630,772	5,383,859
Retained earnings (Accumulated deficit)	1,246,003	(1,630,871)	(384,868)
Total stockholders’ equity	5,000,007	—	5,000,007
Statement of Operations for the three months ended March 31, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(352,300)	(352,300)
Income before income taxes	676,141	(352,300)	323,841
Net income	466,431	(352,300)	114,131
Basic and diluted net loss per Class B common stock	(0.03)	(0.04)	(0.07)
Statement of Cash Flows for the three months ended March 31, 2020 (unaudited)
Net income	466,431	(352,300)	114,131
Change in fair value of warrant liabilities	—	352,300	352,300

	December 31, 2019
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Public warrants derivative liability	—	6,282,349	6,282,349
Private warrants derivative liability	—	3,312,941	3,312,941
Total liabilities	11,692,080	9,595,290	21,287,370
Class A common stock subject to possible redemption	300,479,810	(9,595,290)	290,884,520
Class A common stock	136	96	232
Additional paid-in-capital	4,219,513	1,278,475	5,497,988
Retained earnings (Accumulated deficit)	779,572	(1,278,571)	(498,999)
Total stockholders’ equity	5,000,006	—	5,000,006
Statement of Operations for the period from May 19, 2019 (inception) through December 31, 2019
Change in fair value of warrant liabilities	—	(959,526)	(959,526)
Allocated expense for warrant issuance cost	—	(319,045)	(319,045)
Income (loss) before income taxes	1,258,636	(1,278,571)	(19,935)
Net income (loss)	779,572	(1,278,571)	(498,999)
Basic and diluted net loss per Class B common stock	(0.12)	(0.16)	(0.28)
Statement of Cash Flows for the period from May 19, 2019 (inception) through December 31, 2019
Net income (loss)	779,572	(1,278,571)	(498,999)
Issuance costs related to warrant liability	—	319,045	319,045
Change in fair value of warrant liabilities	—	959,526	959,526

	September 30, 2019
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet (unaudited)
Public warrants derivative liability	—	9,947,060	9,947,060
Private warrants derivative liability	—	4,858,980	4,858,980
Total liabilities	11,406,919	14,806,040	26,212,959
Class A common stock subject to possible redemption	299,838,630	(14,806,040)	285,032,590
Class A common stock	143	148	291
Additional paid-in-capital	4,860,686	6,489,173	11,349,859
Retained earnings (Accumulated deficit)	138,392	(6,489,321)	(6,350,929)
Total stockholders’ equity	5,000,006	—	5,000,006
Statement of Operations for the three months ended September 30, 2019 (unaudited)
Change in fair value of warrant liabilities	—	(6,170,276)	(6,170,276)
Allocated expense for warrant issuance cost	—	(319,045)	(319,045)
Income (loss) before income tax expense	388,196	(6,489,321)	(6,101,125)
Net income (loss)	194,611	(6,489,321)	(6,294,710)
Basic and diluted net loss per Class B common stock	(0.07)	(0.83)	(0.90)
Statement of Operations for the period from May 10, 2019 (inception) through September 30, 2019 (unaudited)
Change in fair value of warrant liabilities	—	(6,170,276)	(6,170,276)
Allocated expense for warrant issuance cost	—	(319,045)	(319,045)
Income (loss) before income tax expense	331,977	(6,489,321)	(6,157,344)
Net income (loss)	138,392	(6,489,321)	(6,350,929)
Basic and diluted net loss per Class B common stock	(0.08)	(0.83)	(0.91)
Statement of Cash Flows for the period from May 10, 2019 (inception) through September 30, 2019 (unaudited)
Net income (loss)	138,392	(6,489,321)	(6,350,929)
Issuance costs related to warrant liability	—	319,045	319,045
Change in fair value of warrant liabilities	—	6,170,276	6,170,276

	July 30, 2019
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Public warrants derivative liability	—	5,400,000	5,400,000
Private warrants derivative liability	—	2,880,000	2,880,000
Total liabilities	11,443,548	8,280,000	19,723,548
Class A common stock subject to possible redemption	285,849,880	(8,280,000)	277,569,880
Class A common stock	142	83	225
Additional paid-in-capital	5,175,033	305,917	5,480,950
Accumulated deficit	(176,030)	(306,000)	(482,030)
Total stockholders’ equity	5,000,008	—	5,000,008

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change due to one or more future events. Actual results could differ from these estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in the Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 are comprised of money market funds which invest only in direct U.S. government treasury obligations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, at December 31, 2020. All significant inter-company transactions and balances have been eliminated in consolidation.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, due to related party and taxes payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less, or in money market funds which invest only in direct U.S. government treasury obligations, and are recognized at fair value. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Public Offering. Offering costs related to the issuance of shares were recognized in shareholders’ equity while costs allocated to the warrant liabilities were expensed in the Company’s consolidated statements of operations upon the completion of the Public Offering in July and September 2019.

Shares of Class A Common Stock Subject to Possible Redemption

Shares of the Company’s Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of the Company’s Class A common stock (including shares of the Company’s Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of the Company’s Class A common stock are classified as stockholders’ equity. Shares of the Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, 0 and 29,088,452 shares of the Company’s Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s consolidated balance sheets.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 15,992,155 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Net income per share, basic and diluted for the Company’s Class A common stock for the year ended December 31, 2020 is calculated by dividing (i) the gain on marketable securities, dividends and interest held in Trust Account of approximately $1.2 million, net of applicable taxes and funds available to be withdrawn from the Trust Account for franchise and income tax obligations of approximately $401,000, resulting in an aggregate of approximately $758,000, by (ii) the weighted average number of shares of the Company’s Class A common stock outstanding for the period of 31,411,763 shares. Net loss per share, basic and diluted for the Company’s Class B common stock for the year ended December 31, 2020 is calculated by dividing (i) the net loss of approximately $315.3 million, less income attributable to public shares of approximately $758,000, resulting in a net loss of approximately $316.1 million, by (ii) the weighted average number of shares of the Company’s Class B common stock outstanding for the period of 7,852,941 shares.

Net income per share, basic and diluted for the Company’s Class A common stock for the period from May 10, 2019 (inception) through December 31, 2019 is calculated by dividing (i) the gain on marketable securities, dividends and interest held in Trust Account of approximately $2.3 million, net of applicable taxes and funds available to be withdrawn from the Trust Account for franchise and income tax obligations of approximately $567,000, resulting in an aggregate of approximately $1.7 million, by (ii) the weighted average number of shares of the Company’s Class A common stock outstanding for the period of 31,092,978 shares. Net loss per share, basic and diluted for the Company’s Class B common stock for the period from May 10, 2019 (inception) through December 31, 2019 is calculated by dividing (i) the net loss of approximately $499,000, less income attributable to public shares of approximately $1.7 million, resulting in a net loss of approximately $2.2 million, by (ii) the weighted average number of shares of the Company’s Class B common stock outstanding for the period of 7,852,941 shares.

Warrant Liability

The Company accounts for warrants for shares of the Company’s Class A common stock as liabilities held at fair value on the consolidated balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a change in fair value of warrant liabilities in the Company’s consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the warrant liability will be reclassified to additional paid-in capital.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2020 and 2019, the Company had deferred tax assets aggregating approximately $1.4 million and $223,000, respectively, which had a full valuation allowance recorded against them as of December 31, 2020 and 2019.

For tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020 and 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s consolidated financial statements.

Note 4—Initial Public Offering

On July 30, 2019, the Company sold 30,000,000 Units at a price of $10.00 per Unit in the Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant” and together with the Private Placement Warrants, the “Warrants”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Certain officers and directors of the Company purchased 200,000 (the “Affiliated Units”) of the 30,000,000 Units sold in the Public Offering for an aggregate purchase price of $2.0 million.

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Public Offering price, less underwriting discounts and commissions. On September 4, 2019, the underwriters partially exercised the over-allotment option and, on September 6, 2019, the underwriters purchased the Over-allotment Units, generating gross proceeds of approximately $14.1 million. The remaining over-allotment option subsequently expired.

Note 5—Related Party Transactions

Founder Shares

On May 16, 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. The Initial Stockholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Public Offering. On September 6, 2019, the underwriters purchased the Over-allotment Units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 Founder Shares were forfeited accordingly.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the date of the consummation of the Business Combination or earlier if, subsequent to the Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Founder Shares are also subject to the Founders Stock Letter described in Note 1.

Private Placement Warrants

Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $8.0 million. Simultaneously with the closing of the sale of the Over-allotment Units, the Sponsor purchased an additional 188,235 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $282,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Business Combination.

Related Party Loans

On May 16, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover organizational expenses and expenses related to the Public Offering pursuant to a promissory note (the “Note”).

This loan was non-interest bearing and payable on the completion of the Public Offering. The Company borrowed approximately $251,000 under the Note, and then repaid the Note in full to the Sponsor on August 12, 2019.

During the year ended December 31, 2020, the Sponsor advanced approximately $1.3 million to the Company to fund general administrative expenses.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the securities of the Company were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of its initial business combination or the Company’s liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. The Company recorded an aggregate of $120,000 during the year ended December 31, 2020, as well as an aggregate of $50,000 during the period from May 10, 2019 (inception) through December 31, 2019 in general and administrative expenses in connection with the related agreement in the accompanying consolidated statements of operations. As of December 31, 2020, the Company recorded an aggregate of approximately $76,000 in related party accrued expenses.

Note 6—Commitments and Contingencies

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position, results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial business combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial business combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Except for the Affiliated Units, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.96 million in the aggregate, paid upon closing of the Public Offering. An additional fee of approximately $282,000 in the aggregate was due in connection with the closing of the sale of the Over-allotment Units.

In addition, $0.35 per unit (but not including the Affiliated Units), or approximately $10.9 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Litigation

On October 29, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported Switchback stockholder in connection with the Business Combination: Bulsa v. Switchback Energy Acquisition Corporation, et al., Index No. 655800/2020 (Sup. Ct. N.Y. Cnty.). Separately, on November 6, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a different purported Switchback stockholder in connection with the Business Combination: Bushansky v. Switchback Energy Acquisition Corporation, et al., Index No. 656119/2020 (Sup. Ct. N.Y. Cnty.). Additionally, on December 15, 2020, a complaint was filed in the United States District Court for the Southern District of New York by a purported Switchback stockholder in connection with the Business Combination: Ward v. Switchback Energy Acquisition Corporation, et al., Case No. 1:20-cv-10577 (S.D.N.Y.). On December 16, 2020, a separate complaint was filed in the Supreme Court of the State of New York by a purported Switchback stockholder in connection with the Business Combination: Baker v. Switchback Energy Acquisition Corporation, et al., Index No. 657063/2020 (Sup. Ct. N.Y. Cnty.) (collectively, the “Complaints”). The Complaints name Switchback and current members of the Switchback’s board of directors as defendants. The Complaints allege, among other things, breach of fiduciary duty claims against the board of in connection with the Business Combination. The Complaints also allege that this proxy statement/prospectus/consent solicitation statement is materially misleading and/or omits material information concerning the Business Combination, including, with respect to the Federal Complaint, in violation of Sections 14(a) and 20(a) of the Exchange Act. The Complaints generally seek injunctive relief, unspecified damages and awards of attorneys’ and experts’ fees, among other remedies. Although Switchback believes no supplemental disclosures were required under applicable law to address the claims made in the Complaints, in order to alleviate the costs, risks and uncertainties inherent in litigation and provide additional information to its stockholders, Switchback determined to voluntarily supplement the definitive proxy statement/prospectus/consent solicitation statement as described in a Current Report on Form 8-K, which Switchback filed on February 4, 2021. In connection with the filing of the Form 8-K, each of the stockholders bringing one of the Complaints confirmed that he will voluntarily dismiss his Complaint upon the closing of the Business Combination.

Note 7—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020 and 2019, there were 31,411,763 shares of Class A common stock issued and outstanding, of which 0 and 29,088,452 shares of Class A common stock were classified outside of permanent equity, respectively.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In May 2019, the Company issued 8,625,000 shares of Class B common stock, including an aggregate of up to 1,125,000 shares of Class B common stock that were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option for the Public Offering was not exercised in full. On September 6, 2019, the underwriters purchased the Over-allotment Units, and the remaining over-allotment option subsequently expired. As a result, an aggregate of 772,059 shares of Class B common stock were forfeited accordingly. As of December 31, 2020 and 2019, there were 7,852,941 shares of Class B common stock outstanding.

Prior to an initial business combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by a majority of at least 90% of the Company’s common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial business combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial business combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Public Offering and related to the closing of the initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of

Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable for cash so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including both Public Warrants and Private Placement Warrants):

•	in whole and not in part;

•

at a price equal to a number of shares of Class A common stock to be determined by reference to the agreed table (i.e. “make-whole table”) set forth in the warrant agreement based on the redemption date and the “fair market value” of the Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2019 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account Money Market Funds	$316,991,065	$—	$—
Liabilities
Public Warrants	161,456,462	—	—
Private Placement Warrants	—	—	158,469,002

	161,456,462	—	158,469,002

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account Money Market Funds	$316,398,889	$—	$—
Liabilities
Public Warrants	6,282,349	—	—
Private Placement Warrants	—	—	3,312,941

	6,282,349	—	3,312,941

Level 1 instruments include investments in money market funds and U.S. Treasury securities, and the Public Warrants when representative market prices were available based on the public trading of the Public Warrants.

The estimated fair value of the Private Placement Warrants, and the Public Warrants, prior to being separately listed and traded, is determined using Level 3 inputs. In the case of the Public Warrants, the Company used a Binomial-Lattice Model (“BLM”) that assumes optimal exercise of the Company’s redemption option at the earliest possible date. In the case of the Private Placement Warrants, since they were also subject to the make-whole table, the Company used a BLM as well. Inherent in options pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility input based on the observed price of its Public Warrants, when available. Otherwise, the volatility input is based on implied volatilities of guideline companies. The risk-free interest rate is based on the U.S. Treasury curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to a probability-weighted average between a two-year life (in the event that there is no business combination) and the contractual life (if a business combination is consummated) of the Warrants. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. For all of the periods presented, the probability assigned to the consummation of a business combination was in the range of 75% - 90%. For the below valuation dates, when a public market price for the stock was not available, the closest available date where a public market price was available for such stock was used instead.

The following table provides quantitative information regarding fair value assumptions for the Public Warrants (fair values, and related inputs and assumptions, of Private Placement Warrants and Public Warrants were materially consistent between July 30, 2019 (IPO Closing Date) and September 6, 2019 (Overallotment Option exercise date by investors):

The following table provides quantitative information regarding fair value assumptions for the Public Warrants:

Initial measurement (July 30 and September 6, 2019)
Stock price	9.82
Exercise price	11.50
Expected term	5.38
Volatility	8.60%
Risk-free rate	1.85%
Dividend yield	0%
Probability of completing a Business Combination	75%

The following table provides quantitative information regarding fair value assumptions for the Private Placement Warrants:

	Initial measurement (July 30 and September 6, 2019)	September 30, 2019	December 31, 2019
Market price of public stock	9.82	9.71	9.80
Exercise price	11.50	11.50	11.50
Expected term	5.38	5.21	4.96
Volatility	8.60%	14.10%	10.50%
Risk-free rate	1.85%	1.55%	1.68%
Dividend yield	0%	0%	0%
Probability of completing a Business Combination	75%	75%	75%

	March 30, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Market price of public stock	9.65	10.05	15.60	40.08
Exercise price	11.50	11.50	11.50	11.50
Expected term	4.71	4.46	4.59	4.47
Volatility	14.20%	15.10%	46.30%	74.30%
Risk-free rate	0.36%	0.26%	0.26%	0.31%
Dividend yield	0%	0%	0%	0%
Probability of completing a Business Combination	75%	75%	90%	90%

The change in the fair value of the warrant liabilities is summarized as follows:

Warrant liabilities (Level 3)
Fair value as of May 10, 2019 (inception)	—
Issuance of Public Warrants and Private Placement Warrants	8,635,764
Change in fair value of Public Warrants and Private Placement Warrants	959,526
Transfer of Public Warrants from Level 3 to Level 1 measurement	(6,282,349)

Fair value of Private Placement Warrants as of December 31, 2019	3,312,941
Change in fair value of Private Placement Warrants	155,156,061
Fair value of Private Placement Warrants as of December 31, 2020	158,469,002

Transfers to/from Levels 1 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement at December 31, 2019.

Note 9—Income Taxes

The income tax provision consists of the following:

	For the year ended December 31, 2020	For the period From May 10, 2019 (inception) through December 31, 2019
Current
Federal	$201,603	$479,064
State	—	—
Deferred
Federal	(1,207,074)	(222,823)
State	—	—
Valuation allowance	1,207,074	222,823

Income tax provision	$201,603	$479,064

The Company’s net deferred tax assets are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
StartUp/Organization Costs	$1,207,074	$222,823

Total deferred tax assets	1,207,074	222,823
Valuation allowance	(1,207,074)	(222,823)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the valuation allowance was approximately $827,000.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows (as restated):

	For the year ended December 31, 2020	For The period from May 10, 2019 (inception) through December 31,2019
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrant liabilities	(20.7)%	(1,010.6)%
Allocated expense for warrant issuance costs	0.0%	(336.0)%
Meals & entertainment	0.0%	0.0%
Change in Valuation Allowance	(0.4)%	(1,077.1)%

Income Taxes Provision (Benefit)	(0.1)%	(2,402.7)%

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. During the year ended December 31, 2020, approximately $202,000 of income tax expense was recognized.

Note 10—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statements were available for issuance require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

On February 26, 2021 (the “Closing Date”), the Company consummated a business combination (the “Closing”) with ChargePoint, Inc. (“ChargePoint”), where Merger Sub merged with the ChargePoint (the “Merger” and, collectively with the other transactions related thereto, the “Business Combination”), with ChargePoint surviving the Merger as a wholly-owned subsidiary of the Company. As a result of the proposed business combination, the Company was renamed to ChargePoint Holdings, Inc. (“New ChargePoint”).

Pursuant to the terms of the business combination agreement, each stockholder of ChargePoint received 0.9966 shares of New ChargePoint’s common stock and the contingent right to receive up to 27 million additional shares of New ChargePoint’s common stock (“Earnout Shares), for each share of ChargePoint’s common stock, par value $0.0001 per share, owned by such stockholder that was outstanding immediately prior to the Closing (other than any shares of ChargePoint’s restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of New ChargePoint’s common stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225 million.

Pursuant to a letter agreement (the “Founders Stock Letter”) entered into in connection with the execution of the business combination, immediately prior to the Closing, the initial stockholders (i) surrendered to New ChargePoint, for no consideration and as a capital contribution to New ChargePoint, 984,706 Class B common stock, par value $0.0001 per share (“Founder Shares”), held by them (on a pro rata basis), whereupon such shares were immediately canceled, and (ii) subjected 900,000 Founder Shares (including New ChargePoint’s common stock issued in exchange therefor in the Merger) held by them to potential forfeiture in accordance with the terms of the Founders Stock Letter. Upon the Closing, all outstanding Founder Shares converted into Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, the Sponsor exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 private placement warrants at a price of $1.50 per warrant in satisfaction of $1.5 million principal amount of such loans.

In addition, pursuant to the terms of the business combination agreement, (1) warrants to purchase shares of capital stock of ChargePoint were converted into warrants to purchase an aggregate of 38,761,031 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of ChargePoint were converted into options to purchase an aggregate of 30,135,695 shares of New ChargePoint’s common stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of ChargePoint that were outstanding pursuant to the “early exercise” of New ChargePoint options were converted into an aggregate of 345,689 restricted shares of New ChargePoint.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ChargePoint, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ChargePoint, Inc. and its subsidiaries (the “Company”) as of January 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholder’s deficit and of cash flows for each of the three years in the period ended January 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and January 31, 2020, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 31, 2021

We have served as the Company’s auditor since 2016.

ChargePoint, Inc.

Consolidated Balance Sheets

January 31, 2021 and 2020

(in thousands, except share and per share data)

	January 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$145,491	$72,753
Restricted cash	400	400
Short-term investments	—	47,037
Accounts receivable, net of allowance of $2,000 as of January 31, 2021 and 2020	35,075	38,488
Inventories	33,592	25,419
Prepaid expenses and other current assets	12,074	7,221

Total current assets	226,632	191,318
Property and equipment, net	29,988	27,941
Operating lease right-of-use assets	21,817	10,269
Goodwill	1,215	1,215
Other assets	10,468	3,448

Total assets	$290,120	$234,191

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,784	$19,631
Accrued and other current liabilities	47,162	37,659
Deferred revenue	40,934	39,408
Debt, current	10,208	—

Total current liabilities	118,088	96,698
Deferred revenue, noncurrent	48,896	33,266
Debt, noncurrent	24,686	34,261
Operating lease liabilities	22,459	8,230
Redeemable convertible preferred stock warrant liability	75,843	2,718
Other long-term liabilities	972	798

Total liabilities	290,944	175,971

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock: $0.0001 par value; 185,812,009 and 163,384,703 shares authorized as of January 31, 2021 and 2020, respectively; 183,558,355 and 161,131,049 shares issued and outstanding as of January 31, 2021 and 2020, respectively (liquidation value: $693,548 and $563,753 as of January 31, 2021 and 2020, respectively)	615,697	520,241
Stockholders’ deficit:
Common stock: $0.0001 par value; 300,793,984 and 241,000,000 shares authorized as of January 31, 2021 and 2020, respectively; 23,039,344 and 11,959,079 shares issued and outstanding as of January 31, 2021 and 2020, respectively	2	1
Additional paid-in capital	62,736	20,331
Accumulated other comprehensive income	155	37
Accumulated deficit	(679,414)	(482,390)

Total stockholders’ deficit	(616,521)	(462,021)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$290,120	$234,191

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc. Consolidated

Statements of Operations

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share and per share data)

	Year Ended January 31,
	2021	2020	2019
Revenue
Networked charging systems	$91,893	$101,012	$61,338
Subscriptions	40,563	28,930	22,504
Other	14,034	14,573	8,188

Total revenue	146,490	144,515	92,030
Cost of revenue
Networked charging systems	87,083	105,940	59,928
Subscriptions	20,385	16,244	10,441
Other	6,073	4,289	2,157

Total cost of revenue	113,541	126,473	72,526

Gross profit	32,949	18,042	19,504

Operating expenses
Research and development	75,017	69,464	50,510
Sales and marketing	53,002	56,997	56,411
General and administrative	25,922	23,945	17,870

Total operating expenses	153,941	150,406	124,791

Loss from operations	(120,992)	(132,364)	(105,287)
Interest income	315	3,245	1,402
Interest expense	(3,253)	(3,544)	(3,690)
Change in fair value of redeemable convertible preferred stock warrant liability	(73,125)	(875)	(388)
Other income (expense), net	229	(565)	(5)

Net loss before income taxes	$(196,826)	$(134,103)	$(107,968)

Provision for income taxes	198	224	119

Net loss	$(197,024)	$(134,327)	$(108,087)

Accretion of beneficial conversion feature of redeemable convertible preferred stock	(60,377)	—	—
Cumulative undeclared dividends on redeemable convertible preferred stock	(16,799)	—	—

Net loss attributable to common stockholders	$(274,200)	$(134,327)	$(108,087)

Net loss per share attributable to common stockholders, basic and diluted	$(18.08)	$(15.05)	$(24.81)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,168,335	8,924,129	4,357,332

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Comprehensive Loss

Years Ended January 31, 2021, 2020, and 2019

(in thousands)

	Year Ended January 31,
	2021	2020	2019
Net loss	$(197,024)	$(134,327)	$(108,087)
Other comprehensive income (loss):
Foreign currency translation adjustment	141	131	(106)
Available-for-sale short-term investments:
Unrealized gain, net of tax	—	23	—
Reclassification to net income, net of tax	(23)	—	—

Other comprehensive income (loss)	118	154	(106)

Comprehensive loss	$(196,906)	$(134,173)	$(108,193)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of January 31, 2018	118,832,847	$290,316	2,445,047	$—	$10,463	$(11)	$(242,165)	$(231,713)

Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $8.4 million	39,654,564	215,169	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with Series H redeemable convertible preferred stock	—	—	—	—	1,454	—	—	1,454
Issuance of common stock upon exercise of vested stock options	—	—	3,807,911	1	1,366	—	—	1,367
Issuance of common stock upon early exercise of stock options	—	—	59,172	—	—	—	—	—
Issuance of restricted common stock	—	—	800,000	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	4	—	—	4
Stock-based compensation	—	—	—	—	1,706	—	—	1,706
Net loss	—	—	—	—	—	—	(108,087)	(108,087)
Other comprehensive loss	—	—	—	—	—	(106)	—	(106)

Balances as of January 31, 2019	158,487,411	$505,485	7,112,130	$1	$14,993	$(117)	$(350,252)	$(335,375)

Effect of adoption of ASC 340	—	—	—	—	—	—	2,189	2,189
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $0.1 million	2,643,638	14,756	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with
Series H redeemable convertible preferred stock	—	—	—	—	185	—	—	185
Issuance of common stock upon exercise of vested stock options	—	—	4,811,949	—	2,201	—	—	2,201

The accompanying notes are an integral part of these consolidated financial statements.

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Issuance of common stock related to early exercise of stock options	—	$—	35,000	$—	$—	$—	$—	$—
Vesting of early exercised stock options	—	—	—	—	15	—	—	15
Stock-based compensation	—	—	—	—	2,937	—	—	2,937
Net loss	—	—	—	—	—	—	(134,327)	(134,327)
Other comprehensive income	—	—	—	—	—	154	—	154

Balances as of January 31, 2020	161,131,049	$520,241	11,959,079	$1	$20,331	$37	$(482,390)	$(462,021)

Issuance of redeemable convertible preferred stock and common warrants, net of issuance costs of $0.2 million	22,427,306	95,456	—	—	—	—	—	—
Issuance of common stock warrants in connection with Series H-1 redeemable convertible preferred stock	—	—	—	—	31,547	—	—	31,547
Beneficial conversion feature in connection with Series H-1 redeemable preferred stock	—	(60,377)	—	—	60,377	—	—	60,377
Accretion of beneficial conversion feature in connection with Series H-1 redeemable preferred stock	—	60,377	—	—	(60,377)	—	—	(60,377)
Issuance of common stock upon exercise of vested stock options	—	—	10,398,937	1	5,643	—	—	5,644
Issuance of common stock related to early exercise of stock options	—	—	681,328	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	268	—	—	268
Stock-based compensation	—	—	—	—	4,947	—	—	4,947
Net loss	—	—	—	—	—	—	(197,024)	(197,024)
Other comprehensive income	—	—	—	—	—	—	—	118

Balances as of January 31, 2021	183,558,355	$615,697	23,039,344	$2	$62,736	$155	$(679,414)	$(616,521)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc. Consolidated

Statements of Cash Flows

Years Ended January 31, 2021, 2020, and 2019

(in thousands)

	Year Ended January 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(197,024)	$(134,327)	$(108,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,083	7,698	4,086
Non-cash operating lease cost	3,762	3,121	—
Stock-based compensation	4,947	2,937	1,706
Amortization of deferred contract acquisition costs	1,206	675	—
Change in fair value of redeemable convertible preferred stock warrant liability	73,125	875	388
Inventory reserves	1,412	1,425	1,089
Other	446	589	1,822
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	3,292	(8,702)	(2,735)
Inventories	(9,585)	(1,472)	(19,457)
Prepaid expenses and other assets	(8,914)	(2,961)	(1,760)
Operating lease liabilities	(2,815)	(1,181)	—
Accounts payable	(493)	15,704	(1,120)
Accrued and other liabilities	11,556	93	10,802
Deferred revenue	17,156	27,590	12,720

Net cash used in operating activities	(91,846)	(87,936)	(100,546)

Cash flows from investing activities
Purchases of property and equipment	(11,484)	(14,885)	(14,822)
Purchases of investments	—	(179,514)	—
Maturities of investments	47,014	132,500	—
Cash paid for acquisition, net of cash acquired	—	—	(1,475)

Net cash provided by (used in) investing activities	35,530	(61,899)	(16,297)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	95,456	14,756	215,168
Proceeds from issuance of common stock warrants	31,547	185	1,454
Proceeds from issuance of debt, net of issuance costs	—	—	33,988
Payments of deferred offering costs	(4,003)	—	—
Repayment of debt	—	—	(18,182)
Proceeds from exercises of vested and unvested stock options	5,913	2,217	1,370

Net cash provided by financing activities	128,913	17,158	233,798

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	141	132	(101)
Net increase (decrease) in cash, cash equivalents, and restricted cash	72,738	(132,545)	116,854
Cash, cash equivalents, and restricted cash at beginning of period	73,153	205,698	88,844

Cash, cash equivalents, and restricted cash at end of period	$145,891	$73,153	$205,698

Supplementary cash flow information
Cash paid for interest	$2,801	$3,414	$2,583
Cash paid for taxes	$172	$153	$117
Supplementary cash flow information on non-cash investing and financing activities
Accretion of beneficial conversion feature of redeemable convertible preferred stock	$60,377	$—	$—
Deferred transaction costs not yet paid	$1,685	$—	$—
Right-of-use assets obtained in exchange for lease liabilities	$2,118	$2,906	$—
Right-of-use asset remeasurement subsequent to lease extension	$12,867	$—	$—
Acquisitions of property and equipment included in accounts payable and accrued and other current liabilities	$647	$1,287	$—
Vesting of early exercised stock options	$268	$15	$4

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Notes to Consolidated Financial Statements

1.    Description of Business and Basis of Presentation

ChargePoint, Inc. (“ChargePoint” or the “Company,” “it,” “its”) designs, develops, and markets networked electric vehicle (“EV”) charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate, and transact charging sessions for EVs. As part of its networked charging systems, subscriptions, and other offerings, the Company provides an open platform that integrates with system hardware from multiple manufacturers, connecting systems over an intelligent network that provides real-time information about charging systems. This network provides multiple web-based portals for charging system owners, fleet managers, drivers, and utilities.

On September 23, 2020, the Company entered into a business combination agreement (“Merger”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback was to merge with the Company. As a result of the proposed Merger, Switchback was to be renamed to ChargePoint Holdings, Inc.

On February 26, 2021 (the “Closing Date”), ChargePoint Holdings, Inc. consummated the Merger by and among Switchback, Lightning Merger Sub Inc., a subsidiary of the Company (“Merger Sub”), and ChargePoint. At the Closing, Merger Sub merged with and into ChargePoint, with ChargePoint surviving the merger as a wholly owned subsidiary of the ChargePoint Holdings, Inc. (the “Merger” and collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

In addition, as part of the Merger, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (“PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225,000,000.

The Company’s fiscal year ends on January 31. References to fiscal years 2021, 2020, and 2019 relate to the fiscal years ended January 31, 2021, January 31, 2020, and January 31, 2019, respectively.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company’s consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the Company has been engaged in developing its product offerings, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of January 31, 2021, the Company had an accumulated deficit of $679.4 million.

The Company has funded its operations primarily with proceeds from the issuance of redeemable cash proceeds of $127.0 million, net of issuance costs of $0.2 million in July and August 2020 through the issuance of 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants. The Company had cash, cash equivalents, and restricted cash of $145.9 million as of January 31,

2021. In February 2021, the Company received cash proceeds of $484.1 million from the Merger. As of March 31, 2021, the date on which these consolidated financial statements were available to be issued, the Company believes that its cash on hand as of January 31, 2021 and the proceeds from the Merger, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months following the issuance of the consolidated financial statements.

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near- and long-term future capital requirements will depend on, many factors, including its growth rate, subscription renewal activity, the timing and extent of spending to support its infrastructure and research and development efforts, the expansion of sales and marketing activities, the timing of new introductions of products or features, the continuing market adoption of its networked charging systems platform, and the overall market acceptance of EVs. The Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights, although it has no agreements or commitments to complete any material transactions as of March 31, 2021, the date on which these consolidated financial statements were available to be issued. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors, including market penetration, the introduction of new products, and potential acquisitions of related businesses or technology. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining standalone selling price for performance obligations in contracts with customers, the estimated expected benefit period for deferred contract acquisition costs, allowances for doubtful accounts, inventory reserves, the useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the value of common stock and other assumptions used to measure stock-based compensation, and the valuation of deferred income tax assets and uncertain tax positions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held in domestic and foreign cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits. Short-term investments consist of U.S. treasury bills that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.

Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Concentration of credit risk with respect to trade accounts receivable is considered to be limited due to the diversity of the Company’s customer base and geographic sales areas. As of January 31, 2021, one customer individually accounted for 16% of accounts receivable, net. As of January 31, 2020, there were no customers that accounted for 10% or more of accounts receivable, net. For the years ended January 31, 2021, 2020, and 2019 there were no customers that represented 10% or more of total revenue.

The Company’s revenue is concentrated in the infrastructure needed for charging EVs, an industry which is highly competitive and rapidly changing. Significant technological changes within the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has temporarily closed its headquarters and most of its other offices, enabled its employees and contractors to work remotely, implemented travel restrictions, implemented cost cutting measures, and shifted Company events and meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and represent a significant disruption in how it operates its business. The operations of the Company’s partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global infrastructure spending, which could adversely affect demand for the Company’s platform. Further, the COVID-19 pandemic has caused the Company to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of its direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from the Company’s paying customers, cause some of its paying customers to go out of business, and affect contraction or attrition rates of its paying customers, all of which could adversely affect the Company’s business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future.

While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment because its CODM, who is its Chief Executive Officer, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the consolidated unit level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents may be invested in money market funds. Cash and cash equivalents are carried at cost, which approximates their fair value.

Restricted cash of $0.4 million as of January 31, 2021 and 2020 and $0.5 million as of January 31, 2019 relates to cash deposits restricted under letters of credit issued in support of customer agreements.

The reconciliation of cash, cash equivalents, and restricted cash to amounts presented in the consolidated statements of cash flows were as follows:

	January 31,
	2021	2020	2019
	(in thousands)
Cash and cash equivalents	$145,491	$72,753	$205,238
Restricted cash	400	400	460

Total cash, cash equivalents, and restricted cash	$145,891	$73,153	$205,698

Short-term Investments

The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The Company’s short-term investments consist of U.S. treasury bills and are classified as available for sale and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). For short-term investments sold prior to maturity, the cost of investments sold is based on the specific identification method. Realized gains and losses on the sale of short-term investments are recorded in other income (expense), net in the consolidated statements of operations.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of operations and consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables are further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, macroeconomic conditions, significant one-time events, and historical experience. When the Company determines that there are accounts receivable that are uncollectible, they are written off against the allowance for doubtful accounts. The change in the allowance for doubtful accounts for the years ended January 31, 2021, 2020, and 2019 was as follows:

	Beginning Balance	Additions Charged To Expense	Write-offs	Ending Balance
	(in thousands)
Year ended January 31, 2021
Allowance for doubtful accounts	$2,000	$121	$(121)	$2,000
Year ended January 31, 2020
Allowance for doubtful accounts	$3,124	$339	$(1,463)	$2,000
Year ended January 31, 2019
Allowance for doubtful accounts	$1,316	$1,812	$(4)	$3,124

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. The Company analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. The write-down is measured as the difference between the cost of the inventories and net realizable value and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Useful Lives
Furniture and fixtures	3 to 5 years
Computers and software	3 to 5 years
Machinery and equipment	3 to 5 years
Tooling	3 to 5 years
Leasehold improvements	Shorter of the estimated lease term or useful life
Owned and operated systems	5 to 7 years

Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

ChargePoint-as-a-Service (“CPaaS”) combines the customer’s use of the Company’s owned and operated systems with Cloud subscription software (“Cloud”) and the Company’s Assure program (“Assure”) into a single subscription. When CPaaS contracts contain a lease, the underlying asset is carried at its carrying value within property and equipment, net on the consolidated balance sheets.

Internal-Use Software Development Costs

The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized internal-use software development costs are included in property and equipment and are amortized on a straight- line basis over their estimated useful lives once it is ready for its intended use. Amortization of capitalized internal-use software development costs is included within cost of revenue for networked charging systems and subscriptions, research and development expense, sales and marketing expense, and general and administrative expense based on the use of the software. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. As of January 31, 2021 and 2020, capitalized costs have not been material.

Leases

On February 1, 2019, the Company early adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), using the modified retrospective approach with no adjustment to comparative periods.

Lessee

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion, included within accrued and other current liabilities on the Company’s consolidated balance sheets, and a noncurrent portion included within operating lease liabilities on the Company’s consolidated balance sheets. The Company does not have material finance leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the asset until the lease commencement date.

The Company’s lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in ASC 842 occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company’s lease contracts often include lease and non-lease components. The Company has elected the practical expedient offered by the standard to not separate the lease from non-lease components and accounts for them as a single lease component.

The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward its historical lease classification, its assessment on whether a contract is or contains a lease, and its initial direct costs for any leases that existed prior to adoption of the new standard. The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Lessor

The Company leases networked charging systems to customers within certain CPaaS contracts. The leasing arrangements the Company enters into with lessees are operating leases, and as a result, the underlying asset is carried at its carrying value as owned and operated systems within property and equipment, net on the consolidated balance sheets. Adoption of ASC 842 did not have a material impact on the Company’s accounting as a lessor.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets or asset groups for impairment whenever events indicate that the carrying amount of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amounts of an asset or an asset group to the estimated future undiscounted cash flows which the asset or asset group is expected to generate. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended January 31, 2021, 2020, and 2019.

Business Combinations

The total purchase consideration for an acquisition is measured as the fair value of the assets transferred, equity instruments issued, and liabilities assumed at the acquisition date. Costs that are directly attributable to the acquisition are expensed as incurred and included in general and administrative expense in the Company’s consolidated statements of operations. Identifiable assets (including intangible assets), liabilities assumed (including contingent liabilities), and noncontrolling interests in an acquisition are measured initially at their fair values at the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration and any noncontrolling interests is in excess of the net fair value of the identifiable assets acquired and the liabilities assumed. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, cost of capital, future cash flows, and discount rates. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. The Company includes the results of operations of the acquired business in the consolidated financial statements beginning on the acquisition date.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, in the second quarter, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As of January 31, 2021 and 2020, the Company had a single operating segment and reporting unit structure. As part of the annual goodwill impairment test performed in the second quarter, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of the qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test will be required. If the Company has determined it necessary to perform a quantitative impairment assessment, the Company will compare the fair value of the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the total amount of goodwill of the reporting unit. The carrying value of goodwill was $1.2 million as of January 31, 2021 and 2020, and no goodwill impairment has been recognized to date.

Fair Value of Financial Instruments

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

•	(Level 1) — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•	(Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and

•	(Level 3) — Inputs that are unobservable for the asset or liability.

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

The carrying values of the Company’s cash equivalents, short-term investments, accounts receivable, net, accounts payable, and accrued and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s Series B, D, and E redeemable convertible preferred stock are classified as liabilities as the underlying redeemable convertible preferred stock is considered redeemable and may require the Company to transfer assets upon exercise. Redeemable convertible preferred stock warrants are recorded within noncurrent liabilities on the consolidated balance sheets. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating proceeds received and issuance costs incurred between the instruments issued based on their relative fair value.

Revenue Recognition

On February 1, 2019, the Company early adopted ASU No. 2014-09. Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which were not completed as of that date. During the fiscal years ended January 31, 2021 and January 31, 2020, the Company recognized revenue using the following five-step model as prescribed by ASC 606:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Significant judgment and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations and the appropriate timing of revenue recognition. The Company enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products or services, the Company evaluates whether the individual products or services qualify as distinct performance obligations. In its assessment of whether products or services are a distinct performance obligation, the Company determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires the Company to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how each is provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach.

The Company usually bills its customers at the onset of the arrangement for both the products and a predetermined period of time for services. Contracts for services typically range from annual to multi-year agreements with typical payment terms of 30 to 90 days.

Networked charging systems revenue

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure. The Company recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions revenue

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue, which combines the customer’s use of the Company’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of the Company’s owned and operated systems unless the location allows the Company to receive incremental economic benefit from regulatory credits earned on that owned and operated system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as the Company has a stand-ready obligation to deliver such services to the customer.

Other revenue

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by the Company, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by ChargePoint customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as the Company has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Revenue Recognition (ASC 605)

During the fiscal year ended January 31, 2019, the Company recognized revenue under ASC Topic 605, Revenue Recognition (“ASC 605”) when persuasive evidence of an arrangement existed, delivery had occurred, the fee was fixed or determinable, and collectability was probable. Revenue for this period was generally recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

When a sales arrangement contained multiple elements, the Company first determined whether the delivered items qualify as separate units of accounting. A delivered item qualified as a separate unit of accounting when it had value to the customer on a standalone basis and when an arrangement included a general right of return relative to the delivered item, delivery, or performance of any undelivered items was considered probable or substantially in control of the Company. The Company then allocated revenue to each separate unit of accounting based on the relative selling price method and using the established selling price hierarchy. The selling price for a unit of accounting was based on its vendor specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”) if VSOE was not available, or best estimate of selling price (“ESP”) if neither VSOE nor TPE was available. The Company generally utilized ESP.

The objective of ESP was to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. ESP was generally used for new or highly customized offerings and solutions or offerings not priced within a narrow range, and it applied to a large proportion of the Company’s arrangements with multiple deliverables.

The process for determining ESP requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Lessor Revenue

The leasing arrangements the Company enters into with lessees are operating leases. The Company recognizes operating lease revenue on a straight-line basis over the lease term and expenses deferred initial direct costs on the same basis.

Operating lease revenue is classified as subscriptions revenue in the Company’s consolidated statements of operations. Operating lease revenue and the future maturities of lease payments from lessees was not material to the consolidated financial statements for all periods presented.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. The Company’s Assure, Cloud, and CPaaS subscription terms typically range from one to five years. Revenue expected to be recognized from remaining performance obligations was $101.8 million as of January 31, 2021, of which 43% is expected to be recognized over the next twelve months and the remainder thereafter.

Deferred Revenue

Deferred revenue represents billings or payments received in advance of revenue recognition and is recognized in revenue upon transfer of control. Balances consist primarily of software subscription services and extended Assure maintenance services not yet provided as of the balance sheet date. Contract assets, which represent services provided or products transferred to customers in advance of the date the Company has a right to invoice, are netted against deferred revenue on a customer-by-customer basis. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue with the remainder recorded as deferred revenue, noncurrent on the consolidated balance sheets. Total deferred revenue was $89.8 million and $72.7 million as of January 31, 2021 and 2020, respectively. The Company recognized $39.4 million, $25.5 million, and $16.0 million of revenue during the years ended January 31, 2021, 2020, and 2019, respectively, that was included in the deferred revenue balance at the beginning of the respective period.

Cost of Revenue

Cost of networked charging systems revenue includes the material costs for parts and manufacturing costs for the hardware products, compensation, including salaries and related personnel expenses, including stock-based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software development costs, and allocated overhead costs. Costs for shipping and handling are recorded in cost of revenue as incurred.

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support the Company’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated overhead costs, and support costs to manage the systems and helpdesk services for drivers and site hosts.

Cost of other revenue includes costs for the Company’s owned and operated charging sites, as well as costs of environmental and professional services.

Costs to Obtain a Customer Contract

Sales commissions are considered incremental and recoverable costs of acquiring customer contracts. Beginning at the Company’s adoption of ASC 606 on February 1, 2019, incremental and recoverable costs for the sale of cloud enabled software and extended maintenance service plans are capitalized as deferred contract acquisition costs within prepaid expenses and other current assets and other assets on the consolidated balance sheets and amortized on a straight-line basis over the anticipated benefit period of five years. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. This amortization is recorded within sales and marketing expense in the Company’s consolidated statements of operations. The sales commissions paid related to the sale of networked charging systems are expensed as incurred.

The Company elected the practical expedient that permits the Company to apply ASC Subtopic 340-40, “Other Assets and Deferred Costs- Contracts with Customers,” (“ASC 340”) to a portfolio containing multiple contracts, as they are similar in their characteristics, and the financial statement effects of applying ASC Subtopic 340-40 to that portfolio would not differ materially from applying it to the individual contracts within that portfolio.

Changes in the deferred contract acquisition costs during the years ended January 31, 2021 and 2020 were as follows:

(in thousands)
Balance upon adoption of ASC 340 on February 1, 2019	$2,189
Capitalization of deferred contract acquisition costs	2,318
Amortization of deferred contract acquisition costs	(675)

Balance as of January 31, 2020	$3,832

Capitalization of deferred contract acquisition costs	2,908
Amortization of deferred contract acquisition costs	(1,206)

Balance as of January 31, 2021	$5,534

Deferred acquisition costs capitalized on the consolidated balance sheets were as follows:

	January 31
	2021	2020
	(in thousands)
Deferred contract acquisition costs, current	$1,550	$1,013
Deferred contract acquisition costs, noncurrent	3,984	2,819

Total deferred contract acquisition costs	$5,534	$3,832

Research and Development

Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated overhead. Research and development costs are expensed as incurred.

Stock-based Compensation

The Company measures and recognizes compensation expense for all stock-based awards, including stock options and restricted common stock, granted to employees and directors based on the estimated fair value of the awards on the date of grant. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company amortizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended January 31, 2021, 2020, and 2019 were not material.

Warranty

The Company provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to networked charging systems cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the years ended January 31, 2021, 2020, and 2019 was $3.4 million, $2.8 million, and $2.0 million, respectively.

In addition, the Company offers paid-for subscriptions to extended maintenance service plans under Assure. Assure provides both the labor and parts to maintain the products over the subscription terms of typically one to five years. The costs related to the Assure program are expensed as incurred and charged to subscriptions cost of revenue.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally the local currency. The translation of foreign currencies into U.S. dollars is performed for monetary assets and liabilities at the end of each reporting period based on the then current exchange rates. Non-monetary items are translated using historical exchange rates. For revenue and expense accounts, an average foreign currency rate during the period is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in other income (expense), net for the period.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.

Net Loss per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. The Company also considers any shares issued on the early exercise of stock options subject to repurchase to be participating securities because holders of such shares have nonforfeitable dividend rights in the event a dividend is paid on common stock. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock, as well as the holders of early exercised shares subject to repurchase, do not have a contractual obligation to share in the losses of the Company. As such, the Company’s net losses for the years ended January 31, 2021, 2020, and 2019 were not allocated to these participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to common stockholders adjusts basic net loss per share for the effect of dilutive securities, including stock options. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recently Adopted Accounting Standards

In June 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements,” which expands the disclosure requirements for Level 3 fair value measurements and expands disclosures for measurement uncertainty. This guidance became effective for annual reporting periods beginning after December 15, 2019. The Company adopted the guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued 2018-15, “Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred In a Cloud Computing

Arrangement That Is a Service Contract,” which reduces complexity of the accounting for costs of implementing a cloud computing service arrangement. The guidance is effective for annual reporting periods beginning after December 15, 2020. The Company early adopted this guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance is effective for the Company beginning on March 12, 2020 and it will apply the amendments prospectively through December 31, 2022. The Company adopted this guidance during fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In May 2014, the FASB issued ASC 606 with several subsequent amendments. ASC 606 amends the existing accounting standards for revenue recognition. The new guidance provides a new model to determine when and over what period revenue is recognized. Revenue is recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company early adopted the new revenue standard as of February 1, 2019 using the modified retrospective approach. The impact of the adoption was not material to the Company’s consolidated financial statements and disclosures. Comparative information prior to the date of adoption has not been restated and continues to be reported under the accounting standards in effect for those periods.

With the adoption of ASC 606 the Company also early adopted ASC 340 which requires the deferral of incremental costs of obtaining a customer contract which, under the old guidance, were expensed as incurred. The guidance requires the deferral of incremental contract acquisition costs and subsequent amortization over the expected period of benefit. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. The amortization of these costs is charged to sales and marketing expenses in the consolidated statements of operations. The cumulative impact of ASC 340 adoption on February 1, 2019 resulted in an increase of $2.2 million in total assets related to costs to obtain customer contracts that were previously expensed as incurred but would have been capitalized under ASC 340. Upon adoption, the Company recorded the cumulative impact of adoption as an adjustment to the Company’s accumulated deficit on February 1, 2019. Prior periods were not retroactively adjusted.

The adoption of ASC 340 resulted in a net decrease in sales and marketing expenses due to the capitalization and related amortization of deferred contract acquisition costs that would have been expensed as incurred prior to adoption. During the year ended January 31, 2020, the adoption of ASC 340 resulted in offsetting changes within operating assets and liabilities and had no net impact on the consolidated statements of cash flows.

In February 2016, the FASB issued ASC 842. The guidance is effective for annual reporting periods for non-public business entities beginning after December 15, 2021 and early adoption is permitted. The new standard requires lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding ROU assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either (a) retrospectively to each prior comparative reporting period presented, or (b) retrospectively at the beginning of the period of adoption.

The Company has early adopted ASC 842 as of February 1, 2019 on a modified retrospective basis. Prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under previous lease guidance, ASC 840, Leases. Upon adopting ASC 842 at the beginning of the fiscal year ended January 31, 2020, as a lessee, the Company recognized operating lease right-of-use assets of $11.3 million and operating lease liabilities of $12.5 million and corresponding reductions of $1.6 million to deferred rent and $0.4 million to prepaid rent. The adoption of the standard did not result in any adjustments to accumulated deficit. See Note 6, Leases, for more information.

For lessor accounting, the impact was not material to the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The new standard simplifies the measurement of goodwill by eliminating step two of the two-step impairment test. Step two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual reporting periods beginning after December 15, 2021. The Company early adopted this guidance at the beginning of fiscal year 2020. The impact of the adoption had no impact on the Company’s consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” The new guidance reduces the complexity associated with an issuer’s accounting for certain financial instruments with characteristics of liability and equity. Specifically, the FASB determined that a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. This guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance at the beginning of fiscal year 2020. The adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement- Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The new guidance permits, but does not require, companies to reclassify the stranded tax effects of the Tax Cuts and Jobs Act (the “Act”) on items within accumulated other comprehensive income to retained earnings. This guidance became effective for annual reporting periods beginning after December 15, 2018. The Company did not elect to reclassify the stranded tax effects of the Act on items within accumulated other comprehensive income to retained earnings.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting.” The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and to account for awards to non-employees using the grant date fair value without subsequent periodic measurement. The guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance in fiscal year 2020 using a modified retrospective transition method. Adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company’s annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606”, which clarifies when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporates unit-of-account guidance consistent with ASC 606 to aid in this determination. The guidance is effective for the Company’s annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for the Company’s annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40),” which modifies and simplifies accounting for convertible instruments. The new guidance eliminates certain separation models that require separating embedded conversion features from convertible instruments. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation. The guidance will be effective for annual reporting periods beginning after December 15, 2023. Early adoption is permitted, but no earlier than for fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 — Receivables-Nonrefundable Fees and Other Costs,” which clarifies the accounting for the amortization period for certain purchased callable debt securities held at a premium by giving consideration to securities which have multiple call dates. The guidance will be effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted for annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

3. Fair Value Measurements

The Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows:

		Gross Unrealized			Reported as:
January 31, 2021	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
				(in thousands)
Cash	$35,788	$—	$—	$35,788	$35,788	$—
Level 1
Money market funds	109,703	—	—	109,703	109,703	—

Total assets measured at fair value on a recurring basis	$145,491	$—	$—	$145,491	$145,491	$—

		Gross Unrealized			Reported as:
January 31, 2020	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
				(in thousands)
Cash	$33,266	$—	$—	$33,266	$33,266	$—
Level 1
Money market funds	39,487	—	—	39,487	39,487	—
Level 2
U.S. treasury bills	47,014	23	—	47,037	—	47,037

Total assets measured at fair value on a recurring basis	$119,767	$23	$—	$119,790	$72,753	$47,037

The money market funds were classified as cash and cash equivalents on the consolidated balance sheets and were within Level 1 of the fair value hierarchy. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of January 31, 2021 and 2020. Realized gains and losses, net of tax, were not material for any of the periods presented.

All of the Company’s U.S. treasury bills were classified as short-term investments on the consolidated balance sheets and were within Level 2 of the fair value hierarchy because they were valued using inputs other than quoted prices in active markets that were observable either directly or indirectly that may include benchmark yields, reported trades, broker/dealer quotes, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. Realized gains and losses, net of tax, were not material for any of the periods presented.

As of January 31, 2021 and 2020, the Company had no investments with a contractual maturity of greater than one year.

The Company’s only Level 3 financial instruments were its redeemable convertible preferred stock warrants. See Note 11 for information on the valuation of the redeemable convertible preferred stock warrant liability.

4. Acquisitions

In fiscal year 2019, the Company acquired an electric fleet and energy management business for a total purchase consideration of $1.5 million in cash. The Company recognized intangible assets related to customer relationships of $0.3 million and goodwill of $1.2 million. The goodwill amount represented synergies related to the Company’s existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes. Acquisition costs were not material and were charged to general and administrative expenses in the consolidated statements of operations as incurred. The intangible assets were recorded at fair value and were fully amortized as of January 31, 2020.

Unaudited pro forma results of operations for fiscal years 2019 was not provided because the historical operating results of the acquired business was not material and pro forma results would not be materially different from reported results for the periods presented.

In addition to the purchase consideration, the Company provided an additional $1.0 million of cash compensation awards and 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. Total grant date fair value for the restricted common stock was $0.6 million. The Company recognizes expenses related to the cash compensation awards and restricted common stock on a straight-line basis over the requisite service period of two years. See Note 10 for further information on the restricted common stock.

5. Balance Sheet Components

Inventories

Inventories consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Raw materials	$13,029	$11,335
Work-in-progress	68	—
Finished goods	20,495	14,084

Total Inventories	$33,592	$25,419

Property and equipment, net

Property and equipment, net consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Furniture and fixtures	$1,594	$1,347
Computers and software	5,384	4,350
Machinery and equipment	10,605	7,614
Tooling	7,705	6,299
Leasehold improvements	9,398	8,869
Owned and operated systems	17,703	8,422
Construction in progress	2,462	5,796

	54,851	42,697

Less: Accumulated depreciation	(24,863)	(14,756)

Total Property and Equipment, Net	$29,988	$27,941

Depreciation expense for the years ended January 31, 2021, 2020, and 2019 was $10.1 million, $7.1 million, and $3.9 million, respectively.

Amortization expense for intangible assets for the years ended January 31, 2020 and 2019 was $0.6 million and $0.2 million, respectively. There was no amortization expense for the year ended January 31, 2021.

Accrued and other current liabilities

Accrued and other current liabilities consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Accrued expenses	$18,404	$11,335
Refundable customer deposits	6,482	5,241
Payroll and related expenses	7,547	6,727
Taxes payable	5,213	5,348
Operating lease liabilities, current	2,393	3,979
Warranty accruals	3,000	2,000
Other liabilities	4,123	3,029

Total Accrued and Other Current Liabilities	$47,162	$37,659

6. Leases

The Company leases its office facilities under non-cancellable operating leases with various lease terms. The Company also leases certain office equipment under operating lease agreements. As of January 31, 2021, non-cancellable leases expire on various dates between fiscal years 2022 and 2030.

Generally, the Company’s non-cancellable leases include renewal options to extend the lease term from one to five years. The Company has not included any renewal options in its lease terms as these options are not reasonably certain of being exercised. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of January 31, 2021 and 2020, lease balances were as follows:

	January 31,
	2021	2020
	(in thousands)
Operating leases
Operating lease right-of-use assets	$21,817	$10,269

Operating lease liabilities, current	2,286	3,979
Operating lease liabilities, noncurrent	22,459	8,230

Total operating lease liabilities	$24,745	$12,209

The Company recognizes operating lease costs on a straight-line basis over the lease period. Lease expense for the years ended January 31, 2021, 2020, and 2019 was $5.1 million, $4.5 million, and $3.1 million, respectively. Operating lease costs for short-term leases and variable lease costs were not material during the years ended January 31, 2021 and January 31, 2020.

Maturities of the operating lease liabilities as of January 31, 2021 were as follows:

(in thousands)
Years Ending January 31,
2022	$4,719
2023	5,123
2024	4,334
2025	4,152
2026	3,833
Thereafter	13,855

Total undiscounted operating lease payments	$36,016

Less: imputed interest	(11,271)

Total operating lease liabilities	$24,745

Maturities of the operating lease liabilities as of January 31, 2020 were as follows:

(in thousands)
Years Ending January 31,
2021	$4,849
2022	4,809
2023	2,671
2024	268
2025	292
Thereafter	1,341

Total undiscounted operating lease payments	$14,230
Less: imputed interest	(2,021)

Total operating lease liabilities	$12,209

Other supplemental information as of January 31, 2021 and 2020 was as follows:

	January 31,
	2021	2020
Lease Term and Discount Rate

Weighted-average remaining operating lease term (years)	7.5	3.7
Weighted-average operating lease discount rate	7.9%	8.7%

Other supplemental cash flow information for the years ended January 31, 2021 and January 31, 2020 was as follows:

	Year ended January 31,
	2021	2020
	(in thousands)
Supplemental Cash Flow Information
Cash paid for amounts in the measurement of operating lease liabilities	$4,226	$4,527

As of January 31, 2021, the Company has additional operating leases of approximately $1.0 million that have not yet commenced and as such, have not yet been recognized on the Company’s Consolidated Balance Sheet. These operating leases are expected to commence on February 1, 2021 with lease terms of up to 4.5 years.

7. Debt

In December 2014, the Company entered into a $20.0 million term loan agreement to finance working capital requirements and repay certain indebtedness of the Company’s original credit facility (the “2014 Loan”). The 2014 Loan was to be repaid in forty-eight monthly installments commencing on September 1, 2016; the first fifteen payments were interest only, followed by thirty-three equal monthly payments of principal and interest. Interest was calculated at 8.75% plus LIBOR, provided that the interest rate could not be less than 9.75%. The borrowings were secured by substantially all of the Company’s assets.

In July 2018, the Company entered into a term loan facility with certain lenders (the “2018 Loan”) with a borrowing capacity of $45.0 million to finance working capital and repay all outstanding amounts owed under the 2014 Loan, of which $10.0 million expired unused in June 2019. The Company borrowed $35.0 million, with issuance costs of $1.1 million and net proceeds of $33.9 million. The 2018 Loan is secured by substantially all of the Company’s assets, contains customary affirmative and negative covenants, and requires the Company to maintain minimum cash balances and attain certain customer billing targets. The 2018 Loan has a five-year maturity and interest is calculated at LIBOR plus 6.55%. The 2018 Loan agreement was amended on March 20, 2019 to extend the interest only monthly payments through June 30, 2021 to be followed by equal monthly payments of principal and interest. The Company believes that the fair value of the term loan approximates the recorded amount as of January 31, 2021, as the interest rates on the long-term debt are variable and the rates are based on market interest rates after consideration of default and credit risk (using Level 2 inputs). As of January 31, 2021 and 2020 the Company was in compliance with all financial and non-financial debt covenants.

Transaction costs upon entering into the 2018 Loan were recorded as debt discount and are amortized over the term of the 2018 Loan.

Total interest expense incurred during the years ended January 31, 2021, 2020, and 2019 was $3.3 million, $3.5 million, and $3.7 million, respectively. There was no accrued interest as of January 31, 2021 and 2020.

Total future principal payments under all borrowings as of January 31, 2021 were as follows:

(in thousands)
Years Ending January 31,
2022	11,667
2023	17,500
2024	5,833

Total payments	$35,000

In March 2021, the Company repaid the entire loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million.

8. Commitments and Contingencies

Purchase Commitments

Open purchase commitments are for the purchase of goods and services related to, but not limited to, manufacturing, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the consolidated balance sheets as of January 31, 2021 and 2020 as the Company had not yet received the related goods or services. The Company had open purchase commitments for goods and services of $64.1 million as of January 31, 2021. All of them are expected to be received by January 31, 2024.

Legal Proceedings

The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred.

The Company believes it has recorded adequate provisions for any such lawsuits, claims, and proceedings as of January 31, 2021. Based on its experience, the Company believes that damage amounts claimed in these matters are not meaningful indicators of potential liability. Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters described herein cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

Guarantees and Indemnifications

The Company has service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such commitments.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. Additionally, the Company may be required to indemnify for claims caused by its negligence or willful misconduct. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Letters of Credit

The Company had $0.4 million of secured letters of credit outstanding as of January 31, 2021 and 2020. These primarily relate to support of customer agreements and are fully collateralized by cash deposits which the Company recorded in restricted cash on its consolidated balance sheets based on the term of the remaining restriction.

9. Redeemable Convertible Preferred Stock

In fiscal year 2021, the Company issued 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants for total cash proceeds of $127.0 million, net of issuance costs of $0.2 million. On issuance, the Company’s redeemable convertible preferred stock and common stock warrants were recorded at fair value of the amount of allocated proceeds, net of issuance costs. The Company performed a valuation of the Series H-1 redeemable convertible preferred stock as well as the common stock warrants. The common stock warrants were valued using a Black-Scholes Option pricing model. Based upon that valuation, the Company allocated the net proceeds between the Series H-1 redeemable convertible preferred stock and common stock warrants of $95.5 million and $31.5 million, respectively, based on their relative fair values. In addition, the Company evaluated the conversion feature of the Series H-1 redeemable convertible preferred stock to assess whether it met the definition of a beneficial conversion feature (“BCF”). As the fair value of a share of common stock exceeded the effective conversion price at the issuance date, the Series H-1 redeemable convertible preferred stock contained a BCF. The intrinsic value of $60.4 million was recorded as a discount to the Series H-1 redeemable convertible preferred stock and a credit to additional paid-in capital. As a result of the shares being readily convertible into shares of the Company’s common stock at the option of the holders, the full value of the BCF was immediately recorded as a deemed dividend through additional paid-in capital to reflect the accretion of the discount resulting from the at-issuance BCF embedded within the redeemable convertible preferred stock.

In fiscal year 2020, the Company issued 2.6 million shares of Series H redeemable convertible preferred stock and 0.9 million common stock warrants for total cash proceeds of $14.9 million, net of $0.1 million of issuance costs. Of the total cash proceeds, $14.8 million, net of $0.1 million of issuance costs, was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

In fiscal year 2019, the Company issued 39.7 million shares of Series H redeemable convertible preferred stock and 13.2 million common stock warrants for total cash proceeds of $216.6 million, net of $8.4 million of issuance costs. Of the total cash proceeds, $215.2 million, net of $8.4 million of issuance costs was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

Redeemable convertible preferred stock as of January 31, 2021, 2020, and 2019, respectively, consisted of the following:

	January 31, 2021
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	42,298,202	240,000	229,925
Series H-1	22,427,306	22,427,306	129,795	95,456

	185,812,009	183,558,355	$693,548	$615,697

	January 31, 2020
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	42,298,202	240,000	229,925

	163,384,703	161,131,049	$563,753	$520,241

	January 31, 2019
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	39,654,564	225,000	215,169

	163,384,703	158,487,411	$548,753	$505,485

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions — The holders of the outstanding shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s Board of Directors, a noncumulative dividend at the annual rate per share of $10.29, $8.55, $23.05, $0.0989, $0.0989, $0.1992, $0.3493, and $0.4539, respectively, per annum, adjustable for certain events, such as stock splits and combinations. The holders of the outstanding shares of Series H-1 redeemable convertible preferred stock are entitled to receive a cumulative dividend accrued at the annual rate of $0.4539 per share, accruing on a daily basis through the second anniversary of the issuance of the Series H-1 redeemable convertible preferred stock. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends as of January 31, 2021. As of January 31, 2021, total unpaid accumulated dividends due to the Series H-1 redeemable convertible preferred stockholders were $16.8 million.

Liquidation preference — In the event of any liquidation, dissolution, winding up or change of control of the Company, whether voluntary or involuntary, the holders of Series H-1 redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H-1 redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H-1 redeemable convertible preferred stock, the holders of Series H redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H redeemable convertible preferred stock, holders of Series G redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $4.3659 per share for each share of Series G redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series G redeemable convertible preferred stock, holders of Series F redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4903 per share for each share of Series F redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series F redeemable convertible preferred stock, holders of Series E redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4718 per share for each share of Series E redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series E redeemable convertible preferred stock, holders of Series D redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $1.2359 per share for each share of Series D redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series D redeemable convertible preferred stock, the holders of the Series C and Series B redeemable convertible preferred stock are entitled to receive the amount of $288.00 and $107.15 per share, respectively, for each share of Series C and Series B redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series C and Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock are entitled to receive the amount of $128.60 per share, respectively, for each share of Series A redeemable convertible preferred stock share then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series A redeemable convertible preferred stock, the entire remaining assets and surplus funds of the Company legally available for distribution, if any, shall be distributed pro rata among the holders of the then outstanding common stock and redeemable convertible preferred stock on an as-converted basis, rounded down to the next whole number of shares on a pari passu basis according to the number of shares of common stock held by such holders, until such time as each holder of then outstanding Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock have received an aggregate amount equal to 2, 4, 4, 4, 2.5, 4, 2, 2, and 2 times the preference amount, respectively, of each share of redeemable convertible preferred stock held by each holder. After these distributions have been paid to all holders of redeemable convertible preferred stock, then the holders of then outstanding common stock will be entitled to receive all remaining assets of the Company legally available for distribution pro rata according to the number of outstanding shares of common stock then held by each holder. The redeemable convertible preferred stock will be deemed to have been automatically converted into common stock if the redemption amount per share on an as-converted basis would be greater than such holder would otherwise be entitled to.

Conversion rights — Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing $91.42, $81.32, $139.14, $1.2359, $1.2359, $2.4903, $4.3659, $5.674, and $5.674, respectively, by the conversion price of $1.8946, $1.8946, $1.8946, $1.2359, $1.2359, $2.4903, $4.3659, $5.674, and $5.674, respectively, in effect on the date the certificate is surrendered for conversion.

The holders of each series of redeemable convertible preferred stock shall benefit from certain anti-dilution adjustments in the event the Company issues shares at a per share price lower than the respective issuance price of each series of redeemable convertible preferred stock.

The redeemable convertible preferred stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment of an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, that has a public offering price of not less than $11.348 per share, adjusted for any stock dividends, combinations, splits, or recapitalizations, and which results in aggregate gross proceeds to the Company of not less than $100.0 million, net of underwriting discounts, commissions, and expenses.

Redemption and Balance Sheet Classification — While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, Series D, Series, F, and Series H redeemable convertible preferred stock have the right to appoint one, two, three, two, and two directors to the Company’s board of directors, respectively.

10. Common Stock

As of January 31, 2021 and 2020, the Company was authorized to issue 300,793,984 and 241,000,000 shares of common stock, respectively, with a par value of $0.0001 per share. There were 23,039,344 and 11,959,079 shares issued and outstanding as of January 31, 2021 and 2020, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Restricted Common Stock

In connection with a business combination in fiscal year 2019 as referenced in Note 4, the Company granted 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. During the years ended January 31, 2021, 2020 and 2019, 166,667, 400,000 and 233,333 shares of restricted common stock vested, respectively. As of January 31, 2021, no shares of restricted common stock remained unvested.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance on an as-if converted basis, were as follows:

	January 31,
	2021	2020
Conversion of redeemable convertible preferred stock	193,696,282	171,268,976
Stock options issued and outstanding	30,270,096	35,002,473
Redeemable convertible preferred stock warrants outstanding	2,366,592	2,366,592
Common stock warrants outstanding	36,526,706	14,099,400
Shares available for grant under 2017 Stock Option Plan	4,543,840	5,864,849

Total shares of common stock reserved	267,403,516	228,602,290

11.	Stock Warrants

In connection with its issuance of Series H-1 redeemable convertible preferred stock in the fiscal year 2021, the Company issued 22.4 million common stock warrants which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

In connection with its issuance of Series H redeemable convertible preferred stock in fiscal years 2020 and 2019, the Company issued 0.9 million and 13.2 million common stock warrants, respectively, which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

Warrants issued and outstanding as of January 31, 2021 and 2020 consisted of the following:

Common Stock Warrants

	January 31, 2021
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Common Stock	22,427,306	$6.00	7/31/2030 – 8/6/2030
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029

Total outstanding common stock warrants	36,526,706

	January 31, 2020
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029

Total outstanding common stock warrants	14,099,400

Redeemable Convertible Preferred Stock Warrants

	January 31, 2021 and 2020
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Series B Preferred Stock	2,694	$107.15	4/30/2021
Series D Preferred Stock	1,441,834	$1.24	4/20/2022 – 1/24/2024
Series E Preferred Stock	809,126	$1.24	12/24/2024 – 7/15/2025

Total outstanding redeemable convertible preferred stock warrants	2,253,654

The liability associated with these warrants was subject to remeasurement at each balance sheet date using the Level 3 fair value inputs and was as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Fair value at beginning of period	$2,718	$1,843	$1,455
Change in fair value	73,125	875	388

Fair value at end of period	$75,843	$2,718	$1,843

The Level 3 fair value inputs used in the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

	January 31,
	2021	2020	2019
Expected volatility	80.5%	58.4%	65.0%
Risk-free interest rate	0.1%	1.6%	2.8%
Dividend rate	0.0%	0.0%	0.0%
Expected term (years)	1.4	2.0	2.0

Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In July 2020, the Company began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for the Company, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of January 31, 2021.

12.	Stock Option Plan and Stock-based Compensation

In 2007, the Company adopted its 2007 Stock Option Plan (the “2007 Plan”) which provides for the granting of stock options to employees, directors, and consultants of the Company. In 2017, the Company adopted its 2017 Stock Option Plan (the “2017 Plan”). Stock options granted under both the 2007 and 2017 Plans may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). As of January 31, 2021, 4.5 million shares of common stock remained available for issuance under the 2017 Plan. Stock-based awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2017 Plan.

The 2007 Plan and 2017 Plan allow for the early exercise of stock options for certain individuals as determined by the Company’s board of directors. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase any unvested shares. Early exercises of stock options are not deemed to be outstanding shares for accounting purposes until those shares vest according to their respective vesting schedules. Accordingly, the consideration received for early exercises of stock options are initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. As of January 31, 2021 and 2020, liabilities for unvested shares related to early exercises of stock options were not material. The related number of unvested shares subject to repurchase was also not material for any period presented.

Stock options under the 2017 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s board of directors. Stock options granted generally vest over four years and at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.

Activity under the Company’s stock option plans is set forth below:

	Number of Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 31, 2018	29,054,125	$0.59	7.7	$8,905,754

Granted	8,841,667	$0.57
Exercised	(3,867,083)	$0.35		$(1,364,006)
Cancelled	(2,258,669)	$0.75

Outstanding as of January 31, 2019	31,770,040	$0.60	7.4	$7,456,493

Granted	10,817,150	$0.75
Exercised	(4,846,949)	$0.47		$(3,464,262)
Cancelled	(2,737,768)	$0.83

Outstanding as of January 31, 2020	35,002,473	$0.65	7.3	$19,314,017

Granted	8,942,585	$0.75
Exercised	(11,080,265)	$0.55		$(110,643,446)
Cancelled	(2,594,697)	$0.84

Outstanding as of January 31, 2021	30,270,096	$0.70	7.3	$1,064,538,557

Options vested and expected to vest as of January 31, 2021	27,577,564	$0.69	7.2	$969,997,293

Exercisable as of January 31, 2021	16,647,652	$0.68	6.4	$586,047,442

Activity for exercised awards includes early exercises of stock options such that these awards are not considered outstanding stock options upon exercise.

The activity above also includes a grant of a total of 1.5 million stock option awards subject to both service and performance-based vesting conditions to the Chief Executive Officer under the 2017 Plan (“CEO awards”). These stock options have a weighted-average exercise price of $0.75 per share. Upon initial grant in June 2020, these stock option awards had a grant date fair value of $1.1 million and were to vest on the fourth anniversary from the date of grant provided that positive operating income was achieved at the end of fiscal year 2024.

In September 2020, the CEO awards were modified to vest in a single installment on January 31, 2024 contingent upon the closing of the Merger and the Chief Executive Officer’s continuous employment by the

Company through January 31, 2024. No stock-based compensation expense has been recorded as the CEO awards were improbable of vesting before and after the modification in September 2020, because the performance-based vesting condition is contingent upon the closing of the Merger which is not deemed probable until consummated.

In December 2020, the CEO awards were modified again to accelerate vesting of 12.5% of stock options at any time through January 31, 2024 contingent upon certain additional service-based trigger events. For the year ended January 31, 2021, no stock-based compensation expense has been recorded as the CEO awards remained to be improbable of vesting before and after the modification in December 2020. As of January 31, 2021, the total compensation cost related to these unvested CEO awards not yet recognized was $44.3 million after the impact of the modifications.

Total stock-based compensation expense for stock awards recognized during the years ended January 31, 2021, 2020, and 2019 was $4.9 million, $2.9 million, and $1.7 million, respectively. As of January 31, 2021, total unrecognized compensation cost related to stock awards was $9.8 million and is expected to be recognized over a weighted-average period of 2.5 years.

The weighted-average grant date fair value of options granted in the years ended January 31, 2021, 2020, and 2019 was $0.94, $0.31, and $0.24 per share, respectively. The total grant date fair value of options vested during the years ended January 31, 2021, 2020, and 2019 was $5.4 million, $2.5 million, and $1.8 million, respectively.

Stock-based Compensation Associated with Awards

The Company records stock-based compensation expense for stock options based on the estimated fair value of the options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The weighted-average assumptions in the Black-Scholes option-pricing models used to determine the fair value of stock options granted during the years ended January 31, 2021, 2020, and 2019 were as follows:

	Year Ended January 31,
	2021	2020	2019
Expected volatility	49.1% – 51.6%	40.3% – 40.9%	40.9% – 41.6%
Risk-free interest rate	0.3% – 1.6%	1.4% – 2.4%	2.7% – 2.9%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.0 – 5.9	6.1 – 6.4

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The following sets forth the total stock-based compensation expense for the Company’s stock options and restricted common stock included in the Company’s consolidated statements of operations:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$115	$39	$28
Research and development	1,807	871	419
Sales and marketing	1,501	1,164	541
General and administrative	1,524	863	718

Total stock-based compensation expense	$4,947	$2,937	$1,706

13.	Income Taxes

The components of net loss before income taxes were as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Domestic	$(197,908)	$(134,578)	$(108,663)
Foreign	1,082	475	695

Net loss before income taxes	$(196,826)	$(134,103)	$(107,968)

The components of the provision for (benefit from) income taxes were as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Current
Federal	$—	$—	$—
State	47	35	—
Foreign	151	189	119

Total current	$198	$224	$119

Deferred
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred	—	—	—

Total provision for income taxes	$198	$224	$119

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate was as follows:

	Year Ended January 31,
	2021	2020	2019
Tax at federal statutory rate	21.0%	21.0%	21.0%
Permanent differences	(0.6)%	(1.5)%	(0.8)%
Warrant Mark to Market	(7.8)%	(0.1)%	(0.1)%
Stock-based compensation	(0.2)%	(0.2)%	(0.2)%
Change in valuation allowance	(13.6)%	(21.1)%	(21.9)%
Research and development tax credits	1.1%	1.8%	1.9%

Effective tax rate	(0.1)%	(0.1)%	(0.1)%

The significant components of the Company’s deferred tax assets and liabilities as of January 31, 2021 and 2020 were as follows:

	Year Ended January 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Net operating losses	$114,154	$105,663
Research & development credits	12,054	14,320
Deferred revenue	15,270	6,968
Accruals and reserves	$8,102	$6,692
Stock-based compensation	980	653
Operating lease liabilities	6,999	3,370

Total deferred tax assets	157,559	137,666

Less: valuation allowance	(150,991)	(134,337)
Deferred tax liabilities:
Depreciation and amortization	(375)	(489)
Operating lease right-of-use assets	(6,186)	(2,834)

Total deferred tax liabilities	(6,561)	(3,323)

Net deferred tax assets	$7	$6

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the Company’s historical operating losses, the Company believes that it is more likely than not that all of the deferred tax will not be realized; accordingly, the Company has recorded a full valuation allowance on its net domestic deferred tax assets as of January 31, 2021 and 2020. The valuation allowance increased by $16.7 million, $36.2 million, and $29.8 million during the years ended January 31, 2021, 2020, and 2019, respectively. The increases were primarily driven by losses and tax credits generated in the United States. As of January 31, 2021, the Company believes it is not more likely than not that the US deferred tax assets will be fully realizable and continues to maintain a full valuation allowance against its net US deferred tax assets.

As of January 31, 2021, the Company had federal and California state net operating loss (“NOL”) carryforwards of $434.7 million and $229.7 million, respectively, of which $281.9 million of the federal NOL carryforwards can be carried forward indefinitely. The federal and California state net operating loss carryforwards begin to expire in 2028 and 2029, respectively. In addition, the Company had NOLs for other states of $134.7 million, which expire beginning in the year 2022.

As of January 31, 2021, the Company had federal and California state research credit carryforwards of $5.1 million and $8.8 million, respectively. The federal credit carryforwards will begin to expire in 2039. The California research credit carryforwards can be carried forward indefinitely. The Company had alternative refueling property tax credits that are permanently limited by Section 382.

Under Internal Revenue Code Section 382, the Company’s ability to utilize NOL carryforwards or other tax attributes such as research tax credits, in any taxable year may be limited if the Company experiences, or has experienced, an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. The Company performed a Section 382 analysis through January 31, 2021. The Company has experienced ownership changes in the prior periods. As a result of the ownership changes, it was estimated that approximately $53.1 million of Federal NOLs, $40.3 million of California NOLs, and $9.7 million of federal tax credits are expected to expire for income tax purposes, and such amounts are excluded from the carryforwards balance as of January 31, 2021. The Company expects to complete the Section 382 analysis during the year ending January 31, 2022. Subsequent ownership changes may affect the limitation in future years.

The following table summarizes the activity related to unrecognized tax benefits as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Unrecognized tax benefits — beginning	$10,153	$6,884	$4,445
Gross decreases — prior period tax position	(3,620)	—	—
Gross increases — current period tax position	2,869	3,269	2,439

Unrecognized tax benefits — ending	$9,402	$10,153	$6,884

As of January 31, 2021, the Company had unrecognized tax benefits of $9.4 million, which would not impact the effective tax rate, if recognized, due to the valuation allowance. The Company does not expect its unrecognized tax benefits will significantly change over the next twelve months.

The Company is subject to income taxes in United States federal and various state, local, and foreign jurisdictions. The tax years from 2007 to 2020 remain open to examination due to the carryover of unused net operating losses or tax credits. As of January 31, 2021, the Company is not subject to income tax examinations by any tax authority.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax (AMT) credits immediately refundable; providing a 5-year carryback of net operating losses (NOLs) generated in tax years 2019, 2020, and 2021, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2022; temporarily liberalizing the interest deductibility rules under Section 163(j) of the CARES Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2020 and 2021 and giving taxpayers the election of using 2020 adjusted taxable income for purposes of computing 2021 interest deductibility. The CARES Act did not have a material impact on the Company’s tax provision for the year ended January 31, 2021.

The Consolidated Appropriations Act, 2021, which was enacted on December 27, 2020, has expanded, extended, and clarified selected CARES Act provisions, specifically on Paycheck Protection Program (PPP) loan and Employee Retention Tax Credit, 100% deductibility of business meals as well as other tax extenders. The Consolidated Appropriations Act did not have a material impact on the Company’s tax provision for the year ended January 31, 2021.

On June 29, 2020, California Assembly Bill 85 was signed into law. The legislation suspends the California net operating loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of certain California tax credits for 2020, 2021, and 2022. The legislation disallows the use of California net operating loss deductions if the taxpayer recognizes business income and its adjusted gross income is greater than $1 million. Additionally, any business credit will only offset a maximum of $5 million of California tax. Given the Company’s loss position in the current year, the new legislation did not impact the tax provision for the year ended January 31, 2021. The Company will continue to monitor possible California net operating loss and credit limitations in future periods.

The Company intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries in those operations. Therefore, the Company has not accrued any provision for taxes associated with the repatriation of undistributed earnings from its foreign subsidiaries as of January 31, 2021. The amount of unrecognized deferred tax liability on these undistributed earnings was not material as of January 31, 2021.

14.	Related Party Transactions

Daimler AG and its affiliated entities (“Daimler”) is an investor in the Company and one of its employees is a member of the Company’s board of directors. The following revenue transactions took place between the Company and Daimler during the respective fiscal years:

	Year ended January 31,
	2021	2020	2019
	(in thousands)
Daimler	$3,457	$3,112	$1,082

Revenue from related parties	$3,457	$3,112	$1,082

Related party accounts receivable as of January 31, 2021 and 2020 from Daimler were $1.2 million and $0.9 million, respectively.

15.	Geographic Information

Revenue by geographic area based on the shipping address of the customers was as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
United States	$131,571	$130,184	$81,408
Rest of World	14,919	14,331	10,622

Total revenue	$146,490	$144,515	$92,030

Long-lived assets by geographic area were as follows:

	January 31,
	2021	2020
	(in thousands)
United States	$46,759	$36,836
Rest of World	5,046	1,374

Total long-lived assets	$51,805	$38,210

16.	Basic and Diluted Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended January 31, 2021, 2020, and 2019:

(in thousands, except share and per share data)	Year Ended January 31,
	2021	2020	2019
Numerator:
Net loss attributable to common stockholders	$(274,200)	$(134,327)	$(108,087)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,168,335	8,924,129	4,357,332

Net loss per share attributable to common stockholders, basic and diluted	$(18.08)	$(15.05)	$(24.81)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year Ended January 31,
	2021	2020	2019
Redeemable convertible preferred stock (on an as-converted basis)	193,696,282	171,268,976	168,625,338
Options to purchase common stock	30,270,096	35,002,473	31,770,040
Unvested restricted common stock	—	166,667	566,667
Unvested early exercised common stock options	372,459	59,031	59,172
Redeemable convertible preferred stock warrants (on an as-converted basis)	2,366,592	2,366,592	2,366,592
Common stock warrants	36,526,706	14,099,400	13,218,187

Total potentially dilutive common share equivalents	263,232,135	222,963,139	216,605,996

17.	Employee Benefit Plans

The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has not made any matching contributions to date.

18.	Subsequent Events

Subsequent events have been evaluated from the consolidated balance sheets date through March 31, 2021, the date on which these consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein, except as follows:

On February 26, 2021 (the “Closing Date”), the Company consummated a business combination (the “Closing”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback merged with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Switchback. As a result of the proposed business combination, Switchback will be renamed to ChargePoint Holdings, Inc. (“New ChargePoint”).

Pursuant to the terms of the business combination agreement, each stockholder of the Company shall receive 0.9966 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares (as defined below), for each share of the Company’s common stock, par value $0.0001 per share, owned by such the Company’s stockholder that was outstanding immediately prior to the Closing (other than any shares of the Company’s restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of New ChargePoint’s common stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225 million.

Pursuant to a letter agreement (the “Founders Stock Letter”) entered into in connection with the execution of the business combination, immediately prior to the Closing, the initial stockholders (i) surrendered to New ChargePoint, for no consideration and as a capital contribution to New ChargePoint, 984,706 Class B common stock, par value $0.0001 per share (“Founder Shares”), held by them (on a pro rata basis), whereupon such shares were immediately canceled, and (ii) subjected 900,000 Founder Shares (including New ChargePoint’s common stock issued in exchange therefor in the Merger) held by them to potential forfeiture in accordance with the terms of the Founders Stock Letter. Upon the Closing, all outstanding Founder Shares converted into Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, the NGP Switchback, LLC (the “Sponsor”) exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 Private Warrants at a price of $1.50 per warrant in satisfaction of $1.5 million principal amount of such loans.

In addition, pursuant to the terms of the business combination agreement, (1) warrants to purchase shares of capital stock of the Company were converted into warrants to purchase an aggregate of 38,761,031 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of the Company were converted into options to purchase an aggregate of 30,135,695 shares of New ChargePoint’s common stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of the Company that were outstanding pursuant to the “early exercise” of New ChargePoint options were converted into an aggregate of 345,689 restricted shares of New ChargePoint.

During the time period between the Closing Date and the five-year anniversary of the Closing Date, eligible former equity holders of the Company may receive up to 27 million additional shares of New ChargePoint’s common stock (the “Earnout Shares”) in the aggregate in three equal tranches of 9 million shares if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00, $20.00 and $30.00 for any 10 trading days within any 20 consecutive trading day period (“Trigger Events”). At close of the Business combination on February 26, 2021, the Company recorded a liability (“Earnout Liability”) of $828.1 million, based on the estimated fair value of the 27 million Earnout Shares with a corresponding reduction of additional paid-in capital in the equity section of the Company’s consolidated balance sheet. On March 19, 2021, as a result of the first two Trigger Events having been met, two of the three tranches for a total of 18 million Earnout Shares were issued with the related Earnout Liability being remeasured and partially settled by issuing the Earnout Shares at a closing market price of $27.84 per share as of that date. The remaining Earnout Liability related to the 9 million Earnout Shares of the third tranche was remeasured and reclassified to equity because the contingency of issuing a variable number of shares under the three tranches of the Earnout Liability was resolved such that the remaining third tranche provides for the issuance of a fixed number of shares of 9 million if the last Earnout Triggering Event is achieved. The combined impact from the remeasurement of the Earnout Liability resulted in a $84.4 million gain recognized as change of fair value in Earnout Liability in the consolidated statement of operations and an increase in additional paid-in capital of $743.7 million in the equity section of the Company’s consolidated balance sheet for the period ending April 30, 2021.

On March 15, 2021, the Company repaid the entire loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million of its term loan facility (“2018 Loan”).